Your VOTE is Important

SCANA Corporation 2011 Proxy
 Materials

Chairman’s Letter to Shareholders,

Notice of 2011 Annual Meeting,

Proxy Statement for Annual Meeting,

Annual Financial Statements,

Management’s Discussion and

    Analysis and Related Annual

    Report Information

March 14, 2011

Dear Shareholders:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Daylight Time, on Thursday, April 21, 2011. The meeting will be held at Leaside, 100 East Exchange Place, Columbia, South Carolina 29209. Directions are on the back of the ticket and on page 67 of this Proxy Statement. An admission ticket is required and is enclosed as part of your proxy card if you were a shareholder of record on the record date, March 3, 2011. If you hold your shares through a broker, you must provide proof of ownership on the record date in order to attend the meeting.

Enclosed is SCANA’s proxy statement and form of proxy for the 2011 Annual Meeting. The approximate date of mailing for this Proxy Statement and form of proxy is March 14, 2011. We are including SCANA’s annual consolidated financial statements, management’s discussion and analysis of financial condition and results of operations and related annual report information as an appendix to the proxy statement.

•	A Notice of 2011 Annual Meeting identifying the six proposals that will be presented at the Annual Meeting is enclosed.

•	At the meeting, we will give a brief report on SCANA’s 2010 business results.

•

If you vote by mail and plan to attend the meeting, please indicate your intention to do so on your proxy card. If you vote by telephone or through the Internet, please follow the instructions to indicate that you plan to attend the 2011 Annual Meeting.

•

If you will need special assistance at the meeting, please contact the Office of the Corporate Secretary, at 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, or call 803-217-7568 no later than Thursday, April 14, 2011.

•	Refreshments will be served beginning at 8:00 a.m.

Your vote is important. We encourage you to read this proxy statement and vote your shares as soon as possible. Please vote today either electronically by telephone or through the Internet, or by signing, dating and mailing your proxy card or broker’s voting instruction form in the envelope enclosed. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on the back of your proxy card or broker’s voting instruction form.

Sincerely,

William B. Timmerman

Chairman of the Board and Chief Executive Officer

Page
CHAIRMAN’S LETTER TO SHAREHOLDERS

NOTICE OF ANNUAL MEETING

PROXY STATEMENT

INFORMATION ABOUT THE SOLICITATION OF PROXIES	1

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING	1

VOTING PROCEDURES	3

PROPOSAL 1 — ELECTION OF DIRECTORS	6

NOMINEES FOR DIRECTORS	7

CONTINUING DIRECTORS	8

BOARD MEETINGS — COMMITTEES OF THE BOARD	12

GOVERNANCE INFORMATION	15

RELATED PARTY TRANSACTIONS	20

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21

EXECUTIVE COMPENSATION	23

Compensation Committee Processes and Procedures	23

Compensation Committee Interlocks and Insider Participation	24

Compensation Risk Assessment	24

Compensation Discussion and Analysis	24

Compensation Committee Report	38

Summary Compensation Table	39

2010 Grants Of Plan-based Awards	40

Outstanding Equity Awards at 2010 Fiscal Year-end	41

2010 Option Exercises and Stock Vested	42

Pension Benefits	43

2010 Nonqualified Deferred Compensation	44

Potential Payments Upon Termination or Change in Control	46

DIRECTOR COMPENSATION	54

2010 Director Compensation Table	57

AUDIT COMMITTEE REPORT	58

PROPOSAL 2 — APPROVAL OF AMENDMENT TO THE DIRECTOR COMPENSATION AND DEFERRAL PLAN	59

PROPOSAL 3 — APPROVAL OF AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK FROM 150,000,000 TO 200,000,000	61

PROPOSAL 4 — APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	62

PROPOSAL 5 — ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION	63

PROPOSAL 6 — ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF THE EXECUTIVE COMPENSATION VOTE	64

OTHER INFORMATION	66

FINANCIAL APPENDIX

Index to Annual Consolidated Financial Statements, Management’s Discussion and Analysis and Related Annual Report Information

NOTICE OF ANNUAL MEETING

Meeting Date:	Thursday, April 21, 2011

Meeting Time:	9:00 a.m., Eastern Daylight Time

Meeting Place:	Leaside 100 East Exchange Place Columbia, South Carolina 29209

Meeting Record Date:	March 3, 2011

Meeting Agenda:

1)   Election of four Class III Directors and one Class II Director

2)   Vote on an Amendment to the Director Compensation and Deferral Plan to increase the number of shares that may be reserved for issuance under the Plan

3)   Vote on an Amendment to the Articles of Incorporation to increase the authorized shares of common stock from 150,000,000 to 200,000,000

4)   Vote on the appointment of the independent registered public accounting firm

5)   Advisory vote on executive compensation

6)   Advisory vote on frequency of executive compensation vote

Shareholder List

Upon written request by a shareholder, a list of shareholders entitled to vote at the meeting will be available for inspection at SCANA’s Corporate Headquarters, 100 SCANA Parkway, Cayce, South Carolina 29033, during business hours from March 16, 2011 through the date of the meeting.

Admission to the Meeting

An admission ticket or proof of share ownership as of the record date is required. If you plan to use the admission ticket, please remember to detach it from your proxy card before mailing your proxy card. If you hold your shares through a broker or other nominee, you must provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a brokerage statement showing your share ownership as of March 3, 2011. Audio or visual recording, and related equipment, is strictly prohibited without SCANA’s prior written approval.

By Order of the Board of Directors,

Gina Champion

Corporate Secretary

SCANA Corporation

100 SCANA Parkway

Cayce, South Carolina 29033

PROXY STATEMENT

INFORMATION ABOUT THE SOLICITATION OF PROXIES

We are providing these proxy materials in connection with the solicitation by the Board of Directors of SCANA Corporation (“SCANA,” the “Company,” “we” or “us”), a South Carolina corporation, of proxies to be voted at our 2011 Annual Meeting of Shareholders, which will be held at 9:00 a.m., Eastern Daylight Time on Thursday, April 21, 2011, and at any adjournment or postponement of the meeting. The meeting will be held at Leaside, 100 East Exchange Place, Columbia, South Carolina 29209. These proxy materials are first being mailed to shareholders of record on or about March 14, 2011.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal 1 — Election of Directors

Four Class III Directors, whose terms expire at the 2011 Annual Meeting, have been nominated for reelection to serve until the Annual Meeting in 2014, or until their retirement dates, and one new Class II Director has been nominated for election to serve until the Annual Meeting in 2013. Please see “Proposal 1 – Election of Directors” beginning on page 6.

Proposal 2 — Approval of an Amendment to the Director Compensation and Deferral Plan

The Board is proposing an amendment to the Director Compensation and Deferral Plan to increase by 150,000 shares the number of shares of common stock that may be reserved for issuance under the plan. Pursuant to the plan, the Board has mandated that 100% of the annual retainer fee of each non-employee director be paid in shares of our common stock. However, under the plan, instead of being paid annually in shares of our common stock, a director may voluntarily defer all or a portion of the annual retainer fee into an investment in our common stock, with distribution ultimately payable in shares of our common stock in accordance with the plan’s terms. Directors may also defer meeting attendance and conference fees into an investment in our common stock. Most of our directors defer all or a portion of their fees into such an investment until retirement from our Board. We believe this plan is important to achieving our long-term goals because it is intended to align the interests of our non-employee directors with those of shareholders by tying a substantial portion of the fees we pay them to the long-term value of our common stock. If the plan is not amended to permit us to increase the number of shares reserved for issuance, we are not likely to have enough shares available for issuance under the plan after 2011, and we may instead have to pay all directors’ fees in cash, and directors may no longer be able to defer their fees into an investment in our common stock. Please see “Proposal 2 – Approval of Amendment to the Director Compensation and Deferral Plan” beginning on page 59.

Proposal 3 — Approval of an Amendment to the Articles of Incorporation to Increase the Authorized Shares of Common Stock

The Board is proposing an amendment to our articles of incorporation to increase the authorized shares of our common stock from 150,000,000 shares to 200,000,000 shares. We do not currently have any definitive plans for issuance of the additional shares, but our Board believes that the availability of additional authorized but unissued shares of common stock will enable us to promptly and appropriately respond to future business opportunities that may require the issuance of common stock. Such shares may also be issued in connection with stock dividends, may be reserved for issuance under the SCANA Investor Plus Plan and the SCANA Stock Purchase Savings Plan, as may be needed by those plans in the next few years, and for other general corporate purposes. Please see “Proposal 3 – Approval of Amendment to our Articles of Incorporation to Increase the Number of Shares of Authorized Common Stock from 150,000,000 to 200,000,000” beginning on page 61.

Proposal 4 — Approval of the Appointment of the Independent Registered Public Accounting Firm

The Board is also proposing that shareholders approve the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2011. Please see “Proposal 4 – Approval of Appointment of Independent Registered Public Accounting Firm” beginning on page 62.

Proposal 5 — Advisory (non-binding) Vote to Approve Executive Compensation

Pursuant to recent legislation and new rules of the Securities and Exchange Commission, you will have the opportunity to vote on an advisory (non-binding) proposal to approve the compensation paid to our named executive officers as disclosed in the “Executive Compensation” section of this proxy statement. As discussed in that section, our compensation program is designed to reward senior executive officers for their individual and collective performance and for our collective performance in achieving target goals for earnings per share and total shareholder return and other annual and long-term business objectives. We believe these goals and objectives are well-aligned with shareholder interests, and are fair to us and to our executives. Although the results of this vote are not binding on our Board of Directors, the Board will review them, and may take them into account in making future executive compensation decisions. Please see “Proposal 5 — Advisory (non-binding) Vote to Approve Executive Compensation” beginning on page 63.

Proposal 6 — Advisory (non-binding) Vote on the Frequency of the Executive Compensation Vote

Pursuant to the recent legislation and the new rules of the Securities and Exchange Commission, you will also have the opportunity to vote on an advisory (non-binding) proposal on whether the vote to approve executive compensation should be held every year, every two years, or every three years, or you may abstain from voting. Our Board is recommending a vote every three years because we believe this reflects the appropriate time frame for our Human Resources Committee and the Board of Directors to evaluate the results of the most recent advisory vote on executive compensation, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a previous advisory vote on executive compensation, and for shareholders to see and evaluate the Human Resources Committee’s, and our Board’s respective actions in context. Although the results of this vote are not binding on our Board of Directors, the Board will review them, and may take them into account in determining the frequency with which to submit the vote on approval of executive compensation to shareholders. Please see “Proposal 6—Advisory (non-Binding) Vote on the Frequency of the Executive Compensation Vote” beginning on page 64.

VOTING PROCEDURES

Your Vote is Important

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible.

Who May Vote

You will only be entitled to vote at the Annual Meeting if our records show that you were a shareholder of record on March 3, 2011, the record date, or, if you hold your shares in street name, you present proof of ownership and appropriate voting documents from the record shareholder.

Voting Shares Held Directly

If you hold your shares directly, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options: telephone, Internet or mail.

Vote by Telephone:

You may vote your shares by touch-tone telephone using the toll-free number shown on the back of your proxy card. You must have a touch-tone telephone to use this option. Telephone voting is available 24 hours a day, seven days a week. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please DO NOT return your proxy card.

Vote through the Internet:

You may vote through the Internet. The website for Internet voting is shown on the back of your proxy card. Internet voting is available 24 hours a day, seven days a week. When you vote through the Internet, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote through the Internet, please DO NOT return your proxy card.

Vote by Mail:

If you choose to vote by mail, please mark the enclosed proxy card, date and sign it, detach your meeting admission ticket and return your proxy card to SCANA in the enclosed postage-paid envelope.

Actions to be Taken by the Proxy Agents

If you hold your shares directly and indicate your voting choices on your proxy card, the proxy agents identified on your proxy card will vote your shares according to your instructions. If your proxy card is signed and returned without specifying choices, the proxy agents intend to vote your shares FOR all of the Board of Directors’ nominees, FOR each of Proposals 2, 3, 4, and 5, and for a THREE YEAR frequency on Proposal 6.

Directing the Vote of Shares Held in Street Name

If you hold shares in street name, you may direct your vote by submitting your voting instructions to your broker or nominee. Please refer to the voting instructions provided by your broker or nominee. Unless you provide voting instructions, your broker is not permitted to vote your shares on election of directors, approval of the amendment to the Director Compensation and Deferral Plan, or the non-binding advisory votes on executive compensation and frequency of voting on executive compensation. Therefore, to be sure your shares are voted, please instruct your broker or other nominee as to how you wish them to vote.

Changing or Revoking Your Proxy Instructions

You may change or revoke your proxy instructions at any time prior to the vote at the Annual Meeting. If you hold your shares directly in your name, you may accomplish this by granting a new proxy (by telephone, Internet or mail)

bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold your shares in street name, you may change or revoke your proxy instructions by properly submitting new voting instructions to your broker or nominee.

Voting By Savings Plan Participants

If you own shares of SCANA common stock as a participant in the SCANA Stock Purchase Savings Plan, you will receive a proxy card that covers only your plan shares. Proxies executed by plan participants will serve as voting instructions to the plan’s trustee.

Voting at the Annual Meeting

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you wish to vote at the meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record prior to the meeting. Directions to the location of the Annual Meeting are on the back of the proxy card included with this mailing and on page 67.

Quorum and Method of Counting Votes

At the close of business on the record date, March 3, 2011, there were 128,018,569 shares of SCANA common stock outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote on each proposal.

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions, “withheld” votes and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and either (i) does not have discretionary voting power for that particular proposal, or (ii) chooses not to vote the shares. If you return a broker voting instruction card but do not indicate how you want your broker to vote on election of directors, approval of the amendment to the Director Compensation and Deferral Plan, or the non-binding advisory votes on executive compensation and frequency of voting on executive compensation, a broker non-vote will occur as to those matters.

If you hold your shares in street name, the broker or nominee is permitted to vote your shares on the approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and the amendment to the Articles of Incorporation to increase the number of authorized shares of common stock, even if the broker or nominee does not receive voting instructions from you. However, a broker is not permitted to vote your shares on the election of directors, approval of the amendment to the Director Compensation and Deferral Plan, or the non-binding advisory votes on executive compensation and frequency of voting on executive compensation, unless you provide voting instructions. Therefore, it is very important that you provide your broker with voting instructions if your shares are held in street name.

Vote Required

Proposal 1 — Election of Directors

The affirmative vote of a plurality of the votes cast is required for the election of directors. “Plurality” means that if there were more nominees than positions to be filled, the individuals who received the largest number of votes cast for directors would be elected as directors. Because there are the same number of nominees as positions to be filled, we expect all nominees to be elected. Votes indicated as “withheld” and broker “non-votes” will not be cast for nominees and will have no effect on the outcome of the election. If you hold your shares in street name and fail to instruct your broker how to vote, a broker non-vote on election of directors will occur with respect to your shares.

The Board knows of no reason why any of the nominees for director named herein would at the time of election be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy will be voted for such other person or persons as the Board may recommend.

Proposal 2 — Approval of Amendment to the Director Compensation and Deferral Plan

The amendment to the Director Compensation and Deferral Plan will be approved if a majority of the votes cast on the proposal votes in favor of approval, as long as the total votes cast on the proposal represent over 50% of all shares entitled to vote on the proposal. Abstentions and broker “non-votes” would have an effect on the results only to the extent they exceeded 50% of shares entitled to vote. If you hold your shares in street name and fail to instruct your broker how to vote, a broker non-vote will occur with respect to your shares.

Proposal 3 — Approval of Amendment to Articles of Incorporation to Increase Authorized Shares of Common Stock

The amendment to the Articles of Incorporation to increase authorized shares of common stock will be approved if a majority of the shares outstanding and entitled to vote at the Annual Meeting votes in favor of the proposal. Abstentions and broker “non-votes” will count as votes against the proposal. If you hold your shares in street name and fail to instruct your broker how to vote, your broker will, nonetheless, have discretionary authority to vote your shares if it chooses to do so.

Proposal 4 — Approval of Appointment of Independent Registered Public Accounting Firm

The appointment of Deloitte & Touche LLP will be approved if more shares vote for approval than vote against. Accordingly, abstentions and broker “non-votes” will have no effect on the results. If you hold your shares in street name and fail to instruct your broker how to vote, your broker will, nonetheless, have discretionary authority to vote your shares if it chooses to do so.

Proposal 5 — Advisory (non-binding) Vote to Approve Executive Compensation

This proposal is advisory and non-binding on us and on our Board of Directors. Marking the proxy card or your broker voting instructions “FOR” indicates support; marking the proxy card or your broker voting instructions “Against” indicates lack of support. You may also abstain by marking the “Abstain” box on the proxy card or your broker voting instructions. If you hold your shares in street name and fail to instruct your broker how to vote, a broker non-vote will occur with respect to your shares.

Proposal 6 — Advisory (non-binding) Vote on the Frequency of the Executive Compensation Vote

This proposal is advisory and non-binding on us and on our Board of Directors. You have four choices to indicate your preference for the frequency of future advisory votes to approve executive compensation: one year; or two years; or three years; or abstain. If you hold your shares in street name and fail to instruct your broker how to vote, a broker non-vote will occur with respect to your shares.

Other Business

The Board knows of no other matters to be presented for shareholder action at the meeting. If other matters are properly brought before the meeting, the proxy agents named on the accompanying proxy card intend to vote the shares represented by proxies in accordance with their best judgment.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board has set the number of directors at 12. The Board is divided into three classes with the members of each class usually serving a three-year term. The terms of the Class III directors will expire at the 2011 Annual Meeting. The Board has decided to nominate the existing Class III directors, Mrs. Decker and Messrs. Amick, Hagood and Timmerman for reelection at the Annual Meeting to serve until the Annual Meeting in 2014, or until their successors are elected and have qualified to serve. Mr. Timmerman has announced his retirement from the Board effective on November 30, 2011.

On January 7, 2011, Kevin B. Marsh, who has recently been appointed as our President and Chief Operating Officer, was elected by the Board as a director to serve until the 2011 Annual Meeting. The Board has nominated Mr. Marsh for election by the shareholders as a Class II director to serve until the Annual Meeting in 2013. Mr. Marsh was recommended for election by non-management directors.

The Board of Directors recommends a vote FOR all of its director nominees.

Information about Directors and Nominees

The information set forth on the following pages about the nominees and continuing directors has been furnished to us by such persons. Each of the directors, with the exception of Mr. Martin, is also a director of our subsidiary, South Carolina Electric & Gas Company. There are no family relationships among any of our directors, director nominees or executive officers.

NOMINEES FOR DIRECTORS

Class III Directors — Terms to Expire at the Annual Meeting in 2014

Bill L. Amick (Age 67)[1] Director since 1990
Mr. Amick has been the Chairman of The Amick Company, a residential and resort real estate development company, since his retirement in October 2006 from Amick Farms, Inc., Amick Processing, Inc. and Amick Broilers, Inc., a vertically integrated broiler operation. Prior to his retirement, he served as Chairman of the boards of the Amick entities, all of which are located in Batesburg, South Carolina. He held those positions for more than five years. Mr. Amick also serves on the board of Blue Cross and Blue Shield of South Carolina.

Sharon A. Decker (Age 54) Director since 2005
Mrs. Decker is the founder and has been the principal of The Tapestry Group, a faith-based, non-profit organization, located in Rutherfordton, North Carolina, since September 2004. Mrs. Decker previously served as President of Tanner Holdings, LLC and Doncaster, apparel manufacturers, from August 1999 until September 2004. Mrs. Decker is a director of Coca-Cola Bottling Company Consolidated, Inc., and Family Dollar Stores, Inc., both in Charlotte, North Carolina.

D. Maybank Hagood (Age 49) Director since 1999
Mr. Hagood has been Chief Executive Officer and President of Southern Diversified Distributors, Inc., a provider of logistic and distribution services, located in Charleston, South Carolina, since November 2003. Mr. Hagood also has been Chief Executive Officer of William M. Bird and Company, Inc., a subsidiary of Southern Diversified Distributors, Inc., a wholesale distributor of floor covering materials, in Charleston, South Carolina, since 1993. He served as President of William M. Bird and Company, Inc., until June 2009.

William B. Timmerman (Age 64) Director since 1991
Mr. Timmerman has been Chairman of the Board and Chief Executive Officer of SCANA since March 1997, and he served as our President from December 1995 until January 2011. Mr. Timmerman will retire from his Chief Executive Officer role and as a member of the Board of Directors effective November 30, 2011.

Class II Director — Term to Expire at the Annual Meeting in 2013

Kevin B. Marsh (Age 55) Director since January 2011
Mr. Marsh has been employed by SCANA or its subsidiaries for 27 years. He served as our Chief Financial Officer from 1996 to April 2006, and served as a Senior Vice President from 1998 to January 7, 2011. Since January 7, 2011, he has served as our President and Chief Operating Officer. In addition, he has served as President of our principal subsidiary, South Carolina Electric & Gas Company, since April 2006.

[1]

Although the terms of the Class III directors expire in 2014, Mr. Amick will reach age 70 in May of 2013. Our articles of incorporation mandate that the term of any director who is not a salaried employee expires at the annual meeting next preceding the date such director attains age 70. Accordingly, Mr. Amick’s term will expire at the 2013 Annual Meeting.

CONTINUING DIRECTORS

Class I Directors — Terms to Expire at the Annual Meeting in 2012

James A. Bennett (Age 50) Director since 1997

Mr. Bennett has been Executive Vice President and Director of Public Affairs of First Citizens Bank, located in Columbia, South Carolina, since August 2002. From May 2000 to July 2002, he was President and Chief Executive Officer of South Carolina Community Bank, in Columbia, South Carolina. Mr. Bennett serves on the board of Palmetto Health.

Lynne M. Miller (Age 59) Director since 1997
Ms. Miller co-founded Environmental Strategies Corporation, an environmental consulting firm in Reston, Virginia, in 1986, and served as President from 1986 until 1995, and as Chief Executive Officer from 1995 until September 2003 when the firm was acquired by Quanta Capital Holdings, Inc., a specialty insurer, and its name was changed to Environmental Strategies Consulting LLC. She was Chief Executive Officer of Environmental Strategies Consulting LLC, a division of Quanta Technical Services LLC, from September 2003 through March 2004. From April 2004 through July 2005, she was President of Quanta Technical Services LLC. From August 2005 until her retirement in August 2006, she was a Senior Business Consultant at Quanta Capital Holdings. Since her retirement, Ms. Miller has been an environmental consultant. Ms. Miller served as a director of Adams National Bank, a subsidiary of Abigail Adams National Bancorp, Inc., in Washington, D.C. from May 1998 until October 2008.

James W. Roquemore (Age 56) Director since 2007
Mr. Roquemore is Chief Executive Officer and Chairman of Patten Seed Company, headquartered in Lakeland, Georgia, and General Manager of Super-Sod/Carolina, a company that produces and markets turf grass, sod and seed. He has held these positions for more than five years. Mr. Roquemore is a director of South Carolina Bank and Trust, N.A., and SCBT Financial Corporation. He served on the Southeast Region and National boards of the Boy Scouts of America. He is the past President and a current board member of the Palmetto Agribusiness Council.

Maceo K. Sloan (Age 61) Director since 1997
Mr. Sloan is Chairman, President and Chief Executive Officer of Sloan Financial Group, Inc., a financial holding company, and Chairman, Chief Executive Officer and Chief Investment Officer of both NCM Capital Management Group, Inc., and NCM Capital Advisers, Inc., investment management companies, in Durham, North Carolina. He has held these positions for more than five years. Mr. Sloan has been the Principal Officer of the NCM Capital Investment Trust since 2007. Mr. Sloan is Chairman of, and since 1991 has served as a Trustee of, the College Retirement Equities Fund (CREF) Board of Trustees. Mr. Sloan served as Chairman of the Board of M&F Bancorp, Inc., and as a director of its subsidiary, Mechanics and Farmers Bank, in Durham, North Carolina, from June 2005 until December 2008.

CONTINUING DIRECTORS

Class II Directors — Terms to Expire at the Annual Meeting in 2013

Joshua W. Martin, III (Age 66) Director since 2009
Mr. Martin has been a partner at the law firm of Potter Anderson & Corroon LLP, located in Wilmington, Delaware, since March 2005, and he also serves as Chair of the firm’s Diversity and Inclusion Committee. From May 1996 to March 2005, Mr. Martin was President of Verizon Delaware, Inc., and President and Chief Executive Officer of its predecessor company, Bell Atlantic Delaware, Inc. Mr. Martin currently serves as a director of Southwest Power Pool, Inc. From June 2000 to June 2009, Mr. Martin served as a director, and for a time Vice Chairman, of Nuclear Electric Insurance Ltd., and from December 1990 to February 2007, as a director of PNC Bank Delaware.

James M. Micali (Age 63) Director since 2007
Mr. Micali was Chairman and President of Michelin North America, Inc., located in Greenville, South Carolina, from 1996 to August 2008, and he continued to consult for Michelin until October 2009. Since 2008, Mr. Micali has been of counsel to the law firm Ogletree Deakins LLC in Greenville, South Carolina, and a Senior Advisor to, and a limited partner of, Azalea Fund III of Azalea Capital LLC (a private equity firm), also in Greenville, South Carolina. Mr. Micali has served as a director of Sonoco Products Company in Hartsville, South Carolina since 2003. Mr. Micali served on the board of Lafarge North America from 2004 to 2006, and as the Chairman of the South Carolina Chamber of Commerce in 2008. Mr. Micali also serves on the board of Ritchie Bros. Auctioneers in Vancouver, Canada, and on the board of American Tire Distributors Holding, Inc. in Charlotte, North Carolina.

Harold C. Stowe (Age 64) Director since 1999
Mr. Stowe has served as Managing Member of Stowe-Monier Management, LLC, a private investment company, since July 2007. He retired as interim Dean of the Wall College of Business at Coastal Carolina University in Conway, South Carolina in July 2007, a position he had held since June 2006. From February 2005 to May 2006, Mr. Stowe was retired. Prior to his retirement, Mr. Stowe had served as President of Canal Holdings, LLC, a forest products company, located in Conway, South Carolina, and its predecessor company, since March 1997. Mr. Stowe also serves on the board of Ruddick Corporation in Charlotte, North Carolina.

We believe the combined business and professional experience of our directors, and their various areas of expertise, make them a useful resource to management and qualify them for service on our Board. Many of our directors, including Mr. Amick, Mr. Bennett, Mr. Hagood, Ms. Miller, Mr. Sloan, Mr. Stowe, and Mr. Timmerman, have served on our Board for over ten years. During their tenures, they have gained considerable institutional knowledge about our Company, its operations, and its various regulators, which has made them effective directors. Because our Company’s operations and business structure are extremely complex and highly regulated, continuity of service and this development of institutional knowledge help make our Board more efficient and effective at developing our long-range plans than it would be if there were frequent turnover in Board membership. When directors reach mandatory retirement age or otherwise leave our Board, we seek replacements who we believe will make significant contributions to our Board for a variety of reasons, including among others, business and financial experience and expertise, business and government contacts, relationship skills, knowledge of our industry, and diversity.

Mr. Amick has served on our Board for 20 years and is our longest tenured independent director. As our most experienced independent director, Mr. Amick’s historical perspective of our Company’s progress and past challenges is important when the Board is evaluating current issues and risks facing our Company. He is also an active member of communities we serve, both as a citizen and a business owner, which makes him a very effective advisor on issues facing our residential and business customers.

Mr. Bennett, who has served on our Board since 1997, has been a banker for over 24 years. In 1989, he became the youngest bank president in South Carolina when he was named President of Victory Savings Bank (the predecessor of South Carolina Community Bank), a position he held before joining First Citizens Bank. Mr. Bennett has been actively involved with the Columbia Urban League for more than 25 years, and served as League Chairman in 2000. Mr. Bennett serves on the boards of the Palmetto Health and the Knight Foundation. His business experience, coupled with his more than 10 year tenure serving on our Board, makes him an effective advisor. His high visibility in communities we serve makes him an effective liaison between our Company and members of those communities.

Mrs. Decker’s experience serving as president of a national apparel brand and its manufacturing company, along with her experience serving on the boards of two other public companies, prepared her well to offer our Board and management insights on various aspects of corporate operations, governance and financial matters. Prior to joining our Board, Mrs. Decker served as an executive officer of another public utility. Her role there focused on residential service matters and implementation of demand side management programs, both extremely important to our Company’s future success. All of her experiences provide her with relevant executive-level experience on issues that are important to our Company.

Mr. Hagood has served on our Board for over ten years. He is a partial owner of a significant regional business and resides in our Charleston, South Carolina service territory. He brings significant community presence and business development experience to our Board. Mr. Hagood is particularly experienced in economic, environmental, and business development issues facing those in the manufacturing industry generally, and specifically the issues faced by manufacturers in our state.

Mr. Marsh has served on our Board since January 7, 2011, and he has been employed by the Company or its subsidiaries in various capacities, including service as our Chief Financial Officer, and President and Chief Operating Officer, of South Carolina Electric & Gas, for 27 years. Mr. Marsh brings significant, hands-on experience to our Board having served our Company in senior operational and financial positions for almost three decades, and he also practiced as a certified public accountant for several years prior to joining us. His vast operational and regulatory experience make him a trusted and experienced advisor for our Board. In addition, Mr. Marsh and Mr. Timmerman have worked together closely and diligently for several years in anticipation of Mr. Timmerman’s retirement, and the Board believes those efforts will result in a smooth transition at Mr. Timmerman’s retirement on November 30, 2011.

Mr. Martin has served on our Board since July 2009. Mr. Martin brings legal and business expertise in the areas of telecommunications, public utilities and governmental relations to our Board. Mr. Martin’s law practice is concentrated on mediation and arbitration and business counseling in the foregoing areas. Mr. Martin also serves as Chair of his law firm’s Diversity and Inclusion Committee. Prior to joining the law firm, Mr. Martin gained operational and regulatory experience serving for 15 years in various capacities, including President of Verizon Delaware and President and Chief Executive Officer of its predecessor, Bell Atlantic Delaware. Prior to that, Mr. Martin served as Chairman of the Delaware Public Service Commission. Mr. Martin is also a physicist by training. Because we operate in a highly regulated industry, Mr. Martin’s regulatory and business experience provides him with operational knowledge and instincts that are useful to us and adds another dimension to our Board’s collective expertise and talents. His service for nine years on the board of a five billion dollar nuclear insurance company gives him clear insight into nuclear operations, a core business of our Company. Mr. Martin’s focus on diversity fits well with the ongoing commitment to diversity within our Company and is an asset to our continuing efforts in this area.

Mr. Micali’s combination of experience as Chairman and President of a major North American manufacturing company with significant operations in South Carolina, as an attorney, and with service on the boards of other public companies, enable him to offer our Board and management insights on various aspects of corporate operations, governance and financial matters. His past service as Chairman of the South Carolina Chamber of Commerce has provided him with a valuable understanding of business issues facing South Carolina, as well as a large network of business, state and national government contacts, many of whom are, or may be, important resources for our Company.

Ms. Miller, who has served on our Board since 1997, has over 20 years of environmental consulting experience. She founded a successful environmental consulting firm in Reston, Virginia, which she grew to over 180 professional staff. She sold this business in 2003, but continued to serve in various capacities with the firm and its affiliates until her retirement in 2006. Ms. Miller continues to provide services as an environmental consultant, and her experience makes her an astute advisor on the environmental issues facing our Company. Ms. Miller has also served on the board of a financial institution which provided her with experience in financial and regulatory matters.

Mr. Roquemore is a past president and current board member of the Palmetto Agribusiness Council. He also served as a Co-Chairman of New Carolina which is South Carolina’s Council on Competitiveness. Mr. Roquemore is a highly successful agricultural business owner who resides in our service territory. His business experience and economic development activities in our state make him an effective advisor on issues unique to us and the customers we serve. His service on the boards of a financial institution and its holding company also give him experience in financial and regulatory matters.

Mr. Sloan, who has served on our Board since 1997, is an attorney and a chartered financial analyst. His experience owning and operating investment management companies and a financial holding company have provided him with an investment background and understanding of global financial matters, all of which make him an important resource to us and to our Audit Committee. Additionally, his service with these companies has provided him with experience in a highly regulated industry, providing him with valuable instincts and insights. His experience serving on the board of a major retirement fund makes him a valuable resource to our Board as well.

Mr. Stowe has significant business experience and has served on our Board for over ten years. Mr. Stowe previously served as President of Canal Industries (a forest products company) and also previously held executive and financial positions at Springs Industries. He has over 30 years of executive-level financial and business experience. Mr. Stowe’s extensive executive and financial experience has resulted in the Board designating him as an audit committee financial expert and to appoint him as Chair of the Audit Committee.

Mr. Timmerman has served on our Board since 1991, and he has been employed by the Company in various capacities, including Chief Financial Officer and Chief Operating Officer, for 33 years. Mr. Timmerman brings significant, hands-on experience to our Board having served our Company in senior operational and financial positions for over three decades. His vast operational and regulatory experience, as well as his leadership of our Company, have been, and are, invaluable to our Board.

As mentioned above, six of our directors, Mrs. Decker, Ms. Miller, Mr. Sloan, Mr. Roquemore, Mr. Amick, and Mr. Hagood, are, or were prior to retirement, business owners with financial and operational experience on all levels of their businesses. Each of these directors brings a unique perspective to our Board. Mr. Amick and Mr. Roquemore’s companies are involved in agri-business, and they have extensive contacts in this arena throughout our service areas. Agriculture is the second largest component of the economy in our South Carolina service area, making their knowledge of this sector and their contacts important to us.

Five of our directors, Ms. Miller, Mr. Marsh, Mr. Martin, Mr. Roquemore, and Mr. Sloan, are, or have recently been, directors of banks and/or bank holding companies. This service has provided them with meaningful experience in another highly regulated industry, which provides them with valuable instincts and insights that can be translated to our industry.

BOARD MEETINGS — COMMITTEES OF THE BOARD

The Board held nine meetings in 2010, consisting of four board meetings, three strategy sessions, one Code of Conduct and Ethics training session, and one other training session. Our independent directors also held a meeting during 2010. Each director attended 100% of all meetings of the Board and committees of which he or she was a member during 2010 (with the exception of one director who attended 95%). Our directors are expected to attend our Annual Meeting of Shareholders, and all of our directors attended the 2010 Annual Meeting of Shareholders.

The tables below identify the members and briefly summarize the responsibilities of the Board’s committees, which include the Executive Committee, the Human Resources Committee, the Nominating Committee, the Governance Committee, the Audit Committee and the Nuclear Oversight Committee. The charters of the Human Resources Committee, the Nominating Committee, the Governance Committee and the Audit Committee can be found on SCANA’s website at www.scana.com under the caption, “Company Profile — Corporate Governance,” and copies are also available in print upon request to the Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033.

NAME OF COMMITTEE AND MEMBERS	PRINCIPAL FUNCTIONS OF THE COMMITTEE	2010 MEETINGS
HUMAN RESOURCES COMMITTEE M. K. Sloan, Chairman J. A. Bennett S. A. Decker D. M. Hagood J. W. Martin, III J. M. Micali L. M. Miller J. W. Roquemore H. C. Stowe

• reviews and makes recommendations to the Board with respect to compensation plans

• recommends to the Board persons to serve as our senior officers and as senior officers of our subsidiaries

• recommends to the Board salary and compensation levels, including fringe benefits, for our officers and officers of our subsidiaries

• approves goals and objectives with respect to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance and sets his compensation based on this evaluation

• reviews succession and continuity planning with the Chief Executive Officer

• reviews the investment policies of our Retirement Plan

• reviews long-term strategic plans and performance in regard to management of human resources, including safety, health, labor/employee relations and equality of treatment

• reviews our operating performance relative to our bonus and incentive programs

• reviews management’s Compensation Discussion and Analysis relating to executive compensation prior to its inclusion in our proxy statement

• approves the inclusion of a Compensation Committee Report in our proxy statement

• executes the duties and responsibilities, and exercises the authority, set forth in the Human Resources Committee Charter

• evaluates annually its own performance and the adequacy of its charter

2
GOVERNANCE COMMITTEE B. L. Amick, Chairman J. M. Micali J. W. Roquemore H. C. Stowe

• reviews annually, and revises as necessary, our Governance Principles

• recommends assignments of directors to serve on Board committees

• initiates and oversees an annual evaluation of the Board’s effectiveness and assists and provides guidance to the Board in performing the Board’s annual self evaluation

• evaluates periodically the size, composition and organizational and operational structure of the Board and recommends to the Board any changes

• executes the duties and responsibilities, and exercises the authority, set forth in the Governance Committee Charter

• evaluates annually its own performance and the adequacy of its charter

2

NAME OF COMMITTEE AND MEMBERS	PRINCIPAL FUNCTIONS OF THE COMMITTEE	2010 MEETINGS
NOMINATING COMMITTEE J. A. Bennett, Chairman J. W. Martin, III J. M. Micali L. M. Miller J. W. Roquemore M. K. Sloan H. C. Stowe

• recommends the slate of director nominees to be presented for election at each Annual Meeting of Shareholders and director nominees to fill vacancies

• reviews and evaluates shareholder nominees for director in accordance with the nominating criteria

• evaluates the qualifications and performance of incumbent directors

• reviews the independence of directors and makes recommendations regarding director independence to the Board

• monitors new director orientation and the ongoing educational needs of the directors

• reviews the level of stock ownership of directors to ensure compliance with minimum standards

• reviews reports and disclosures of insider and affiliated party transactions and makes recommendations to the Board on such transactions

• reviews director compensation and recommends changes to the Board

• executes the duties and responsibilities, and exercises the authority, set forth in the Nominating Committee Charter

• evaluates annually its own performance and the adequacy of its charter

		2
AUDIT COMMITTEE (Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934) H. C. Stowe, Chairman* D. M. Hagood J. W. Roquemore M. K. Sloan

• periodically meets separately with management, internal auditors and the independent registered public accounting firm to discuss and evaluate the scope and results of audits and our accounting procedures and controls

• reviews major issues regarding accounting principles and financial statement preparation

• reviews our financial statements before submission to the Board for approval and prior to dissemination to shareholders, the public or regulatory agencies

• appoints (subject to ratification by the shareholders) the independent registered public accounting firm

• sets compensation of independent registered public accounting firm

• reviews our corporate compliance and risk management programs

• executes the duties and responsibilities, and exercises the authority, set forth in the Audit Committee Charter

• constitutes the Qualified Legal Compliance Committee

• evaluates annually its own performance and the adequacy of its charter

		4
NUCLEAR OVERSIGHT COMMITTEE L. M. Miller, Chairman J. A. Bennett S. A. Decker J. W. Martin, III J. M. Micali	• monitors our nuclear operations • meets periodically with our management to discuss and evaluate nuclear operations, including regulatory matters, operating results, training and other related topics • periodically tours the V.C. Summer Nuclear Station and training facilities • reviews with the Institute of Nuclear Power Operations, on a periodic basis, its appraisal of our nuclear operations • periodically presents an independent report to the Board on the status of our nuclear operations • evaluates annually its own performance and the adequacy of its charter	4

NAME OF COMMITTEE AND MEMBERS	PRINCIPAL FUNCTIONS OF THE COMMITTEE	2010 MEETINGS
EXECUTIVE COMMITTEE W. B. Timmerman, Chairman B. L. Amick L. M. Miller M. K. Sloan	• authorized to exercise the powers of the full Board of Directors when the Board is not in session, with the exception of certain powers specifically reserved to the full Board of Directors by statute, and to advise the Chief Executive Officer on other matters important to the Company —due to the size of our Board of Directors, and availability of our directors to us, the Executive Committee is rarely required to meet	0

*	The Board has determined that Mr. Stowe is an “audit committee financial expert” as defined under Item 407(d)(5) of the Securities and Exchange Commission’s Regulation S-K. Mr. Stowe is independent as defined by the New York Stock Exchange Listing Standards.

GOVERNANCE INFORMATION

Governance Principles

Our Governance Principles can be found on our website at www.scana.com under the “Company Profile — Corporate Governance” caption, and are also available in print upon request to the Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033.

Director Independence

Our Governance Principles require that a majority of our directors be independent under the New York Stock Exchange Listing Standards and under any Director Qualification Standards recommended by the Board of Directors. To be considered “independent” pursuant to the SCANA Director Qualification Standards, a director must be determined by resolution of the Board as a whole, following thorough deliberation and consideration of all relevant facts and circumstances, to have no material relationship with us except that of director and to satisfy the independence standards of the New York Stock Exchange. Under the SCANA Director Qualification Standards, a director is required to be unencumbered and unbiased and able to make business judgments in our long-term interests and those of our shareholders as a whole, to deal at arm’s length with us, and to disclose all circumstances material to the director that might be perceived as a conflict of interest. The Director Qualification Standards are set forth in our Governance Principles, which are available on our website as noted above.

Our Governance Principles also prohibit Audit Committee members from having any direct or indirect financial relationship with us other than the ownership of our securities and compensation as directors and committee members.

The Board has determined that all of its current directors, and directors who served at any time during 2010, and director nominees, except Mr. Timmerman, who is our Chairman and Chief Executive Officer, and Mr. Marsh who is our President and Chief Operating Officer, are independent under the New York Stock Exchange Listing Standards and our Governance Principles. The Board has also determined that each member of the Audit Committee, Human Resources Committee, Governance Committee and Nominating Committee is independent under the New York Stock Exchange Listing Standards and our Governance Principles.

Board Leadership Structure, Executive Sessions of Non-Management Directors and Lead Director

Our bylaws provide for a Chairman of the Board, to be chosen by the Board from among its members, who shall preside at meetings of the shareholders and Board of Directors, if present, who may call special meetings of the shareholders and the Board of Directors, and who shall perform such other duties as may be assigned by the Board. The bylaws also permit the Chief Executive Officer, if he or she is a member of the Board, to be chosen as the Chairman. Our Governance Principles provide for the positions of Chairman and Chief Executive Officer to be held by the same person. For more than 20 years, our Chief Executive Officer has been chosen as Chairman of the Board.

We believe this leadership structure is appropriate because it has served us well for over 20 years, and because, all of our directors are independent, except the Chairman and Chief Executive Officer and our President and Chief Operating Officer. Many of our directors also live and work, or have substantial business interests in our service area, and, therefore, have access to information about us and our operations from sources other than our management’s presentations to the Board. Further, South Carolina law and our bylaws make it clear that the business and affairs of the Company are managed under the direction of the Board of Directors, and that management control is subject to the authority of the Board of Directors to appoint and remove any of our officers at any time.

To promote open discussion among themselves, our independent directors meet regularly in executive session without members of management present. The Board annually elects a Lead Director who will preside at all meetings at which the Chairman is not present, including executive sessions of the independent directors held at each regularly scheduled Board meeting. In 2010, Mr. Amick was elected Lead Director to serve until the 2011 Annual Meeting of Shareholders. The Lead Director also has the authority to call meetings of the independent directors when necessary or appropriate. The Chairs of the Audit, Human Resources, Nuclear Oversight, Nominating, and Governance Committees of the Board each preside as the Chair at meetings of independent directors at which the Lead Director is not present when the principal items to be considered are within the scope of authority of his or her Committee.

Board’s Role in Risk Oversight

As noted above, our business and affairs are managed under the direction of our Board of Directors. This includes the Board’s overseeing the types and amounts of risks undertaken. In discharging its oversight responsibilities, the Board relies on a combination of the business experience of members of the Board and the expertise and business experience of our officers and employees, as well as, from time to time, advice of various consultants and experts. An appropriate balancing of risks and potential rewards with the long-term goals of the Company is, and historically has been, implicit in the decisions and policies of the Board. Because risk oversight is so thoroughly interwoven into the direction of the Board, other than as set forth below, no special provision has been made for that oversight in the Board’s leadership structure.

In December 2000, the Board established a Risk Management Committee which reports directly to the Audit Committee of the Board. The Risk Management Committee is comprised of nine members all of whom are at the senior officer or officer level. The Company’s Chief Financial Officer serves as Chair of the Risk Management Committee and supervises the Risk Management Officer, who also serves as the Company’s Treasurer. Committee membership is based on expertise in general business and operational matters, as well as finance, legal, and/or regulatory areas. The Risk Management Officer oversees a staff of ten employees with primary responsibility in the risk management area.

The Risk Management Committee conducts regularly scheduled bi-monthly meetings at which the Committee receives presentations from management representatives. The Committee also meets on an as needed basis between regularly scheduled meetings. Within limits set by the Audit Committee of the Board, the Committee sets policies and guidelines for risk management. The Committee has established sub-committees that work closely with management and employees to review, discuss and monitor risks. The use of sub-committees allows expertise to be tailored to the risks of a particular operation.

At each quarterly meeting of the Board, the Audit Committee receives a report of the Risk Management Committee’s activities and findings. Both the Chair of the Risk Management Committee and the Risk Management Officer are present at the Audit Committee meetings to provide details of the Committee’s work and respond to questions raised by Audit Committee Members. Also at each quarterly meeting of the Board of Directors, the Audit Committee reports to the full Board on the activities of the Risk Management Committee.

Director Nominations Process

The Nominating Committee recommended to the Board the individuals nominated for director positions at the 2011 Annual Meeting, and, as part of its succession planning, the full Board recommended and nominated Mr. Marsh.

The Nominating Committee will consider for recommendation to the Board as Board of Directors’ nominees, candidates recommended by shareholders if the shareholders comply with the following requirements. If a shareholder wishes to recommend a candidate to the Nominating Committee for consideration as a Board of Directors’ nominee, such shareholder must submit in writing to the Nominating Committee the recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the SCANA Nominating Committee, c/o the Corporate Secretary at the Company’s address and must be received no later than 120 days prior to the first anniversary of the date of the proxy statement sent to shareholders in connection with the preceding year’s annual meeting for a potential candidate to be considered as a potential Board of Directors’ nominee. The Nominating Committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will be considered on the same basis as candidates otherwise chosen by the Nominating Committee.

Director candidates recommended by shareholders will not be considered for recommendation by the Nominating Committee as potential Board of Directors’ nominees if the shareholder recommendations are received later than 120 days prior to the first anniversary of the date of the proxy statement sent to shareholders in connection with the preceding year’s annual meeting. If the Nominating Committee chooses not to recommend a shareholder candidate as a Board of Directors’ nominee, or if a shareholder chooses to personally nominate a candidate, the shareholder may come to an annual meeting and nominate a director candidate for election at the annual meeting if the shareholder has given notice of his intention to do so in writing to the SCANA Corporate Secretary at least 120 days prior to the first anniversary of the date of the proxy statement sent to shareholders in connection with the preceding year’s annual meeting. Such shareholder nominations must also comply with the other requirements in our bylaws. Any shareholder may request a copy of the relevant bylaw provision by writing to the Office of the Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033. Nominations not made in accordance with these requirements may be disregarded by the presiding officer of the meeting, and upon his instructions, the voting inspectors shall disregard all votes cast for each such nominee.

Director Qualification Criteria

In identifying and evaluating potential nominees, the Nominating Committee Charter directs the Committee to take into account applicable requirements for directors under the Securities Exchange Act of 1934, the listing standards of the New York Stock Exchange and Director Qualification Standards in our Governance Principles, including our policy that a majority of our directors be independent.

The Nominating Committee may take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including his or her knowledge, expertise, skills, integrity, judgment, business or other experience and reputation in the business community, the interplay of the candidate’s experience with the experience of other Board members, diversity, and the extent to which the candidate would be a desirable addition to the Board and any committees. Although the Nominating Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees, the Committee considers racial and gender diversity, as well as diversity in business experience among all of the directors, as part of the total mix of information it takes into account in identifying nominees. Additionally, the Director Qualification Standards set forth in our Governance Principles include the following:

•	Directors must possess and have demonstrated the highest personal and professional ethics, integrity and values consistent with ours;

•	Directors must be unencumbered and unbiased and able to make business judgments in our long-term interests and those of our shareholders as a whole;

•	Directors must deal at arm’s length with us and our subsidiaries and disclose all circumstances material to the director that might be perceived as a conflict of interest;

•	Directors must be committed to the enhancement of the long-term interests of our shareholders;

•	Directors must be willing to challenge the strategic direction of management, exercising mature judgment and business acumen;

•	Directors must be willing to devote sufficient time and care to the exercise of their duties and responsibilities;

•	Directors must possess significant experience in management positions of successful business organizations;

•

Directors who serve as chief executive officers or equivalent positions should not serve on more than two boards of public companies in addition to our Board; other directors should not serve on more than four boards of public companies in addition to our Board;

•	The term of office of a director who is not a salaried employee of SCANA will expire at the annual meeting next preceding the date on which such director attains age 70; and

•

Our bylaws require that our independent directors hold SCANA common stock equal to the number of shares granted in the five most recent annual retainers, as such retainer may be adjusted from time to time.

Director Share Ownership Requirements

As noted in the list of Director Qualifications set forth in the preceding section, our bylaws require that our independent directors hold SCANA common stock equal to the number of shares granted in the five most recent annual retainers. Currently, 100% of the retainer fee paid to independent directors is required to be paid in shares of our common stock, which is issued under our Director Compensation and Deferral Plan. For 2010, the number of shares issued to each independent director to satisfy the annual retainer was 1,108 shares. As of February 11, 2011, all independent directors either met this stock ownership requirement or were on track to meet the requirement. Mr. Martin is expected to retire from the Board under our mandatory retirement policy before he is required to meet the stock ownership requirements. All other current independent directors who have not yet met this requirement have until the last day of February 2014 to acquire the required level of stock ownership. All subsequently elected independent directors will have six years from the date of their election to the Board to meet the requirement. Independent directors have the choice under the Director Compensation and Deferral Plan to defer receipt of some or all of their director compensation. See “Director Compensation — Director Compensation and Deferral Plan” on page 54 for a discussion of this plan. Amounts deferred pursuant to this plan may be denominated in shares of our stock which will count toward meeting the share ownership requirement. The table set forth below under “Calculation of Independent Director Share Ownership for Purposes of Complying with Minimum Share Ownership Requirement” sets forth shares held directly by independent directors, as well as amounts deferred under the Director Compensation and Deferral Plan. The Nominating Committee will conduct an annual review of the level of share ownership for each independent director to ensure compliance with the requirement. The Nominating Committee also has the discretion to grant a temporary waiver of the minimum share ownership requirement if an independent director demonstrates to the Nominating Committee that such a waiver is in order due to a financial hardship or other good reason.

If the proposal to approve the amendment to the Director Compensation and Deferral Plan to increase the number of shares authorized for issuance under the plan is not approved by shareholders at the Annual Meeting, we expect that we will only have sufficient shares to pay the annual director retainer fee in shares of our common stock until the end of 2011. Accordingly, if the proposal is not approved, the Board may find it necessary to change the foregoing stock ownership policy. The Board has not yet determined the changes it would make.

Calculation of Independent Director Share Ownership for Purposes of Complying with Minimum Share Ownership Requirement

The following table sets forth, as of February 11, 2011, the number of shares of SCANA common stock owned directly by our independent directors and the number of shares into which fees deferred by them are held under the Director Compensation and Deferral Plan. The Total Shares shown in the table are taken into consideration in determining whether our independent directors meet the minimum share ownership requirement under our bylaws.

Share ownership for Mr. Timmerman and Mr. Marsh is reported along with our other executive officers’ share ownership on page 37.

Independent director	Shares Held Directly	Shares Held in Director Deferred Compensation Trust	Total Shares
Bill L. Amick	12,036	29,448	41,484
James A. Bennett	3,174	24,905	28,079
Sharon A. Decker	3,356	0	3,356
D. Maybank Hagood	1,108	10,467	11,575
Joshua W. Martin, III	1,078	2,971	4,049
James M. Micali	1,000	10,681	11,681
Lynne M. Miller	4,114	35,708	39,822
James W. Roquemore	1,000	6,601	7,601
Maceo K. Sloan	2,323	34,399	36,722
Harold C. Stowe	3,387	22,766	26,153
Group Totals	32,576	177,946	210,522

As noted above, under the Director Compensation and Deferral Plan, independent directors may make an annual irrevocable election to defer all or a portion of the annual retainer fee (all of which would otherwise be paid annually in shares of our common stock) into an investment in our common stock, with distribution from the plan to be ultimately payable in shares of our common stock. Independent directors may also elect for other fees to be deferred into an investment in our common stock under the plan, with distribution from the plan to be ultimately payable in shares of common stock. See “Director Compensation — Director Compensation and Deferral Plan” on page 54. If the amendment to the plan to increase the shares authorized for issuance under the plan is not approved by shareholders at the Annual Meeting, we expect that after 2011, there will no longer be sufficient shares authorized to pay, or allow independent directors to defer payment of, fees into an investment in our common stock.

Communications with the Board of Directors, Including Non-Management Directors

Shareholders and other interested parties can communicate with the Board, with the independent directors as a group or with any director by writing to them, c/o Gina Champion, Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, or by sending an e-mail to independentdirectors@scana.com (for correspondence to the independent directors), to chairman@scana.com (for correspondence to the CEO/chairman) or to gchampion@scana.com (for correspondence to a particular director). Interested parties also may communicate with the chair of the following Committees by sending an e-mail to: auditchair@scana.com, humanresourceschair@scana.com, nominatingchair@scana.com, or governancechair@scana.com. The Corporate Secretary may initially review communications to directors and send a summary to the directors, but has discretion to exclude from transmittal any communications that are commercial advertisements or other forms of solicitation or individual service or billing complaints (although all communications are available to the directors at their request). The Corporate Secretary will forward to the directors any communications raising substantive issues.

SCANA’s Code of Conduct & Ethics

All of our employees (including the Chief Executive Officer, Chief Financial Officer, President and Controller) and directors are required to abide by the SCANA Code of Conduct & Ethics (the “Code of Conduct”) to ensure that our business is conducted in a consistently legal and ethical manner. The Code of Conduct forms the foundation of a comprehensive process that promotes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a belief in the integrity of our employees. Our policies and procedures cover all areas of business conduct and require adherence to all laws and regulations applicable to the conduct of our business.

The full text of the Code of Conduct is published on our website, at www.scana.com, under the “Company Profile — Code of Conduct” caption, and a copy is also available in print upon request to the Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Conduct on our website within two business days following the date of such amendment or waiver.

RELATED PARTY TRANSACTIONS

Our Governance Principles and Nominating Committee Charter address independence requirements for our directors. As part of our independence analysis, our Nominating Committee must review and assess any related party transactions involving our directors and their immediate family members and certain of their affiliates as required by the New York Stock Exchange Listing Standards. Our Governance Principles also address director requirements for avoidance of conflicts of interest and disclosure of conflicts of interest or potential conflicts of interest, and prohibit loans or extensions of credit to directors. Our Code of Conduct addresses requirements for avoidance of conflicts of interest by all of our employees. Our Governance Principles, Nominating Committee Charter and Code of Conduct are all written documents. With the exception of annual director and officer questionnaires, our Governance Principles, our Code of Conduct, and our Nominating Committee Charter, there are no additional written policies and procedures relating to the review, approval or ratification of related party transactions by the Board.

To help us perform our independence and related party transaction analysis, we require that each senior executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members and certain of their affiliates) had or will have a direct or indirect material interest (except for salaries and other compensation and benefits, directors’ fees, and dividends on our stock). It is our general intention to avoid such transactions. Our General Counsel reviews responses to the questionnaires and any other information about related party transactions that may be brought to his attention. We use the questionnaires and the annual Code of Conduct training to help ensure the effective implementation and monitoring of compliance with such policies and procedures. If any such related party transactions are disclosed, they are reviewed by the Nominating Committee pursuant to the requirements of its Charter. If appropriate, any such transactions are submitted to the Board for approval.

The Nominating Committee does not use any formal written standards in determining whether to submit a related party transaction to the Board for approval. As noted above, we attempt to avoid such transactions altogether. On the rare occasions when such transactions have arisen, our Nominating Committee, which is comprised of a majority of our independent board members, reviewed the proposed or actual transactions and utilized their business judgment to determine which of them should be submitted for review to the full Board. In practice, all such transactions that have arisen in recent years have been reviewed by the full Board, even when they were well below the threshold for proxy statement disclosure and below the threshold at which director independence could be compromised.

The types of transactions that have been reviewed in the past include the purchase and sale of goods, services or property from companies for which our directors serve as executive officers or directors, and the purchase of financial services and access to lines of credit from banks for which our directors serve as executive officers or directors. During the year ended December 31, 2010, there were no such transactions that required reporting to the Board.

In connection with Mr. Timmerman’s upcoming retirement from our Board on November 30, 2011, our subsidiary South Carolina Electric & Gas Company (“SCE&G”) entered into a consulting agreement with him on January 7, 2011 to provide independent consulting services following his retirement to SCE&G with respect to nuclear engineering and other generating projects. The term of the consulting arrangement will begin on December 1, 2011 and will end on the commercial operation date of SCE&G’s V.C. Summer Nuclear Station Unit 2 or December 1, 2016, whichever first occurs. Mr. Timmerman will be paid an annual consulting fee of $360,000 during the term of the agreement. The Board approved the terms of the consulting agreement. For additional information about non-competition and termination provisions of the agreement, see “Executive Compensation—Consulting Agreement with our Chief Executive Officer.”

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists shares of our common stock beneficially owned on February 11, 2011, by each director, each nominee, each person named in the Summary Compensation Table on page 39, and all directors and executive officers as a group.

Name of Beneficial Owner		Amount and Nature of Beneficial Ownership(1)(2)(3)(4)(5)	Percent of Class
W. B.	Timmerman	101,097	*
J. E.	Addison	16,448	*
K. B.	Marsh	25,124	*
G. J.	Bullwinkel, Jr.	48,845	*
S. A.	Byrne	17,976	*
B. L.	Amick	12,516	*
J. A.	Bennett	3,174	*
S. A.	Decker	3,356	*
D. M.	Hagood	1,108	*
J. W.	Martin, III	1,078	*
J. M.	Micali	1,000	*
L. M.	Miller	4,114	*
J. W.	Roquemore	1,000	*
M. K.	Sloan	2,323	*
H. C.	Stowe	3,487	*
All executive officers and directors as a group (20 persons)		358,350	*

*Less	than 1%

(1)	Includes shares purchased through February 11, 2011, by the Trustee under the SCANA Stock Purchase Savings Plan.

(2)	Shares acquired under the Director Compensation and Deferral Plan are not included in the above table. Directors do not have voting rights with respect to these shares. As of February 11, 2011 the following directors had acquired the following numbers of hypothetical shares: Messrs. Amick — 29,448; Bennett — 24,905; Hagood — 10,467; Martin — 2,971; Micali — 10,681; Roquemore — 6,601; Sloan — 34,399; Stowe — 22,766; Mrs. Decker — 0; and Ms. Miller — 35,708.

(3)	Hypothetical shares acquired under the Executive Deferred Compensation Plan are not included in the above table. These hypothetical shares do not have voting rights. As of February 11, 2011, the following officers had acquired the following numbers of hypothetical shares: Messrs. Timmerman — 72,754; Addison — 652; Marsh — 6,269; Bullwinkel — 28,989; and Byrne — 15,652.

(4)	Includes shares owned by close relatives and/or shares held in trust for others, as follows: Messrs. Amick — 480; Stowe — 100; and other executive officers as a group — 10,816.

(5)	Mrs. Decker holds certain of her shares in a brokerage equity line of credit account in which up to 30% of shares can be borrowed against at any one time. As of February 11, 2011, 994 shares were pledged.

FIVE PERCENT BENEFICIAL OWNERSHIP OF SCANA COMMON STOCK

The following table provides information about persons known by us to be the beneficial owners of more than five percent of our common stock as of December 31, 2010. This information was obtained from Schedules 13G filed with the Securities and Exchange Commission and we have not independently verified it.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
SCANA Corporation Stock Purchase Savings Plan Bank of America, N.A., as Trustee(1) 1300 Merrill Lynch Drive Third Floor Pennington, NJ 08534	13,215,629	10.40
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,375,832	6.58

(1)	The Stock Purchase Savings Plan has shared power to vote and dispose of all of these shares. Employees have the opportunity to give voting instructions to the Trustee with respect to shares held in their accounts and the Trustee is required to vote the shares in accordance with such instructions.

EXECUTIVE COMPENSATION

Compensation Committee Processes and Procedures

Our Human Resources Committee, which is comprised entirely of independent directors, administers our senior executive compensation program. Compensation decisions for all senior executive officers are approved by the Human Resources Committee and recommended by the Committee to the full Board for final approval. The Committee considers recommendations from our Chairman and Chief Executive Officer in setting compensation for senior executive officers.

In addition to attendance by members of the Human Resources Committee, the Committee’s meetings are also regularly attended by our Chairman and Chief Executive Officer and our Vice President of Human Resources. However, at each meeting, the Committee also meets in executive session without members of management present. The Chairman of the Committee reports the Committee’s recommendations on executive compensation to the Board of Directors. Our Human Resources, Tax and Finance Departments support the Human Resources Committee in its duties, and the Committee may delegate authority to these departments to fulfill administrative duties relating to our compensation programs.

The Committee has the authority under its charter to retain, approve fees for, and terminate advisors, consultants and others as it deems appropriate to assist in the fulfillment of its responsibilities. The Committee has, however, historically not retained its own compensation consultant, but rather has used relevant information provided to us by management’s consultant. The Committee uses this information to assist it in carrying out its responsibilities for overseeing matters relating to compensation plans and compensation of our senior executive officers. Using information provided by a national compensation consultant helps assure the Committee that our policies for compensation and benefits are competitive and aligned with utility and general industry practices. Currently, Towers Watson serves as management’s executive officer and director compensation consultant. Prior to May 2009, Hewitt Associates served as management’s executive officer and director compensation consultant. During 2010, Towers Watson’s aggregate fees in connection with advice relating to executive officer and director compensation were $127,147.

In addition to providing services related to executive officer and director compensation in 2010, Towers Watson also provided non-executive compensation consulting services to the Company. The non-executive compensation consulting services provided by Towers Watson in 2010 included actuarial services and pension plan advice, compensation plan design advice, financial analysis and disclosure consulting, and welfare benefits consulting. During 2010, Towers Watson’s fees for these additional services were $583,272. Requests for such non-executive compensation consulting services are made to Towers Watson by persons below the executive officer level within the departments of our Company that have a need for such services, and those requests are made without the involvement of our senior management or other personnel who may be associated with Towers Watson’s engagement in connection with executive compensation consulting. Although Towers Watson was only recently selected as management’s executive officer and director compensation consultant, Towers Watson has performed many of the additional services for various departments of our Company for more than 20 years. The decision to engage Towers Watson for both the executive and the non-executive compensation consulting services was made by management. The Board approved management’s engagement of Towers Watson for the executive compensation consulting. Although the Board was made aware of the Company’s use of Towers Watson for the non-executive compensation services, the Board was not asked to, and did not, approve the engagement of Towers Watson for the non-executive compensation services.

Compensation Committee Interlocks and Insider Participation

During 2010, decisions on various elements of executive compensation were made by the Human Resources Committee. No officer, employee, former officer or any related person of SCANA or any of its subsidiaries served as a member of the Human Resources Committee.

The directors who served on the Human Resources Committee during 2010 were:

Mr. Maceo K. Sloan, Chairman

Mr. James A. Bennett

Mrs. Sharon A. Decker

Mr. D. Maybank Hagood

Mr. Joshua W. Martin, III

Mr. James M. Micali

Ms. Lynne M. Miller

Mr. James W. Roquemore

Mr. Harold C. Stowe

Mr. G. Smedes York (Chairman until retirement in April 2010)

Compensation Risk Assessment

Our Human Resources, Risk Management, and Legal departments jointly reviewed our compensation policies and procedures to determine whether they present a significant risk to the Company. Our annual incentive compensation plans for all employees are structured such that appropriate limits are in place to discourage excessive risk taking. In addition, all leadership level employees who are in a position to effect significant policies or projects have compensation at risk on both a short- and long-term basis, which we believe discourages excessive risk taking and encourages supervision of any risk related activities by other employees. Our compensation programs and policies, including our senior executive share ownership requirements, reward consistent, long-term performance by heavily weighting leadership level compensation to long-term incentives that reward stock, financial, and operating performance. Based on this review we have concluded that our compensation policies and procedures for all employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Discussion and Analysis

Objectives and Philosophy of Executive Compensation

Our senior executive compensation program is designed to support our overall objective of increasing shareholder value by:

•	Hiring and retaining premier executive talent;

•	Having a pay-for-performance philosophy that links total rewards to achievement of corporate, business unit and individual goals, and places a substantial portion of pay for senior executives at-risk;

•	Aligning the interests of executives with the long-term interests of shareholders through long-term equity-based incentive compensation; and

•

Ensuring that the elements of the compensation program focus on and appropriately balance our financial, customer service, operational and strategic goals, all of which are crucial to achieving long-term results for our shareholders.

We have designed our compensation program to reward senior executive officers for their individual and collective performance and for our collective performance in achieving target goals for earnings per share and total shareholder return and other annual and long-term business objectives. We believe our program performs a vital role in keeping executives focused on improving our performance and enhancing shareholder value while rewarding successful individual executive performance in a way that helps to assure retention.

The following discussion provides an overview of our compensation program for all of our senior executive officers (for 2010, a group of 10 people who are at the level of senior vice president and above), as well as a specific discussion of compensation for our Chief Executive Officer, our Chief Financial Officer and the other executive officers named in the Summary Compensation Table that follows this “Compensation Discussion and Analysis.” In this discussion, we refer to the executives named in the Summary Compensation Table as “Named Executive Officers.”

Principal Components of Executive Compensation

During 2010, senior executive compensation consisted primarily of three key components: base salary, short-term cash incentive compensation, and long-term equity-based incentive compensation (under the shareholder-approved Long-Term Equity Compensation Plan). We also provide various additional benefits to senior executive officers, including health, life and disability insurance plans, retirement plans, change in control arrangements, limited perquisites, and, if appropriate, severance and termination benefits. The Human Resources Committee makes its decisions about how to allocate senior executive officer compensation among base salary, short-term cash incentive compensation and long-term equity-based incentive compensation on the basis of market information and analysis provided by our compensation consultant, and our goals of remaining competitive with the compensation practices of a group of surveyed companies and of linking compensation to our corporate performance and individual senior executive officer performance.

A more detailed discussion of each of these components of senior executive officer compensation, the reasons for awarding such types of compensation, the considerations in setting the amounts of each component of compensation, the amounts actually awarded for the periods indicated, and various other related matters is set forth in the sections below.

Factors Considered in Setting Senior Executive Officer Compensation

Use of Market Surveys and Peer Group Data

We believe it is important to consider comparative market information about compensation paid to executive officers of other companies in order to remain competitive in the executive workforce marketplace. We want to be able to attract and retain highly skilled and talented senior executive officers who have the ability to carry out our short- and long-term goals. To do so, we must be able to compensate them at levels that are competitive with compensation offered by other companies in our business or geographic marketplace that seek similarly skilled and talented executives. Accordingly, we consider market survey results in establishing target compensation levels for all components of compensation. The market survey information is provided to us approximately every other year by our compensation consultant. In years in which our consultant does not provide us with market survey information, our process is to apply an aging factor to the prior year’s information with assistance from our consultant, based on its experience in the marketplace. Compensation decisions for 2010 were based on a compensation survey performed in 2009 by our compensation consultant, Towers Watson. Prior to the consultant’s conducting the market study, we assist our consultant in matching our positions with benchmark positions in its database by comparing the specific responsibilities of our positions with the benchmark duties. If we are unable to find an exact match for one of our positions in the consultant’s database due to variances in duties and/or position level, we and our consultant agree on the most similar position. The market survey information may then be adjusted upward or downward as necessary to match our position as closely as possible.

Our goal is to set base salary and short- and long-term incentive compensation for our senior executive officers at the median (50th percentile) of compensation paid for similar positions by the companies included in the market surveys. We set our target at the median because we believe this target will meet the requirements of most of the persons we seek to hire and retain in our geographic area, and because we believe it is fair both to us and to the executives. Variations to this objective may, however, occur as dictated by the experience level of the individual, internal equity and market factors. We do not set a target level for broad-based benefits for our senior executive officers, but our market survey information indicates that they currently are approximately at the median.

The companies included in the market surveys are a group of utilities and general industry companies of various sizes in terms of revenue. Approximately half of the companies included in the most recent market surveys had substantially the same levels of annual revenues as we had, while the remainder had revenues ranging from one-seventh to not greater than 3.6 times our revenues. Market survey results for each position are size-adjusted using regression analysis to account for these differences in company revenues, which in turn are viewed as a proxy for measuring the relative scope and complexity of the business operations. Data for the remaining companies was obtained from proxy statement disclosures.

The companies included in the 2009 market survey we used in connection with setting base salaries and short- and long-term incentive compensation for 2010, and the states in which they are headquartered are listed below:

Utility Industry: AGL Resources, Inc. (GA); Allegheny Energy, Inc. (PA); Allete, Inc. (MN); Alliant Energy Coporation (WI); Ameren Corporation (MO); Black Hills Corporation (SD); CenterPoint Energy, Inc. (TX); Cleco Corporation (LA); CMS Energy Corporation (MI); Dominion Resources, Inc. (VA); Duke Energy Corporation (NC); Dynegy, Inc. (TX); Edison International (CA); El Paso Corporation (TX); FPL Group, Inc. (FL); NV Energy, Inc. (NV); Pepco Holdings, Inc. (DC); Portland General Electric Co. (OR); PPL Corporation (PA); Progress Energy, Inc. (NC); Public Service Enterprise Group, Inc. (NJ); Sempra Energy (CA); Southern Company (GA); TECO Energy, Inc. (FL); Wisconsin Energy Corporation (WI).

General Industry: Armstrong World Industries, Inc. (PA); Avery Dennison Corp. (CA); Ball Corporation (CO); Cameron International Corp. (TX); The Clorox Company (CA); Convergys Corporation (OH); Ecolab Inc. (MN); Garmin Ltd (KS); Goodrich Corporation (NC); Hanesbrands, Inc. (NC); Harman International Industries, Inc. (CT); Hasbro, Inc. (RI); The Hershey Company (PA); Mattel, Inc. (CA); MeadWestvaco Corporation (VA); Pitney Bowes, Inc. (CT); Praxair, Inc. (CT); Rockwell Collins, Inc. (IA); The Sherwin-Williams Co. (OH); Sonoco Products Company (SC); Steelcase Inc. (MI); Unisys Corporation (PA); Western Union Corporation (CO).

We believe the utilities included in our market surveys are an appropriate group to use for compensation comparisons because they align well with our revenues, the nature of our business and workforce, and the talent and skills required for safe and successful operations. We believe the additional non-utility companies included in our market surveys are appropriate to include in our comparisons because they align well with our revenues, and are the types of companies that might be expected to seek executives with the same general skills and talents as the executives we are trying to attract and retain in our geographic area. The companies we use for comparisons may change from time to time based on the factors discussed above.

To make comparisons with the market survey results, we generally divide all of our senior executive officers into utility and non-utility executive groups — that is, executive officers whose responsibilities are primarily related to utility businesses and require a high degree of technical or industry-specific knowledge (such as electrical engineering, nuclear engineering or gas pipeline transmission), and those whose responsibilities are more general and do not require such specialized knowledge (such as business, finance, and other corporate support functions). We then attempt to match to the greatest degree possible our positions with similar positions in the survey results. For positions that do not fall specifically into the utility or non-utility group, we may blend the survey results to achieve what we believe is an appropriate comparison.

We also use performance data covering a larger peer group of utilities in determining long-term equity incentive compensation under our shareholder-approved Long-Term Equity Compensation Plan, as discussed below under “Long-Term Equity Compensation Plan.”

Personal Qualifications

In addition to considering market survey comparisons, we consider each senior executive officer’s knowledge, skills, scope of authority and responsibilities, job performance and tenure with us as a senior executive officer.

Mr. Timmerman has been our Chief Executive Officer for 14 years, and has been employed with us in various capacities, including President, Chief Financial Officer and Chief Operating Officer, for over 30 years. Mr. Timmerman started his career as a certified public accountant. As our Chief Executive Officer, Mr. Timmerman has responsibility for strategic planning, development of our senior executive officers and oversight of all our operations.

Mr. Addison was appointed Senior Vice President of SCANA and Chief Financial Officer in April 2006, prior to which he served as our Vice President of Finance since 2001. As Chief Financial Officer, he is responsible for all of our financial operations, including accounting, risk management, treasury, regulatory affairs, investor relations, shareholder services, taxation and financial planning, as well as our information technology functions. Mr. Addison is a certified public accountant, and has been with us for 19 years.

Mr. Marsh was appointed President and Chief Operating Officer of SCANA in January 2011. He served as our Senior Vice President from 1998 to January 2011, and as our Chief Financial Officer from 1996 to April 2006. Since April 2006, he has also served as President of South Carolina Electric & Gas Company (“SCE&G”), our largest subsidiary, and as SCE&G’s Chief Operating Officer from April 2006 to January 2011. In addition to his responsibilities at SCE&G, as President of SCANA, he and Mr. Timmerman are working together to transition the Company’s leadership based on the board’s decision for Mr. Marsh to assume the role of Chief Executive Officer upon Mr. Timmerman’s retirement in November, 2011. As President of SCE&G, he is responsible for all of its gas and electric operations, as well as for all of our facilities and property management. Mr. Marsh previously practiced as a certified public accountant and has been with us for 27 years.

Mr. Bullwinkel is Senior Vice President of SCANA, as well as President and Chief Operating Officer of our subsidiary, SCANA Energy Marketing, Inc., which is a provider of natural gas, and President of our subsidiaries, SCANA Communications, Inc. and ServiceCare, Inc. He is also responsible for senior executive oversight of our subsidiary, Public Service Company of North Carolina, Incorporated, d/b/a PSNC Energy, which is a regulated provider of natural gas in North Carolina. In these positions, he is responsible for overall operations of each of these subsidiaries. Mr. Bullwinkel has been with us for 40 years.

Mr. Byrne is an Executive Vice President of SCANA, as well as Chief Operating Officer and Executive Vice President of Generation and Transmission for SCE&G. He is also responsible for our fossil hydro operations. In these positions, he is responsible for overseeing all of our activities related to fossil hydro and nuclear power, including nuclear plant operations, emergency planning, licensing, and nuclear support services, as well as overseeing construction of our new nuclear facilities. He has over 26 years experience in the nuclear industry, and he has also held a Nuclear Regulatory Commission (NRC) Senior Reactor Operator’s license. Mr. Byrne has been with us for 15 years.

Other Factors Considered

In addition to the foregoing information, we consider the fairness of the compensation paid to each senior executive officer in relation to what we pay our other senior executive officers. Our Human Resources Committee also considers recommendations from our Chairman and Chief Executive Officer in setting compensation for senior executive officers.

We review our compensation program and levels of compensation paid to all of our senior executive officers, including the Named Executive Officers, annually and may make adjustments based on the foregoing factors as well as other subjective factors.

In 2010, our Human Resources Committee reviewed summaries of compensation components (“tally sheets”) for all of our senior executive officers, including the Named Executive Officers. These tally sheets reflect changes in compensation from the prior year, if any, and affix dollar amounts to each component of compensation. Although the Committee did not make any adjustments to executive compensation in 2010 based on its review of the tally sheets, it intends to continue to use such tally sheets in the future to review each component of the total compensation package, including base salaries, short- and long-term incentives, severance plans, insurance, retirement and other benefits, as a factor in determining the total compensation package for each senior executive officer. During 2010, no adjustments to compensation were made for senior executive officers.

Timing of Senior Executive Officer Compensation Decisions

Annual salary reviews are routinely conducted and any adjustments are made, and short- and long-term incentive compensation awards are routinely granted, in February of each year at the first regularly scheduled Human Resources Committee and Board meetings. Determinations also are made at those meetings as to whether to pay out awards under the most recently completed cycle of long-term equity-based incentive compensation. Compensation determinations also may be made by the Committee at its other quarterly meetings in the case of newly hired executives, promotions of employees, or adjustments of existing employees’ compensation that could not be deferred until the February meeting. We routinely release our annual and quarterly earnings information to the public in conjunction with the quarterly meetings of our Board.

Base Salaries

Senior executive officer base salaries are divided into grade levels based on market data for similar positions and experience. The Human Resources Committee believes it is appropriate to set base salaries at a reasonable level that will provide executives with a predictable income base. Accordingly, base salaries are targeted at the median

(50th  percentile) of the market survey data. The Human Resources Committee reviews base salaries annually and makes adjustments, if appropriate, on the basis of an assessment of individual performance, relative levels of accountability, prior experience, breadth and depth of knowledge, changes in market compensation practices as reflected in market survey data, and relative compensation levels within our Company. No Named Executive Officers received a base salary increase in 2010.

Short-Term and Long-Term Incentive Compensation

Our senior executive officer compensation program provides for both short-term incentive compensation in the form of annual cash incentive compensation, and long-term equity-based incentive compensation payable at the end of periods which have historically lasted three years. Both our Short-Term Annual Incentive and Long-Term Equity Compensation Plans promote our pay-for-performance philosophy, as well as our goal of having a meaningful amount of pay at-risk, and we believe both plans provide us a competitive advantage in recruiting and retaining top quality talent.

We believe the short-term incentive compensation plan provides our senior executive officers with an annual stimulus to achieve short-term individual and business unit or departmental goals and short-term corporate earnings goals that ultimately help us achieve our long-term corporate goals. We believe the long-term equity-based incentive compensation counterbalances the emphasis of short-term incentive compensation on short-term results by focusing our senior executive officers on achievement of our long-term corporate goals, provides additional incentives for them to remain our employees by ensuring that they have a continuing stake in the long-term success of the Company, and significantly aligns the interests of senior executive officers with those of shareholders.

Short-Term Annual Incentive Plan

Our Short-Term Annual Incentive Plan provides financial incentives for performance in the form of opportunities for annual incentive cash payments. Participants in the Short-Term Annual Incentive Plan include not only our senior executive officers, but also approximately 217 additional employees, including other officers, senior management, division heads and other professionals whose positions or levels of responsibility make their participation in the plan appropriate. Our Chief Executive Officer recommends, and the Human Resources Committee approves, the performance measures, operational goals and other terms and conditions of incentive awards for senior executive officers, including the Named Executive Officers.

The Committee reviews and approves target short-term incentive levels at its first regularly scheduled meeting each year based on percentages assigned to each executive salary grade. Actual short-term incentive awards are based both on the Company’s achieving pre-determined financial and business objectives in the coming year, and on each senior executive officer’s level of performance in achieving his or her individual financial and strategic objectives. The Committee selected these performance metrics because it believes they are key measures of financial and operational success, and that achieving our earnings and strategic goals supports the interests of our shareholders. In assessing accomplishment of objectives, the Committee considers the difficulty of achieving each objective, unforeseen obstacles or favorable circumstances that might have altered the level of difficulty in achieving the objective, overall importance of the objective to our long-term and short-term goals, and importance of achieving the objective to enhancing shareholder value. Changes in annual target short-term incentive levels can be made if there are changes in the senior executive officer’s salary grade level that warrant a target change.

The plan allows for an increase or decrease in short-term incentive award payout for an individual participant of up to 20% of the award based on an individual’s performance in meeting individual financial and strategic objectives. The plan also allows for an increase or decrease in award payout of up to 50% of the target award for all participants as a group. However, cumulative adjustments to target award payouts for all participants may not increase or decrease overall award levels by more than 50%. Individual awards may nonetheless be decreased or eliminated if the Human Resources Committee determines that actual results warrant a lower payout.

For Mr. Timmerman, the Short-Term Annual Incentive Plan placed equal emphasis on the following financial and business objectives for 2010:

•	Our achieving earnings per share targets set to reflect our published earnings per share guidance; and

•	Performance of our senior executive officers.

For each of our other Named Executive Officers, the Short-Term Annual Incentive Plan placed equal emphasis on the following financial and business objectives for 2010:

•	Our achieving earnings per share targets set to reflect our published earnings per share guidance; and

•

The executive officer’s level of performance in helping us achieve our annual business objectives relating to one or more of the following four critical success factors: cost effective operations, profitable growth, excellence in customer service, and developing our people.

The estimated possible payouts that could have been earned under the 2010 awards if performance objectives were met at threshold, target and maximum levels are set forth in the “2010 Grants of Plan-Based Awards” table. The 2010 Short-Term Annual Incentive Plan payouts based on our achieving our earnings per share target and business objectives, and our Named Executive Officers’ achieving their individual objectives, are reflected in the Summary Compensation Table on page 39 under the column “Non-Equity Incentive Plan Compensation.”

Earnings per Share Component of 2010 Annual Incentive Award

Up to fifty percent of the total 2010 annual incentive award would be earned based on the extent to which we met the earnings per share goals set forth below:

	25% of EPS Component Earned at	50% of EPS Component Earned at	75% of EPS Component Earned at	100% of EPS Component Earned at
Earnings per share	$2.80	$2.85	$2.90	$2.95

Our actual earnings per share for 2010 were $2.99, which resulted in our executives earning 100% of the earnings per share component of the 2010 annual incentive award.

Individual Strategic Objectives Component of 2010 Annual Incentive Award

The remaining fifty percent of the 2010 annual incentive award was based on our Named Executive Officers achieving their individual performance objectives relating to one or more of our critical success factors. All of our Named Executive Officers have responsibilities related to each of our critical success factors although they may be weighted differently each year to reflect current initiatives. The extent to which each Named Executive Officer’s individual strategic objectives depended upon our achieving one or more of our critical success factors was weighted according to the extent to which the executive was responsible for results of the objectives. The weightings assigned to the business objectives for each Named Executive Officer for 2010 are shown in the table below:

2010 Weightings Assigned to Each Business Performance Objective

for Named Executive Officers

Objective	Mr. Timmerman	Mr. Addison	Mr. Marsh	Mr. Byrne	Mr. Bullwinkel
Financial Results	50%	50%	50%	50%	50%
Senior Staff Performance	50%
Cost Effective Operations		15%	50%	40%	20%
Profitable Growth		15%			30%
Customer Service		20%
Developing our People				10%

We achieved our business objectives and our senior executive officers achieved their individual strategic objectives. Accordingly, we made payouts to our senior executive officers, including our Named Executive Officers, with respect to the business and individual strategic objectives portions of the Plan.

Individual Strategic Objectives on which 2010 Annual Incentive Awards were Based

Our four critical success factors — cost effective operations, profitable growth, excellence in customer service, and developing our people — included the following components, which were included in business unit objectives: meeting customer growth challenges, excelling in customer service, focusing on employee safety and wellness, maintaining gas and electric system reliability, and addressing changing and challenging regulatory requirements. The individual strategic objectives the Human Resources Committee considered with respect to one or more of our critical success factors in determining short-term incentive awards for the Named Executive Officers were as follows:

Mr. Timmerman’s award was based on his contributions and his leadership of other senior executives in achieving our overall corporate strategic plan objectives.

Mr. Addison’s award was based on his successful monitoring of financial markets, and obtaining external financings and refinancings on favorable terms for SCANA and its key subsidiaries; and progress of his efforts to increase the visibility of, and an understanding of, our Company in the financial community, including investor relations meetings in targeted locations.

Mr. Marsh’s award was based on his oversight of our regulatory filings and compliance with the regulatory requirements of the South Carolina Public Service Commission; oversight of SCE&G’s budgetary programs and processes, and the development of timely reports to improve analysis of operating results and business performance; and his executive leadership in developing and implementing appropriate risk management strategies related to the construction of new nuclear plants.

Mr. Bullwinkel’s award was based on his efforts in connection with the implementation of a strategy related to residential and commercial customer conversions to natural gas from alternate fuels; our progress in enhancing our call center processes and increasing efficiency of resources for SCANA Energy Marketing, Inc.; and his contributions to development and implementation of an expansion of fiber optic networks at SCANA Communications, Inc.

Mr. Byrne’s award was based on our achieving a pre-determined accident frequency rate at several of our generation facilities; his leadership for our demand side management initiatives and the related regulatory filings and processes with the South Carolina Public Service Commission; our achieving certain construction milestones for our new nuclear construction projects, as well as initiatives related to nuclear training; and his participation in financial community initiatives related to our nuclear construction projects.

Long-Term Equity Compensation Plan

The potential value of long-term equity-based incentive compensation opportunities comprises a significant portion of the total compensation package for senior executive officers and key employees. The Human Resources Committee believes that emphasizing this component of total compensation provides the appropriate long-range focus for senior executive officers and other key employees who are charged with responsibility for managing the Company and achieving success for our shareholders because it links the amount of their compensation to our business and financial performance.

A portion of each senior executive officer’s potential compensation consists of awards under the Long-Term Equity Compensation Plan. The types of long-term equity-based compensation the Human Resources Committee may award under the Plan include incentive and nonqualified stock options, stock appreciation rights (either alone or in tandem with a related stock option), restricted stock, restricted stock units, performance units and performance shares. In recent years, our long-term equity-based awards have been in the form of performance shares, restricted stock, and restricted stock units. These long-term equity-based awards are granted subject to satisfaction of specific performance goals and vesting schedules. For the 2008-2010 performance period, awards under the Long-Term Equity Compensation Plan consisted of 80% performance shares and 20% restricted stock. For the 2009-2011 and the 2010-2012 performance periods, awards under the Long-Term Equity Compensation Plan consisted of 80% performance shares and 20% restricted stock units. The Committee has not awarded stock options since 2002 and has no plans to do so in the foreseeable future, and the Committee has not awarded any stock appreciation rights under the Plan.

We believe awards of performance shares align the interests of our executives with those of shareholders because the value of such awards is tied to our achieving financial and business goals that would be expected to affect the value of our common stock. We believe awards of restricted stock and restricted stock units align the interests of our executives with those of shareholders in that they ensure a long-term view of success and they aid in retention of executives.

Performance Share Awards

The Committee has been granting performance share awards that are earned, if at all, over a three-year period that is measured in three one-year cycles based on comparative total shareholder return and earnings per share components throughout the performance period. Performance share awards based on these components place a portion of executive compensation at risk because executives are compensated pursuant to the awards only when the objectives for Total Shareholder Return (“TSR”) and earnings growth are met. Additionally, comparing our TSR to the TSR of a group of other companies reflects our recognition that investors could have invested their funds in other entities and measures how well we performed over time when compared to others in the group.

Performance share awards are denominated in shares of our common stock. The number of target performance shares into which awards are denominated is calculated by multiplying the Named Executive Officer’s base salary by a target percentage based on positions cited in the market survey data and dividing the product by a valuation factor applied to our opening stock price on the date of grant. The target percentage is derived from market survey data of the peer companies listed above under “Factors Considered in Setting Senior Executive Officer Compensation — Use of Market Surveys and Peer Group Data.” The valuation factor is provided to us by our compensation consultant and is intended as a means to establish a grant date salary equivalent value that takes into consideration such factors as dividend treatment, potential for maximum performance, and the treatment of awards upon termination. Performance share awards may be paid in stock or cash or a combination of stock and cash at the Committee’s discretion, but are most frequently paid in cash. In recent years, all payouts have been in cash. Payouts are based on the closing market price of our stock on the last business day of the three-year performance period.

Components of 2008-2010 Performance Share Awards

For the 2008-2010 period, components on which we based performance share awards to senior executive officers were as follows: (1) our TSR relative to the TSR of a peer group of companies; and (2) a growth in earnings component based on growth in “GAAP-adjusted net earnings per share from operations” as that term is used in the Company’s periodic reports and external communications(2). TSR over the performance period was equal to the change in our common stock price, plus cash dividends paid on our common stock during the period, divided by the common stock price as of the beginning of the period. One half of target performance shares were based on the TSR component, and one half were based on the growth in earnings component.

Performance measurement and award determinations for the 2008-2010 period were made on an annual basis with vesting and payment of awards being deferred until after the end of the three-year period. Accordingly, payouts under the 2008-2010 three-year period were earned for each year that performance goals were met during the three-year period, but vesting and payment were deferred until the end of the three-year period and were contingent upon the participant still being employed with us at the end of the three-year period, subject to certain exceptions in the event of retirement, death or disability. Payouts would also have been accelerated in the event of certain change in control events. See “ — Potential Payments Upon Termination or Change in Control.”

In 2008, we granted performance share awards to each of the Named Executive Officers based on the components discussed above.

Performance Criteria for the 2008-2010 Performance Share Awards and Earned Awards for the 2008-2010 Performance Period

Payouts based on the TSR component of the 2008-2010 plan were scaled according to our ranking against a peer group of utilities. Executives could earn threshold payouts (equal to 25% of target award) for each year of the three-year period in which we ranked at the 25th percentile in relation to the peer group’s TSR performance for the one-year period. Target payouts (equal to 100% of target award) could be earned for each year of the three-year period in which we ranked at the 50th percentile in relation to the peer group’s TSR performance for the one-year period. Maximum payouts (equal to 175% of target award) could be earned for each year of the three-year period in

[2]	GAAP-adjusted net earnings per share from operations provides a consistent basis upon which to measure performance from year to year. In prior years, GAAP-adjusted net earnings per share from operations has excluded from earnings the effects arising from the Company’s adoption of new accounting guidance, the favorable settlement of certain litigation and the effects of sales of certain investments. Management uses this measure when determining earnings guidance and growth projections and when making resource allocation and other budgetary and operational decisions.

which our performance ranked at or above the 90th percentile in relation to the peer group’s TSR performance for the one-year period. Payouts were scaled between 25% and 175% based on the actual percentile achieved. No payout could be earned if our performance was less than the 25th percentile, and no payouts could exceed 175% of the target award. Threshold, target and maximum payouts at the 25th, 50th and 90th percentiles were used because these generally matched the levels used by the companies in the modified 2008 market survey data.

The peer group of utilities with which we compared our TSR for the 2008-2010 period are set forth below:

Allegheny Energy, Inc.; Alliant Energy Corporation; Ameren Corporation; American Electric Power; Avista Corporation; Centerpoint Energy Inc.; CMS Energy Corporation; Consolidated Edison, Inc.; Constellation Energy Group, Inc.; Dominion Resources, Inc.; DPL, Inc.; DTE Energy Company; Duke Energy Corporation; Edison International; Entergy Corporation; Exelon Corporation; FirstEnergy Corp.; Great Plains Energy, Inc.; Hawaiian Electric Industries, Inc.; Integrys Energy Group, Inc.; NextEra, Inc.; NiSource Inc.; Northeast Utilities; NorthWestern Corporation; NSTAR; NV Energy, Inc.; OGE Energy Corp.; Pepco Holdings, Inc.; PG&E Corporation; Pinnacle West Capital Corporation; PNM Resources, Inc.; PPL Corporation; Progress Energy, Inc.; Public Service Enterprise Group, Inc.; Southern Company; TECO Energy, Inc.; UIL Holdings Corporation; UniSource Energy Corporation; Vectren Corporation; Westar Energy, Inc.; Wisconsin Energy Corporation; XCEL Energy, Inc.

The number of utilities included in the peer group used for TSR comparisons is larger than the number included in the market survey utility peer group we use for purposes of setting base salary and short- and long-term incentive targets because information about TSR is publicly available for a larger number of utilities. We include only utilities in the TSR peer group because we have assumed that shareholders would measure our performance against performance of other utilities in which they might have invested.

For the first, second and third years of the 2008-2010 period, our TSR was at the 82nd, 47th, and 47th percentile, respectively, which resulted in awards on the TSR component being earned at 160%, 91%, and 91% for the respective years, payment of which was deferred until the end of the three-year period as discussed above. The overall payout of 114% of the TSR portion of the target shares, which occurred in February 2011, is reflected in the “2010 Option Exercises and Stock Vested” table on page 42.

With respect to the growth in earnings component for the 2008-2010 period, executives could earn threshold payouts (equal to 25% of target award) for each year in the three-year period in which growth in GAAP-adjusted net earnings per share from operations equaled 1%. Executives could earn target payouts (equal to 100% of target award) for each year in which such growth equaled 4%, and maximum payouts (equal to 175% of target award) for each year in which such growth equaled or exceeded 7%. Payouts were scaled between 25% and 175% based on the actual growth in GAAP-adjusted net earnings per share from operations. No payouts could be earned for any year in which growth in GAAP-adjusted net earnings per share from operations was less than 1%, and no payouts could exceed 175% of target award.

For the first, second and third years of the 2008-2010 period, our growth in GAAP-adjusted net earnings per share from operations was 7.7%, less than 1%, and 4.9% respectively, which resulted in awards on the earnings per share component being earned at 175%, 0%, and 122.5% for the respective years, payment of which was deferred until the end of the three-year period as discussed above. The overall payout of 99% of the growth in GAAP-adjusted net earnings per share from operations portion of the target shares, which occurred in February 2011, is reflected in the “2010 Option Exercises and Stock Vested” table on page 42.

The overall payout of the performance shares for the 2008-2010 cycle, which occurred in February 2011, was 107%, and is reflected in the “2010 Option Exercises and Stock Vested” table on page 42.

Restricted Stock Component of the 2008-2010 Long-Term Equity Compensation Plan Grant

The twenty percent restricted stock component of the 2008-2010 Long-Term Equity Compensation Plan award was granted on February 14, 2008, based on fair market value of our common stock on the date of grant. The restricted stock was subject to a three-year vesting period, which we believe aids in leadership retention. The restricted stock had voting rights prior to vesting but was subject to forfeiture in the event of retirement or termination of employment prior to the end of the vesting period, subject to exceptions for death, disability, or change in control. Although restricted stock does not have the same risk of forfeiture for failure to meet performance thresholds associated with performance shares, it has no upside potential for payout above the target level.

Information about vesting of the restricted stock award component of the 2008-2010 awards is reflected in the “2010 Option Exercises and Stock Vested” table on page 42.

2009-2011 Performance Share and Restricted Stock Unit Awards

For the 2009-2011 period we granted awards under the Long-Term Equity Compensation Plan to each of the Named Executive Officers comprised of a combination of performance shares and restricted stock units. Performance shares represent 80% of the awards, consisting of one half to be earned based on our level of achieving TSR targets and the remaining one half to be earned based on our level of achieving growth in GAAP-adjusted net earnings per share from operations targets. The remaining 20% of the awards is in the form of restricted stock units. We transitioned from awards of restricted stock, which were granted for the first time in February 2008, to awards of restricted stock units, which were awarded for the first time in 2009, because we determined that, under certain circumstances, restricted stock awards could potentially cause immediate adverse tax consequences to certain participants. Performance measurement and award determination for the performance shares for the 2009-2011 cycle will also be made on an annual basis with payment of awards being deferred until after the end of the three-year period. The restricted stock units will vest at the end of the three-year period, if at all, and are not performance based.

Components of 2009-2011 Performance Share Awards, Performance Criteria for the 2009-2011 Performance Share Awards and Earned Awards for the 2009 and 2010 Performance Period

The components of, the performance criteria for, and the TSR peer group of utilities utilized for the performance share awards for the 2009-2011 period are the same as those used for the 2008-2010 period as discussed above under “Components of 2008-2010 Performance Share Awards,” and “Performance Criteria for the 2008-2010 Performance Share Awards and Earned Awards for the 2008-2010 Performance Period.”

For the first and second years of the 2009-2011 period, our TSR was at the 47th percentile, which resulted in an award on the TSR component being earned at 91% for each year, payment of which will be deferred until the end of the three-year period as discussed above. See the “Outstanding Equity Awards at 2010 Fiscal Year-End” table on page 41.

For the first and second years of the 2009-2011 period, our growth in GAAP-adjusted net earnings per share from operations was less than 1% and 4.9% respectively, which resulted in no award on the earnings per share component being earned for the first year and a 122.5% award being earned for the second year, payment of which will be deferred until the end of the three-year period as discussed above. See the “Outstanding Equity Awards at 2010 Fiscal Year-End” table on page 41.

Restricted Stock Unit Component of the 2009-2011 Long-Term Equity Compensation Plan Grant

The 2009-2011 restricted stock unit awards were granted on February 19, 2009, and were based on fair market value of our common stock on the date of grant. The restricted stock units are subject to a three-year vesting period which, as discussed above, we believe aids in leadership retention. The restricted stock units do not have voting rights prior to vesting, and are subject to forfeiture in the event of termination of employment prior to the end of the vesting period, subject to exceptions for retirement, death, disability, or change in control. As previously mentioned in connection with the restricted stock grant in 2008, although restricted stock units do not have the same risk of forfeiture for failure to meet performance thresholds associated with performance shares, they have no upside potential for payout above target level. See the “Outstanding Equity Awards at 2010 Fiscal Year-End” table on page 41.

2010-2012 Performance Share and Restricted Stock Unit Awards

For the 2010-2012 period we granted awards under the Long-Term Equity Compensation Plan to each of the Named Executive Officers comprised of a combination of performance shares and restricted stock units. Performance shares represent 80% of the awards, consisting of one half to be earned based on our level of achieving TSR targets and the remaining one half to be earned based on our level of achieving growth in GAAP-adjusted net earnings per share from operations targets. The remaining 20% of the awards is in the form of restricted stock units. Performance measurement and award determination for the performance shares for the 2010-2012 cycle will also be made on an annual basis with payment of awards being deferred until after the end of the three-year period. The restricted stock units will vest at the end of the three-year period, if at all, and are not performance based. See the “2010 Grants of Plan-Based Awards” table on page 40.

Components of 2010-2012 Performance Share Awards, Performance Criteria for the 2010-2012 Performance Share Awards and Earned Awards for the 2010 Performance Period

The components of, the performance criteria for, and the TSR peer group of utilities utilized for the performance share awards for the 2010-2012 period are again the same as those used for the 2008-2010 and 2009-2011 periods as discussed above under “2009-2011 Performance Shares and Restricted Stock Unit Awards” and “Components of 2009-2011 Performance Share Awards,” and “Performance Criteria for the 2009-2011 Performance Share Awards and Earned Awards for the 2009 and 2010 Performance Periods.”

For the first year of the 2010-2012 period, our TSR was at the 47th percentile, which resulted in an award on the TSR component being earned at 91% for the first year, payment of which will be deferred until the end of the three-year period as discussed above. See the “Outstanding Equity Awards at 2010 Fiscal Year-End” table on page 41.

For the first year of the 2010-2012 period, our growth in GAAP-adjusted net earnings per share from operations was 4.9%, which resulted in a 122.5% award on the earnings per share component being earned for the first year, payment of which will be deferred until the end of the three-year period as discussed above. See the “Outstanding Equity Awards at 2010 Fiscal Year-End” table on page 41.

Restricted Stock Unit Component of the 2010-2012 Long-Term Equity Compensation Plan Grant

The 2010-2012 restricted stock unit awards were granted on February 11, 2010, and were based on fair market value of our common stock on the date of grant. The restricted stock units are subject to a three-year vesting period which, as discussed above, we believe aids in leadership retention. The restricted stock units do not have voting rights prior to vesting, and are subject to forfeiture in the event of termination of employment prior to the end of the vesting period, subject to exceptions for retirement, death, disability, or change in control. As previously mentioned in connection with the restricted stock grant in 2008, although restricted stock units do not have the same risk of forfeiture for failure to meet performance thresholds associated with performance shares, they have no upside potential for payout above target level. Information about the restricted stock unit awards granted for the 2010 three-year period is provided in the “2010 Grants of Plan-Based Awards” table on page 40. See also the “Outstanding Equity Awards at 2010 Fiscal Year-End” table on page 41.

2011 Compensation

On February 11, 2011, upon recommendation of our Human Resources Committee, our board of directors increased the base salary of Kevin B. Marsh, our President and Chief Operating Officer, from $580,000 to $700,000 per year and increased Mr. Marsh’s target incentives under our Short-Term Annual Incentive Plan and Long-Term Equity Compensation Plan. These adjustments to Mr. Marsh’s compensation were made in connection with his appointment as our President and Chief Operating Officer as previously disclosed. Also at its February 11, 2011 meeting, the Board, on recommendation of the Human Resources Committee, increased the salaries of certain other Named Executive Officers, but such salary adjustments did not differ materially from 2010 salaries. In addition, the Board, also on the recommendation of the Human Resources Committee, determined performance awards and criteria for both the Short-Term Incentive Plan and the 2011-2013 cycle of the Long-Term Equity Compensation Plan.

Retirement and Other Benefit Plans

We currently sponsor the following retirement benefit plans:

•	a tax qualified defined benefit retirement plan (the “Retirement Plan”);

•	a nonqualified defined benefit Supplemental Executive Retirement Plan (the “SERP”) for our senior executive officers;

•	a tax qualified defined contribution plan (the “401(k) Plan” also known as the “SCANA Stock Purchase Savings Plan”); and

•	a nonqualified defined contribution Executive Deferred Compensation Plan (the “EDCP”) for our senior executive officers.

All employees who have met eligibility requirements may participate in the Retirement Plan and the 401(k) Plan.

The SERP and the EDCP are designed to provide a benefit to senior executive officers who participate in the Retirement Plan or 401(k) Plan (our tax qualified retirement plans) and whose participation in those tax qualified plans at the same percentage of salary as all other employees is otherwise limited by government regulation. The SERP and EDCP participants are provided with the benefits to which they would have been entitled under the Retirement Plan or 401(k) Plan had their participation not been limited. At present, certain senior executive officers, including the Named Executive Officers, are participants in the SERP and/or EDCP. The SERP is described under the caption “Potential Payments Upon Termination or Change in Control — Retirement Benefits — Supplemental Executive Retirement Plan” on page 49 and the EDCP is described under the caption “2010 Nonqualified Deferred Compensation — Executive Deferred Compensation Plan” on page 44 . We provide the SERP and EDCP benefits because they allow our senior executive officers the opportunity to defer the same percentage of their compensation as other employees. We also believe, based on market survey data, that these plans are necessary to make our senior executive officer retirement benefits competitive.

We also provide other benefits such as medical, dental, life and disability insurance, which are available to all of our employees. In addition, we provide certain of our executive officers with additional long-term disability insurance and retiree term life insurance.

Termination, Severance and Change in Control Arrangements

We have entered into arrangements with certain of our senior executive officers, including our Named Executive Officers, that provide for payments to them in the event of a change in control of our Company. These arrangements, including the triggering events for payments and possible payment amounts, are described under the caption “Potential Payments Upon Termination or Change in Control.” We believe that these arrangements are not uncommon for executives at the level of our Named Executive Officers, including executives of the companies included in our compensation market survey information. We believe these arrangements are an important factor in attracting and retaining our senior executive officers by assuring them financial and employment status protections in the event control of our Company changes. We believe such assurances of financial and employment protections help free executives from personal concerns over their futures, and thereby, can help to align their interests more closely with those of shareholders in negotiating transactions that could result in a change in control.

Perquisites

We provide limited perquisites to senior executive officers as summarized below.

Company Aircraft

The Company owns two turboprop aircraft for the use of officers and managers in their travels to various operations throughout our service areas, as well as to meet with regulatory bodies, industry groups, financial groups, and to conduct other Company business. Our senior executive officers may use our aircraft for business purposes on a non-exclusive basis. Our aircraft may also be used from time to time to transport directors to and from meetings and committee meetings of the Board of Directors. Spouses or close family members of directors and senior executive officers occasionally accompany a director or senior executive officer on the aircraft when the director or executive officer is flying for our business purposes. On rare occasions, a senior executive officer may use our aircraft for personal use that is not in connection with a business purpose. We impute income to the executive for certain expenses related to such use.

For purposes of determining total 2010 compensation, we valued the aggregate incremental cost of the personal use of our aircraft, if any, using a method that takes into account the variable expenses associated with operating the aircraft, which variable expenses are only incurred if the planes are flying. The following items are included in our aggregate incremental cost: aircraft fuel and oil expenses per hour of flight; maintenance, parts and external labor (inspections and repairs) per hour of flight; landing/parking/flight planning services expenses; crew travel expenses; and supplies and catering.

Medical Examinations

We offer all employees who participate in our health plans a preventative annual medical examination at no cost. Additionally, in order that we might plan for any executive-level health related retirements or resignations, we also provide each of our senior executive officers the opportunity to have a comprehensive annual medical examination from Duke University, the Medical University of South Carolina, or the physician of his or her choice.

Security Systems

We offer installation and provide monitoring of home security systems for our senior executive officers. Because we operate a nuclear facility and provide essential services to the public, we believe we have a duty to help assure uninterrupted and safe operations by protecting the safety and security of our senior executive officers. We provide such installation and monitoring at more than one home for some senior executive officers.

Other Perquisites

We provide a taxable allowance to our senior executive officers for financial counseling services, including tax preparation and estate planning services. We value this benefit based on the actual charges incurred. We also pay the initiation fees and monthly dues for club memberships for senior executive officers exclusively for business use. We sometimes invite spouses to accompany directors and senior executive officers to our quarterly Board meetings because we believe social gatherings of directors and senior executive officers in connection with these meetings increases collegiality.

Accounting and Tax Treatment of Compensation and Other Discussion

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code establishes a limit on the tax deductibility of annual compensation in excess of $1,000,000 for certain senior executive officers, including the Named Executive Officers. Certain performance-based compensation approved by shareholders is not subject to the tax deduction limit. Our Long-Term Equity Compensation Plan is currently qualified so that most performance-based awards under that Plan constitute compensation that is not subject to Section 162(m). Our Annual Short-Term Incentive Plan does not meet 162(m) tax deductibility requirements. To maintain flexibility in compensating senior executive officers in a manner designed to promote various corporate goals, the Human Resources Committee has not adopted a policy that all compensation must be tax deductible. Since Mr. Timmerman’s salary was above the $1,000,000 threshold, we may not deduct a portion of his compensation for tax purposes. The Human Resources Committee considered these tax effects in connection with its deliberations on senior executive compensation.

Accounting for Stock Based Compensation

Beginning January 1, 2006, we began accounting for stock based compensation in accordance with the requirements of FASB ASC Topic 718. All stock based compensation awards, with the exception of the February 2008 restricted stock awards which were valued at fair market value, have been accounted for as liability awards.

Financial Restatement

Although we have never experienced such a situation, our Board of Directors’ policy would be to consider on a case-by-case basis a retroactive adjustment to any cash or equity-based incentive compensation paid to our senior executive officers where payment was conditioned on achievement of certain financial results that were subsequently restated or otherwise adjusted in a manner that would reduce the size of a prior award or payment.

Security Ownership Guidelines for Executive Officers

At its February 2010 meeting, the Board established minimum stock ownership guidelines for senior executive officers with a title of Senior Vice President and above. The Board determined that the Chief Executive Officer will be required to hold a minimum of five times his or her annual base salary in the form of SCANA common stock and that all other senior executive officers will be required to hold a minimum of three times their annual base salary in the form of SCANA common stock. Current senior executive officers will have five years in which to acquire sufficient shares to meet the minimum stock ownership requirement. Any newly elected Chief Executive Officer or Senior Vice President will have a period of five years from election to meet the required minimum ownership requirement. Once a senior executive officer complies with the minimum ownership guidelines, compliance will not be jeopardized by fluctuations in the price of the Company’s common stock so long as the senior executive officer has not sold shares of the Company’s common stock which were included to meet the minimum ownership requirements. The Human Resources Committee of the Board will monitor compliance with the policy, and also has the authority to grant a temporary waiver of the minimum share ownership requirement upon demonstration by the senior executive officer that, due to a financial hardship or other good reason, he or she cannot meet the requirement. For purposes of meeting the applicable guidelines, the following will be considered SCANA common stock: (i) shares held directly; (ii) stock held in any defined contribution, employee stock ownership plan or other stock-based plan; (iii) performance shares/units under an incentive or base salary deferral plan; (iv) performance shares/units earned and/or deferred in any long-term incentive plan account; and (v) vested and unvested restricted stock and restricted stock unit awards. The Board directed that the Company institute appropriate policies and administrative processes to ensure the minimums are effectively monitored and communicated with annual reports to the Human Resources Committee.

The following table sets forth direct and at-risk stock ownership by executives as of February 11, 2011:

Senior Staff Member	Title	Age	Years with the Company	Shares Held Directly(1)	Deferred Compensation Shares (401(k), EDCP & Other Retirement Savings)	Earned but not vested LTEP Grants and Restricted Stock Units(2)	Total Shares
W. B. Timmerman	Chief Executive Officer	64	32	63,603	110,248	99,003	272,854
J. E. Addison	Senior Vice President and Chief Financial Officer	50	19	2,145	14,955	20,880	37,980
J. B. Archie	Senior Vice President	53	32	915	20,766	9,813	31,494
G. J. Bullwinkel, Jr.	Senior Vice President	62	40	3,942	73,892	23,189	101,023
S. D. Burch	Senior Vice President	53	19	2,397	15,700	8,775	26,872
S. A. Byrne	Executive Vice President	51	15	2,310	31,318	22,310	55,938
P. V. Fant	Senior Vice President	57	31	1,744	31,292	8,938	41,974
R. T. Lindsay	Senior Vice President and General Counsel	60	2	0	861	14,585	15,446
K. B. Marsh	President and Chief Operating Officer	55	27	9,165	22,229	36,879	68,273
C. B. McFadden	Senior Vice President	65	41	8,237	36,580	9,895	54,712

(1)	Does not include shares held by close relatives or shares held in trust for others.

(2)	Includes Performance Shares and Restricted Stock Units.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement. Based on that review and discussion, the Human Resources Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission and included in this proxy statement.

Mr. Maceo K. Sloan, Chairman

Mr. James A. Bennett

Mrs. Sharon A. Decker

Mr. D. Maybank Hagood

Mr. Joshua W. Martin, III

Mr. James M. Micali

Ms. Lynne M. Miller

Mr. James W. Roquemore

Mr. Harold C. Stowe

SUMMARY COMPENSATION TABLE

The following table summarizes information about compensation paid or accrued during 2010, 2009 and 2008 to our Chief Executive Officer, our Chief Financial Officer and our three next most highly compensated executive officers during 2010. (As noted in the Compensation Discussion and Analysis, we refer to these persons as our Named Executive Officers.)

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
W. B. Timmerman,	2010	$1,099,000	—	$2,472,753	—	$934,150	$375,319	$116,188	$4,997,410
Chief Executive Officer	2009	$1,099,000	—	$2,748,816	—	$700,613	$370,997	$113,932	$5,033,358
	2008	$1,094,985	$186,830	$3,047,611	—	$467,075	$334,694	$123,448	$5,254,643
J. E. Addison,	2010	$412,500	—	$515,637	—	$247,500	$50,995	$44,844	$1,271,476
Senior Vice President and	2009	$412,500	—	$573,173	—	$185,625	$92,033	$61,004	$1,324,335
Chief Financial Officer	2008	$385,048	$46,891	$577,730	—	$117,229	$43,676	$56,538	$1,227,112
K. B. Marsh,	2010	$580,000	—	$869,987	—	$377,000	$103,087	$57,631	$1,987,705
President and	2009	$580,000	—	$967,150	—	$282,750	$195,117	$83,084	$2,108,101
Chief Operating Officer	2008	$577,692	$75,400	$1,072,244	—	$188,500	$100,108	$55,229	$2,069,173
G. J. Bullwinkel, Jr.,	2010	$465,000	—	$581,256	—	$279,000	$161,761	$46,830	$1,533,847
Senior Vice President	2009	$465,000	—	$646,149	—	$209,250	$201,060	$46,293	$1,567,752
	2008	$463,462	$55,800	$716,373	—	$139,500	$150,445	$56,758	$1,582,338
S. A. Byrne,	2010	$445,000	—	$556,278	—	$267,000	$58,017	$45,095	$1,371,390
Executive Vice President	2009	$445,000	—	$618,351	—	$200,250	$114,044	$56,684	$1,434,329
	2008	$443,077	$53,400	$685,597	—	$133,500	$56,283	$43,470	$1,415,327

(1)	No Named Executive Officers received base salary increases in 2009 or 2010. The difference between 2008 and 2009 annual salaries as reflected in the Summary Compensation Table is a result of the full 2008 salary increase being earned in 2009 as opposed to the partial year increase earned in 2008.

(2)	Represents discretionary bonus awards, for 2008, as permitted under the Short-Term Annual Incentive Plan. No discretionary bonus awards were granted for 2009 or 2010.

(3)	The information in this column relates to performance share, restricted stock, and restricted stock unit awards (liability awards) under the Long-Term Equity Compensation Plan. This plan is discussed under “ — Compensation Discussion and Analysis — Long-Term Equity Compensation Plan” beginning on page 30. The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The value of performance share awards is based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For 2010, the maximum values of the performance shares, assuming the highest levels of performance, would be as follows: Mr. Timmerman $3,461,834; Mr. Addison $721,913; Mr. Marsh $1,218,023; Mr. Bullwinkel $813,752; and Mr. Byrne $778,769. The assumptions made in the valuation of stock awards are set forth in Note 9 to our audited financial statements for the year ended December 31, 2010, which are included in our Form 10-K for the year ended December 31, 2010, and this proxy statement.

(4)	Payouts under the Short-Term Annual Incentive Plans were based on our achieving our business objectives and our Named Executive Officers achieving their individual financial and strategic objectives, as discussed in further detail under “ — Compensation Discussion and Analysis — Short-Term Annual Incentive Plan” beginning on page 28.

(5)	The aggregate change in the actuarial present value of each Named Executive Officer’s accumulated benefits under SCANA’s Retirement Plan and Supplemental Executive Retirement Plan from the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the covered fiscal year shown, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. These plans are discussed under “ — Compensation Discussion and Analysis — Retirement and Other Benefit Plans” beginning on page 34, “ — Defined Benefit Retirement Plan” beginning on page 43, “ — Supplemental Executive Retirement Plan” beginning on page 43, and “ — Potential Payments Upon Termination or Change in Control — Retirement Benefits — Supplemental Executive Retirement Plan” beginning on page 49.

(6)	All other compensation paid to each Named Executive Officer, including Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, imputed income for disability insurance and plane use, if any, tax reimbursements with respect to perquisites or other personal benefits, life insurance premiums on policies owned by Named Executive Officers, and perquisites that exceeded $10,000 in the aggregate for any Named Executive Officer. For 2010, the Company contributions to defined contribution plans were as follows: Mr. Timmerman $107,977; Mr. Addison $35,887; Mr. Marsh $51,765; Mr. Bullwinkel $40,455; and Mr. Byrne $38,715. For 2010, tax reimbursements with respect to perquisites or other personal benefits were as follows: Mr. Addison $1,170; and Mr. Byrne $376. Perquisites did not exceed $10,000 for any of our Named Executive Officers. Life insurance premiums on policies owned by the Named Executive Officers did not exceed $10,000 for any Named Executive Officer.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information about each grant of an award made to a Named Executive Officer under our compensation plans during 2010.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
W. B. Timmerman	2-11-2010	$467,075	$934,150	$1,401,225
	2-11-2010				14,335	57,339	100,343		—	—	$3,461,834
	2-11-2010							14,335			$494,558
J. E. Addison	2-11-2010	$123,750	$247,500	$371,250
	2-11-2010				2,989	11,957	20,925		—	—	$721,913
	2-11-2010							2,989			$103,121
K. B. Marsh	2-11-2010	$188,500	$377,000	$565,500
	2-11-2010				5,044	20,174	35,305		—	—	$1,218,023
	2-11-2010							5,043			$173,984
G. J. Bullwinkel, Jr.	2-11-2010	$139,500	$279,000	$418,500
	2-11-2010				3,370	13,478	23,587		—	—	$813,752
	2-11-2010							3,370			$116,265
S. A. Byrne	2-11-2010	$133,500	$267,000	$400,500
	2-11-2010				3,225	12,899	22,573		—	—	$778,769
	2-11-2010							3,225			$111,263

(1)	The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards that could have been paid under the 2010 Short-Term Annual Incentive Plan if performance criteria were met. Target awards were based 50% on our achieving earnings per share objectives and 50% on achieving business and individual performance objectives. For 2010, our earnings per share were $2.99, and all of the Named Executive Officers met all of their individual strategic objectives. Accordingly, there was a 100% payout on the earnings per share half of the award, and a 100% payout on the individual strategic objectives half of the award, for a total payout of 100% of the target award. The 2010 amounts shown in column (g) of the Summary Compensation Table, therefore, reflect a 100% payout of column (d) above. A discussion of the 2010 Short-Term Annual Incentive Plan is included under “ — Compensation Discussion and Analysis — Short-Term Annual Incentive Plan” beginning on page 28.

(2)	Represents total potential future payouts of the 2010-2012 performance share awards under the Long-Term Equity Compensation Plan. Payout of performance share awards at the end of the 2010-2012 Plan period will be dictated by our performance against pre-determined measures of TSR and growth in GAAP-adjusted net earnings per share from operations for each year of the three-year period. Awards for the 2010 performance period have been earned at 91% of target for the TSR portion of the award, and at 122.5% for the growth in GAAP-adjusted net earnings per share from operations portion of the award. The earned TSR and growth in GAAP-adjusted net earnings per share from operations portions of the 2010-2012 performance share awards will not vest until the end of the 2010-2012 cycle.

(3)	Represents restricted stock unit awards. Restricted stock unit awards are time based and vest after three years if the Named Executive Officer is still employed by us at that date, subject to exceptions for retirement, death, disability, or a change in control.

(4)	A discussion of the components of the performance share and restricted stock unit awards is included under “ — Compensation Discussion and Analysis — Long-Term Equity Compensation Plan — Components of 2010-2012 Performance Share Awards, Performance Criteria for the 2010-2012 Performance Share Awards and Earned Awards for the 2010 Performance Period” and “ — Restricted Stock Unit Component of 2010-2012 Long-Term Equity Compensation Plan Grant” beginning on page 34.

(5)	The grant date fair value of restricted stock unit awards is computed in accordance with FASB ASC Topic 718. The grant date fair value of performance share awards is based on the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table sets forth certain information regarding equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2010.

		Stock Awards
Name (a)	Date of Grant	Number of Shares or Units of Stock That Have Not Vested (#)(1) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(4) (j)
W. B. Timmerman	2-11-10	20,403	$828,362	52,562	$2,134,017
	2-11-10	14,335	$582,001
	2-19-09	35,630	$1,446,578	32,177	$1,306,386
	2-19-09	16,618	$674,691
J. E. Addison	2-11-10	4,255	$172,753	10,961	$445,017
	2-11-10	2,989	$121,353
	2-19-09	7,429	$301,617	6,709	$272,385
	2-19-09	3,465	$140,679
K. B. Marsh	2-11-10	7,179	$291,467	18,493	$750,816
	2-11-10	5,043	$204,746
	2-19-09	12,535	$508,921	11,321	$459,633
	2-19-09	5,847	$237,388
G. J. Bullwinkel, Jr.	2-11-10	4,796	$194,718	12,355	$501,613
	2-11-10	3,370	$136,822
	2-19-09	8,375	$340,025	7,564	$307,098
	2-19-09	3,906	$158,584
S. A. Byrne	2-11-10	4,591	$186,395	11,825	$480,095
	2-11-10	3,225	$130,935
	2-19-09	8,014	$325,368	7,240	$293,944
	2-19-09	3,738	$151,763

(1)

The awards granted on February 11, 2010 represent performance shares and restricted stock units awarded under the 2010-2012 performance cycle of the Long-Term Equity Compensation Plan that have been earned, but have not vested. The TSR portion of the performance awards for the first year of the 2010-2012 performance cycle was earned based on our achieving a TSR at the 47th percentile and resulted in the award being earned at 91% of target for the first year of the cycle. The growth in GAAP-adjusted net earnings per share from operations portion of the performance awards for the first year of the 2010-2012 performance cycle was earned based on our achieving growth in GAAP-adjusted net earnings per share from operations of 4.9% and resulted in the award being earned at 122.5% of target for the first year of the cycle. The performance share and restricted stock unit awards will vest on December 31, 2012, if the Named Executive Officer is still employed by us at that date, subject to exceptions for retirement, death, disability, or change in control.

The awards granted on February 19, 2009 represent performance shares and restricted stock units awarded under the 2009-2011 performance cycle of the Long-Term Equity Compensation Plan that have been earned, but have not vested. The TSR portion of the performance awards for the first and second years of the 2009-2011 performance cycle were each earned based on our achieving a TSR at the 47th percentile and resulted in the awards being earned at 91% of target for the first and second years of the cycle. The growth in GAAP-adjusted net earnings per share from operations portion of the performance awards for the first and second years of the 2009-2011 performance cycle were earned at less than 1% and 4.9% respectively and resulted in no award being earned for the first year of the cycle and awards being earned at 122.5% of target for the second year of the cycle. The performance share and restricted stock unit awards will vest on December 31, 2011, if the Named Executive Officer is still employed by us at that date, subject to exceptions for retirement, death, disability, or change in control.

(2)	The market value of these awards is based on the closing market price of our common stock on the New York Stock Exchange on December 31, 2010 of $40.60.

(3)	The awards granted on February 11, 2010 represent performance shares remaining in the 2010-2012 performance cycle that have not been earned. Assuming the performance criteria are met and the reported payout levels are sustained, these performance shares will vest on December 31, 2012, subject to exceptions for retirement, death, disability, or change in control.

The awards granted on February 19, 2009 represent performance shares remaining in the 2009-2011 performance cycle that have not been earned. Assuming the performance criteria are met and the reported payout levels are sustained, these performance shares will vest on December 31, 2011, subject to exceptions for retirement, death, disability, or change in control.

(4)	For each of the 2011 and 2012 periods remaining in the 2010-2012 awards, performance shares tracking against TSR (50% of performance share award) are projected to result in a less than target payout. Therefore, the number of shares and payout value shown in columns (i) and (j) are based on the target performance measure for these 2011 and 2012 TSR portions of the performance shares. Performance shares tracking against growth in GAAP-adjusted net earnings per share from operations (50% of performance share award) for the 2011 and 2012 periods remaining in the 2010-2012 awards are projected to result in a greater than target payout. Therefore, the number of shares and payout value shown in columns (i) and (j) are based on the maximum performance measure for these 2011 and 2012 growth in GAAP-adjusted net earnings per share from operations portions of the performance shares.

For the 2011 period remaining in the 2009-2011 awards, performance shares tracking against TSR (50% of performance share award) are projected to result in a less than target payout. Therefore, the number of shares and payout value shown in columns (i) and (j) are based on the target performance measure for the 2011 TSR portion of the performance shares. Performance shares tracking against growth in GAAP-adjusted net earnings per share from operations (50% of performance share award) for the 2011 period remaining in the 2009-2011 awards are projected to result in a greater than target payout. Therefore, the number of shares and payout value shown in columns (i) and (j) are based on the maximum performance measure for the 2011 growth in GAAP-adjusted net earnings per share from operations portion of the performance shares.

2010 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information about stock awards that vested for each Named Executive Officer during 2010. No stock options were exercised during 2010.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#)(1) (d)	Value Realized on Vesting ($)(1) (e)
W. B. Timmerman	—	—	68,842 17,006	$ $	2,794,985 692,654
J. E. Addison	—	—	13,050 3,224	$ $	529,830 131,314
K. B. Marsh	—	—	24,222 5,983	$ $	983,413 243,688
G. J. Bullwinkel, Jr.	—	—	16,183 3,997	$ $	657,030 162,798
S. A. Byrne	—	—	15,487 3,826	$ $	628,772 155,833

(1)

Represents the portion of the 2008-2010 Performance Share Awards that vested at the end of 2010 based on our achieving the earnings per share component below target and the TSR component above target. Dollar amounts in column (e) are calculated by multiplying the number of performance shares shown in column (d) by the closing price of SCANA common stock on the vesting date and by multiplying the number of shares of restricted stock by the opening price of SCANA common stock on the vesting date. In addition to the amounts above, on the vesting date, each Named Executive Officer also received dividend equivalents on the shares listed above. The restricted stock vested on December 31, 2010, and the performance shares were paid in cash in February 2011.

PENSION BENEFITS

The following table sets forth certain information relating to our Retirement Plan and Supplemental Executive Retirement Plan.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(1) (c)	Present Value of Accumulated Benefit ($)(1)(2) (d)	Payments During Last Fiscal Year($) (e)
W. B. Timmerman	SCANA Retirement Plan	32	$1,062,687	$0
	SCANA Supplemental Executive Retirement Plan	32	$3,231,982	$0
J. E. Addison	SCANA Retirement Plan	19	$232,817	$0
	SCANA Supplemental Executive Retirement Plan	19	$192,190	$0
K. B. Marsh	SCANA Retirement Plan	26	$606,857	$0
	SCANA Supplemental Executive Retirement Plan	26	$698,181	$0
G. J. Bullwinkel, Jr.	SCANA Retirement Plan	39	$1,384,984	$0
	SCANA Supplemental Executive Retirement Plan	39	$1,010,579	$0
S. A. Byrne	SCANA Retirement Plan	15	$210,320	$0
	SCANA Supplemental Executive Retirement Plan	15	$365,388	$0

(1)	Computed as of December 31, 2010, the plan measurement date used for financial statement reporting purposes.

(2)

Present value calculation determined using current account balances for each Named Executive Officer as of December 31, 2010, based on assumed retirement at normal retirement age (specified as age 65) and other assumptions as to valuation method, interest rate, discount rate and other material factors as set forth in Note 8 to our audited financial statements for the year ended December 31, 2010, which are included in our Form 10-K for the year ended December 31, 2010, and with this Proxy Statement.

The SCANA Retirement Plan is a tax qualified defined benefit plan and the Supplemental Executive Retirement Plan is a nonqualified deferred compensation plan. Effective January 1, 2009, the Plans provide for full vesting after three years of service or after reaching age 65. All Named Executive Officers are fully vested in both Plans.

Defined Benefit Retirement Plan

The SCANA Retirement Plan (the “Retirement Plan”) is a tax qualified defined benefit retirement plan. The plan uses a mandatory cash balance benefit formula for employees hired on or after January 1, 2000. Effective July 1, 2000, SCANA employees hired prior to January 1, 2000 were given the choice of remaining under the Retirement Plan’s final average pay formula or switching to the cash balance formula. All the Named Executive Officers participate under the cash balance formula of the Retirement Plan.

The cash balance formula is expressed in the form of a hypothetical account balance. Account balances are increased monthly by interest and compensation credits. The interest rate used for accumulating account balances is determined annually based on 30-year treasury securities and the applicable segment rates determined under Internal Revenue Code Section 417(c)(3)(D) calculated using the rates for December of the previous calendar year. Compensation credits equal 5% of compensation up to the Social Security wage base and 10% of compensation in excess of the Social Security wage base.

Supplemental Executive Retirement Plan

In addition to our Retirement Plan for all employees, we provide a Supplemental Executive Retirement Plan (the “SERP”) for certain eligible employees, including the Named Executive Officers. The SERP is an unfunded plan that provides for benefit payments in addition to benefits payable under the qualified Retirement Plan in order to replace benefits lost in the Retirement Plan because of Internal Revenue Code maximum benefit limitations. The SERP is discussed under the caption “ — Potential Payments Upon Termination or Change in Control — Retirement Benefits” beginning on page 49, and under the caption “ — Compensation Discussion and Analysis — Retirement and Other Benefit Plans” beginning on page 34.

2010 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to the Executive Deferred Compensation Plan:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
(a)	(b)	(c)	(d)	(e)	(f)
W. B. Timmerman	$93,277	$93,277	$353,938	—	$4,008,844
J. E. Addison	$21,187	$21,187	$28,878	—	$394,123
K. B. Marsh	$37,065	$37,065	$81,439	—	$1,066,838
G. J. Bullwinkel, Jr.	$25,755	$25,755	$148,622	—	$1,861,991
S. A. Byrne	$24,015	$24,015	$72,504	—	$745,444

(1)	The amounts reported in columns (b) and (c) are reflected in columns (c) and (i), respectively, of the Summary Compensation Table. No amounts in column (d) are reported, or have been previously reported, in the Summary Compensation Table as there were no above market or preferential earnings credited to any Named Executive Officer’s account. The amounts reported in column (f), consisting of Named Executive Officer and Company contributions, were previously reported in columns (c) and (i), respectively, of the 2009 and 2008 Summary Compensation Tables in the following amounts: Mr. Timmerman, $180,948 for 2009, $180,714 for 2008; Mr. Addison $39,794 for 2009, $34,303 for 2008; Mr. Marsh $71,868 for 2009, $97,033 for 2008; Mr. Bullwinkel $49,836 for 2009, $51,378 for 2008; and Mr. Byrne $46,428 for 2009, $47,591 for 2008. For prior years, amounts would have been included in the Summary Compensation Table when required by the rules of the Securities and Exchange Commission.

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan (the “EDCP”) is a nonqualified deferred compensation plan in which our senior executive officers, including Named Executive Officers, may participate if they choose to do so. Each participant may elect to defer up to 25% of that part of his or her eligible earnings (as defined in SCANA Corporation Stock Purchase Savings Plan, our 401(k) plan), that exceeds the limitation on compensation otherwise required under Internal Revenue Code Section 401(a)(17), without regard to any deferrals or the foregoing of compensation. For 2010, participants could defer eligible earnings in excess of $245,000. In addition, a participant may elect to defer up to 100% of any performance share award for the year under our Long-Term Equity Compensation Plan. We match the amount of compensation deferred by each participant up to 6% of the participant’s eligible earnings (excluding performance share awards) in excess of the Internal Revenue Code Section 401(a)(17) limit.

We record the amount of each participant’s deferred compensation and the amount we match in a ledger account and credit a rate of return to each participant’s ledger account based on hypothetical investment alternatives chosen by the participant. The committee that administers the EDCP designates various hypothetical investment alternatives from which the participants may choose. Using the results of the hypothetical investment alternatives chosen, we credit each participant’s ledger account with the amount it would have earned if the account amount had been invested in that alternative. If the chosen hypothetical investment alternative loses money, the participant’s ledger account is reduced by the corresponding amount. All amounts credited to a participant’s ledger accounts continue to be credited or reduced pursuant to the chosen investment alternatives until such amounts are paid in full to the participant or his or her beneficiary. No actual investments are made. The investment alternatives are only used to generate a rate of increase (or decrease) in the ledger accounts, and amounts paid to participants are solely our obligation. In connection with this Plan, the Board has established a grantor trust (known as the “SCANA Corporation Executive Benefit Plan Trust”) for the purpose of accumulating funds to satisfy the obligations we incur under the EDCP. At any time prior to a change in control we may transfer assets to the trust to satisfy all or part of our obligations under the EDCP. Notwithstanding the establishment of the trust, the right of participants to receive future payments is an unsecured claim against us. The trust has been partially funded with respect to ongoing deferrals and Company matching funds since October 2001.

In 2010, the Named Executive Officers’ ledger accounts were credited with earnings (or losses) based on the following hypothetical investment alternatives and rates of returns:

Merrill Lynch Retirement Preservation Trust (+1.77%); PIMCO Total Return (+8.83%); Dodge & Cox Common Stock (+13.49%); INVESCO 500 Index Trust (+14.74%); American Funds Growth Fund of America (+12.63%); T. Rowe Price Mid

Cap Value (+16.45%); Managers AMG TimesSquare Mid Cap Growth Fund (+18.18%); RS Partners (+28.36%); Vanguard Explorer (+27.64%); American Funds Europacific Growth (+9.72%); SCANA Corporation Stock (+13.23%); Vanguard 500 Index Fund (+15.05%); Vanguard Target Retirement Income (+9.39%); Vanguard Target Retirement 2005 (+9.71%); Vanguard Target Retirement 2015 (+12.47%); Vanguard Target Retirement 2025 (+13.84%); Vanguard Target Retirement 2035 (+15.14%); Vanguard Target Retirement 2045 (+15.19%).

The measures for calculating interest or other plan earnings are based on the investments chosen by the manager of each investment vehicle, except the SCANA Corporation Stock, the earnings of which are based on the value of our common stock.

The hypothetical investment alternatives may be changed at any time on a prospective basis by the participants in accordance with the telephone, electronic, and written procedures and forms adopted by the Committee for use by all participants on a consistent basis.

Participants may elect the deferral period for each separate deferral made under the Plan. Participants may elect to defer payment of eligible earnings or performance share awards until their termination of employment or until a date certain prior to termination of employment. Any post-2004 deferrals and hypothetical earnings thereon must be payable at the same date certain if the date certain payment alternative is chosen. In accordance with procedures established by the Committee, with respect to any deferrals to a date certain, a participant may request that the Committee approve an additional deferral period of at least 60 months as to any post-2004 deferrals and hypothetical earnings thereon, or at least 12 months as to any pre-2005 deferrals and hypothetical earnings thereon. The request must be made at least 12 months before the expiration of the date certain deferral period for which an additional deferral period is being sought. Notwithstanding a participant’s election of a date certain deferral period or any modification thereof as discussed above, deferred amounts will be paid, or begin to be paid as soon as practicable after the earliest to occur of participant’s death, termination of employment, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, disability. “Termination of employment” is defined by the EDCP as any termination of the participant’s employment relationship with us and any of our affiliates, and, with respect to post-2004 deferrals and hypothetical earnings thereon, the participant’s separation from service from us and our affiliates as determined under Internal Revenue Code section 409A and the guidelines issued thereunder.

Participants also elect the manner in which their deferrals and hypothetical earnings thereon will be paid. For amounts earned and vested after January 1, 2005, distribution and withdrawal elections are subject to Internal Revenue Code Section 409A. All amounts payable at a date certain prior to participant’s termination of employment, death, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, disability, must be paid in the form of a single cash payment. Payments made after termination of employment, death, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, disability, will also be paid in the form of a single cash payment. Instead of a single cash payment, a participant may, however, elect to have all amounts payable as a result of termination of employment after attainment of age 55, death while employed and after attainment of age 55, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, termination of employment due to disability, paid in the form of annual installments over a period not to exceed five years with respect to post-2004 deferrals and hypothetical earnings thereon or 15 years with respect to pre-2005 deferrals and hypothetical earnings thereon.

Payments as a result of a separation from service of post-2004 deferrals and hypothetical earnings thereon to persons who are “specified employees” under our procedures adopted in accordance with Internal Revenue Code Section 409A and guidance thereunder (certain officers and executive officers) must be deferred until the earlier of (i) the first day of the seventh month following the participant’s separation from service or (ii) the date of the participant’s death.

A participant may request and receive, with the approval of the Committee, an acceleration of the payment of some or all of the participant’s ledger account due to severe financial hardship as the result of certain extraordinary and unforeseeable circumstances arising as a result of events beyond the individual’s control. With respect to pre-2005 deferrals and hypothetical earnings thereon, a participant may also obtain a single lump sum payment of this ledger account on an accelerated basis by forfeiting 10% of the amount accelerated or by making the election, not less than 12 months prior to the date on which the accelerated payment is to be made, to accelerate the payment to a date not less than 12 months before the payment otherwise would be made. Additionally, the Plan provides for the acceleration of payments following a change in control of our Company. The change in control provisions are discussed under “— Potential Payments Upon Termination or Change in Control — Change in Control Arrangements.”

Potential Payments Upon Termination or Change in Control

Change in Control Arrangements

Effective December 31, 2009, we terminated the SCANA Corporation Key Executive Severance Benefits Plan, which provided for payment of benefits immediately upon a change in control unless the Plan was terminated prior to the change in control. Also as of December 31, 2009, we amended our change in control benefits to eliminate excise tax gross ups.

Triggering Events for Payments under the Supplementary Key Executive Severance Benefits Plan

The SCANA Corporation Supplementary Key Executive Severance Benefits Plan (the “Supplementary Severance Plan”) provides for payments to our senior executive officers in connection with a change in control of our Company. The Supplementary Severance Plan provides for payment of benefits if, within 24 months after a change in control, we terminate a senior executive officer’s employment without just cause or if the senior executive officer terminates his or her employment for good reason.

Our Supplementary Severance Plan is intended to advance the interests of our Company by providing highly qualified executives and other key personnel with an assurance of equitable treatment in terms of compensation and economic security and to induce continued employment with the Company in the event of certain changes in control. We believe that an assurance of equitable treatment will enable valued executives and key personnel to maintain productivity and focus during a period of significant uncertainty inherent in change in control situations. We also believe that compensation plans of this type aid the Company in attracting and retaining the highly qualified professionals who are essential to our success. The structure of the plan, and the benefits which might be paid in the event of a change in control, are reviewed as part of the Human Resources Committee’s annual review of tally sheets for each senior executive officer.

The Supplementary Severance Plan provides that a “change in control” will be deemed to occur under the following circumstances:

•	if any person or entity becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the outstanding shares of our common stock;

•

if, during a consecutive two-year period, a majority of our directors cease to be individuals who either (i) were directors on the Board at the beginning of such period, or (ii) became directors after the beginning of such period but whose election by the Board, or nomination for election by our shareholders, was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period, or whose election or nomination for election was previously so approved;

•

if (i) we consummate a merger or consolidation of our Company with another corporation (except a merger or consolidation in which our outstanding voting shares prior to such transaction continue to represent at least 80% of the combined voting power of the surviving entity’s outstanding voting shares after such transaction), or (ii) our shareholders approve a plan of complete liquidation of our Company, or an agreement to sell or dispose of all or substantially all of our assets; or

•

if we consummate the sale of the stock of, or our shareholders approve a plan of complete liquidation of, or an agreement for the sale or disposition of substantially all of the assets of South Carolina Electric & Gas Company, Carolina Gas Transmission Corporation (f/k/a South Carolina Pipeline Corporation) or any of our other subsidiaries that the Board designates to be a material subsidiary. This last provision would constitute a change in control only with respect to participants exclusively assigned to the affected subsidiary.

As noted above, benefits under the Supplementary Severance Plan would be triggered if, within 24 months after a change in control, we terminated the senior executive officer’s employment without just cause or if the senior executive officer terminated his or her employment for good reason. Under the plan, we would be deemed to have “just cause” for terminating the employment of a senior executive officer if he or she:

•	willfully and continually failed to substantially perform his or her duties after we made demand for substantial performance;

•	willfully engaged in conduct that is demonstrably and materially injurious to us; or

•	were convicted of a felony or certain misdemeanors.

A senior executive officer would be deemed to have “good reason” for terminating his or her employment if, after a change in control, without his or her consent, any one or more of the following occurred:

•	a material diminution in his or her base salary;

•	a material diminution in his or her authority, duties, or responsibilities;

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom he or she is required to report, including a requirement that he or she report to one of our officers or employees instead of reporting directly to the Board;

•	a material diminution in the budget over which he or she retains authority;

•	a material change in the geographic location at which he or she must perform services; or

•	any other action or inaction that constitutes a material breach by us of the agreement under which he or she provides services.

Potential Benefits Payable

The benefits we would be required to pay our senior executive officers under the Supplementary Severance Plan immediately upon the occurrence of a triggering event subsequent to a change in control are as follows:

•

an amount intended to approximate 2.5 times the sum of: (i) his or her annual base salary (before reduction for certain pre-tax deferrals) in effect as of the change in control, plus (ii) his or her full targeted annual incentive opportunity in effect as of the change in control;

•	an amount equal to the participant’s full targeted annual incentive opportunity in effect under each existing annual incentive plan or program for the year in which the change in control occurs;

•

if the participant’s benefit under the SERP is determined using the final average pay formula under the Retirement Plan, an amount equal to the present lump sum value of the actuarial equivalent of his or her accrued benefit under the Retirement Plan and the SERP through the date of the change in control, calculated as though he or she had attained age 65 and completed 35 years of benefit service as of the date of the change in control, and as if his or her final average earnings under the Retirement Plan equaled the amount determined after applying cost-of-living increases to his or her annual base salary from the date of the change in control until the date he or she would reach age 65, and without regard to any early retirement or other actuarial reductions otherwise provided in any such plan (this benefit will be offset by the actuarial equivalent of the participant’s benefit provided by the Retirement Plan and the Participant’s benefit under the SERP);

•

if the participant’s benefit under the SERP is determined using the cash balance formula under the Retirement Plan, an amount equal to the present value as of the date of the change in control of his or her accrued benefit, if any, under our SERP, determined prior to any offset for amounts payable under the Retirement Plan, increased by the present value of the additional projected pay credits and periodic interest credits that would otherwise accrue under the plan (based on the plan’s actuarial assumptions) assuming that he or she remained employed until reaching age 65, and reduced by his or her cash balance account under the Retirement Plan, and further reduced by an amount equal to his or her benefit under the SERP;

•

an amount equal to the value of all amounts credited to each participant’s EDCP ledger account as of the date of the change in control, plus interest on the benefits payable under the EDCP at a rate equal to the sum of the prime interest rate as published in the Wall Street Journal on the most recent publication date prior to the date of the change in control plus 3%, calculated through the end of the month preceding the month in which the benefits are distributed, reduced by the value of his or her benefit under the EDCP as of the date of the change in control; and

•

an amount equal to the projected cost for medical, long-term disability and certain life insurance coverage for three years following the change in control as though he or she had continued to be our employee.

In addition to the benefits above (unless their agreements with us provide otherwise), our senior executive officers would also be entitled to benefits under our other plans in which they participate as follows:

•

a benefit distribution under the Long-Term Equity Compensation Plan equal to 100% of the target performance share award for all performance periods not completed as of the date of the change in control, if any;

•	any amounts previously earned, but not yet paid, under the terms of any of our other plans or programs; and

•

under the Long-Term Equity Compensation Plan and related agreements, all nonqualified stock options awarded and non-vested target performance shares would become immediately exercisable or vested and remain exercisable throughout their original term or, in the case of performance shares, vested and payable within 30 days of the change in control.

Calculation of Benefits Potentially Payable to our Named Executive Officers if a Triggering Event had Occurred as of December 31, 2010

If (i) we had been subject to a change in control in the past 24 months, and (ii) as of December 31, 2010, either we had terminated the employment of any of our Named Executive Officers without just cause or they had terminated their employment for good reason, such terminated Named Executive Officer would have been immediately entitled to all of the benefits outlined below, together with interest, calculated as outlined above under “— Potential Benefits Payable,” on his EDCP account balance. The actual amount of any such additional interest payment would depend upon the date the change in control occurred.

Mr. Timmerman would have been entitled to the following: an amount equal to 2.5 times his 2010 base salary and target short-term incentive award — $5,082,875; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $176,194; an amount equal to insurance continuation benefits for three years — $53,169; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $0; an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $5,178,286; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $1,256,692. The total value of these change in control benefits would have been $11,747,216. In addition, Mr. Timmerman would have been paid amounts previously earned, but not yet paid, as follows: 2010 actual short-term annual incentive award — $934,150; 2010 actual long-term equity award — $3,181,877; EDCP account balance — $4,008,844; SERP and Retirement Plan account balances — $4,334,586; vacation accrual — $71,858; as well as his 401(k) Plan account balance.

Mr. Addison would have been entitled to the following: an amount equal to 2.5 times his 2010 base salary and target short-term incentive award — $1,650,000; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $731,097; an amount equal to insurance continuation benefits for three years — $64,393; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $0; an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $1,079,798; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $262,032. The total value of these change in control benefits would have been $3,787,320. In addition, Mr. Addison would have been paid amounts previously earned, but not yet paid, as follows: 2010 actual short-term annual incentive award — $247,500; 2010 actual long-term equity award — $603,171; EDCP account balance — $394,123; SERP and Retirement Plan account balances — $493,641; vacation accrual — $10,313; as well as his 401(k) Plan account balance.

Mr. Marsh would have been entitled to the following: an amount equal to 2.5 times his 2010 base salary and target short-term incentive award — $2,392,500; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $763,276; an amount equal to insurance continuation benefits for three years — $49,344; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $0; an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $1,821,925; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $442,134. The total value of these change in control benefits would have been $5,469,179. In addition, Mr. Marsh would have been paid amounts previously earned, but not yet paid, as follows: 2010 actual short-term annual incentive award — $377,000; 2010 actual long-term equity award — $1,119,541; EDCP account balance — $1,066,838; SERP and Retirement Plan account balances — $1,439,987; vacation accrual — $29,558; as well as his 401(k) Plan account balance.

Mr. Bullwinkel would have been entitled to the following: an amount equal to 2.5 times his 2010 base salary and target short-term incentive award — $1,860,000; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $180,054; an amount equal to insurance continuation benefits for three years — $51,007; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $0; an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $1,217,229; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $295,406. The total value of these change in control benefits would have been $3,603,696. In addition, Mr. Bullwinkel would have been paid amounts previously earned, but not yet paid, as follows: 2010 actual short-term annual incentive award — $279,000; 2010 actual long-term equity award — $747,978; EDCP account balance — $1,861,991; SERP and Retirement Plan account balances — $2,462,982; vacation accrual — $32,192; as well as his 401(k) Plan account balance.

Mr. Byrne would have been entitled to the following: an amount equal to 2.5 times his 2010 base salary and target short-term incentive award — $1,780,001; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $756,762; an amount equal to insurance continuation benefits for three years — $65,122; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $0; an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $1,164,895; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $282,698. The total value of these change in control benefits would have been $4,049,478. In addition, Mr. Byrne would have been paid amounts previously earned, but not yet paid, as follows: 2010 actual short-term annual incentive award — $267,000; 2010 actual long-term equity award — $715,809; EDCP account balance — $745,444; SERP and Retirement Plan account balances — $663,080; vacation accrual — $8,986; as well as his 401(k) Plan account balance.

Retirement Benefits

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (the “SERP”) is an unfunded nonqualified defined benefit plan. The SERP was established for the purpose of providing supplemental retirement income to certain of our employees, including the Named Executive Officers, whose benefits under the Retirement Plan are limited in accordance with the limitations imposed by the Internal Revenue Code on the amount of annual retirement benefits payable to employees from qualified pension plans or on the amount of annual compensation that may be taken into account for all qualified plan purposes, or by certain other design limitations on determining compensation under the Retirement Plan.

Subject to the terms of the SERP, a participant becomes eligible to receive benefits under the SERP upon termination of his or her employment with us (or at such later date as may be provided in a participant’s agreement with us), if the participant has become vested in his or her accrued benefit under the Retirement Plan prior to termination of employment. However, if a participant is involuntarily terminated following or incident to a change in control and prior to becoming fully vested in his or her accrued benefit under the Retirement Plan, the participant will automatically become fully vested in his benefit under the SERP and a benefit will be payable under the SERP. The term “change in control” has the same meaning in the SERP as in the Supplementary Severance Plan. See the discussion under “—Change in Control Arrangements.”

The amount of any benefit payable to a participant under the SERP will depend upon whether the participant’s benefit under the SERP is determined using the final average pay formula under the Retirement Plan or the cash balance formula under the Retirement Plan. Unless otherwise provided in a participant agreement, the amount of any SERP benefit payable pursuant to the SERP to a participant whose benefit is determined using the final average pay formula under the Retirement Plan will be determined at the time the participant first becomes eligible to receive benefits under the SERP and will be equal to the excess, if any, of:

•

the monthly pension amount that would have been payable at normal retirement age or, if applicable, delayed retirement age under the Retirement Plan (as such terms are defined under the Retirement Plan), to the participant determined based on his or her compensation and disregarding the Internal Revenue Code limitations and any reductions due to the participant’s deferral of compensation under any of our nonqualified deferred compensation plans (other than the SERP), over

•	the monthly pension amount payable to the participant at normal retirement age or, if applicable, delayed retirement age under the Retirement Plan.

The calculation of this benefit assumes that payment is made to the participant at normal retirement age or, if applicable, delayed retirement age under the Retirement Plan, and is calculated using the participant’s years of benefit service and final average earnings as of the date of the participant’s termination of employment.

Unless otherwise provided in a participant agreement, the amount of any benefit payable pursuant to the SERP as of any determination date to a participant whose SERP benefit is determined using the cash balance formula under the Retirement Plan will be equal to:

•

the benefit that otherwise would have been payable under the Retirement Plan as of the determination date, based on his or her compensation and disregarding the Internal Revenue Code limitations, minus

•	the Participant’s benefit determined under the Retirement Plan as of the determination date.

For purposes of the SERP, “compensation” is defined as determined under the Retirement Plan, without regard to the limitation under Section 401(a)(17) of the Internal Revenue Code, including any amounts of compensation otherwise deferred under any non-qualified deferred compensation plan (excluding the SERP).

The benefit payable to a participant under the SERP will be paid, or commence to be paid, as of the first day of the calendar month following the date the participant first becomes eligible to receive a benefit under the SERP (the “payment date”). The form of payment upon distribution of benefits under the SERP will depend upon whether the benefit constitutes a “grandfathered benefit” or a “non-grandfathered benefit.” For purposes of the SERP, “grandfathered benefit” means the vested portion of the benefit payable under the SERP assuming the participant’s determination date is December 31, 2004, increased with interest credits (for a participant whose benefit under the SERP is determined using the cash balance formula under the Retirement Plan) and earnings (for a participant whose benefit under the SERP is determined using the final average pay formula under the Retirement Plan) at the rates determined under the Retirement Plan through any later determination date. A participant’s grandfathered benefit is governed by the terms of the SERP in effect as of October 3, 2004 and will be determined in a manner consistent with Internal Revenue Code Section 409A and the guidance thereunder. “Non-grandfathered benefit” means the portion of the benefit payable under the SERP that exceeds the grandfathered benefit.

With respect to grandfathered benefits, the participant may elect, in accordance with procedures we establish, to receive a distribution of such grandfathered benefit in either of the following two forms of payment:

•	a single sum distribution of the value of the participant’s grandfathered benefit under the SERP determined as of the last day of the month preceding the payment date; or

•

a lifetime annuity benefit with an additional death benefit payment as follows: a lifetime annuity that is the actuarial equivalent of the participant’s single sum amount which provides for a monthly benefit payable for the participant’s life, beginning on the payment date. In addition to this life annuity, commencing on the first day of the month following the participant’s death, his or her designated beneficiary will receive a benefit of 60% of the amount of the participant’s monthly payment continuing for a 15 year period. If, however, the beneficiary dies before the end of the 15 year period, the lump sum value of the remaining monthly payments of the survivor benefit will be paid to the beneficiary’s estate. The participant’s life annuity will not be reduced to reflect the “cost” of providing the 60% survivor benefit feature. “Actuarial equivalent” is defined by the

SERP as equality in value of the benefit provided under the SERP based on actuarial assumptions, methods, factors and tables that would apply under the Retirement Plan under similar circumstances.

With respect to non-grandfathered benefits, a participant whose benefit under the SERP is determined using the final average pay formula under the Retirement Plan will receive a distribution of his or her benefit under the SERP as a single sum distribution equal to the actuarial equivalent present value (at the date of the participant’s termination of employment) of the participant’s SERP benefit determined as of normal retirement age, reflecting any terms under the Retirement Plan applicable to early retirement benefits if the participant is eligible for such early retirement benefits.

Except as otherwise provided below, a participant whose benefit under the SERP is determined using the cash balance formula under the Retirement Plan had the opportunity to elect on or before January 1, 2009 to receive a distribution of his non-grandfathered benefit in one of the following forms of payment:

•	a single sum distribution of the value of the participant’s non-grandfathered benefit determined as of the last day of the month preceding the payment date;

•	an annuity for the participant’s lifetime that is the actuarial equivalent of the participant’s single sum amount, and that commences on the payment date; or

•

an annuity that is the actuarial equivalent of the participant’s single sum amount, that commences on the payment date, and that provides payments for the life of the participant and, upon his or her death, continues to pay an amount equal to 50%, 75% or 100% (as elected by the participant prior to benefit commencement) of the annuity payment to the contingent annuitant designated by the participant at the time the election is made.

A participant whose benefit under the SERP is determined using the cash balance formula under the Retirement Plan who first became an eligible employee after 2008, and who was not eligible to participate in the EDCP before becoming eligible to participate in the SERP, may elect at any time during the first 30 days following the date he becomes an eligible employee to receive a distribution of his non-grandfathered benefit in one of the forms specified above.

Participants whose benefits under the SERP are determined using the cash balance formula under the Retirement Plan will receive distributions under the SERP as follows:

•

If a participant has terminated employment before attaining age 55, the participant’s non-grandfathered benefit will be paid in the form of a single sum distribution of the value of the participant’s non-grandfathered benefit determined as of the last day of the month preceding the payment date.

•

If a participant has terminated employment after attaining age 55, and the value of the participant’s non-grandfathered benefit does not exceed $100,000 at the time of such termination of employment, such benefit shall be paid in the form of a single sum distribution of the value of the participant’s non-grandfathered benefit determined as of the last day of the month preceding the payment date.

•

In the absence of an effective election, and assuming that the provisions in the two bullet points immediately above do not apply, non-grandfathered SERP benefits owed to the participant will be paid in the form of an annuity for the participant’s lifetime that is the actuarial equivalent of the participant’s single sum amount, and that commences on the payment date.

A participant who elects, or is deemed to have elected, either the straight life annuity or the joint and survivor annuity described above may, in accordance with procedures established by the Committee, change his election to the other annuity option at any time prior to the payment date.

Unless otherwise provided in a participant agreement, if a participant dies on or after July 1, 2000 and before the payment date, a single sum distribution equal to the value of the participant’s benefit that otherwise would have been payable under the SERP will be paid to the participant’s designated beneficiary as soon as administratively practicable following the participant’s death.

Notwithstanding the foregoing, distribution of any non-grandfathered benefit that is made as a result of a termination of employment for a reason other than death, to persons who are “specified employees” under Internal Revenue Code Section 409A and guidance thereunder (basically, executive officers) must be deferred until the earlier of (i) the first day of the seventh month following the participant’s termination of employment or (ii) the date of the participant’s death.

If a participant is involuntarily terminated following or incident to a change in control, the participant shall automatically become fully vested in his or her benefit under the SERP and such benefits shall become payable.

Calculation of Benefits Potentially Payable to our Named Executive Officers Under the SERP if a Triggering Event had Occurred as of December 31, 2010

The lump sum or annuity amounts that would have been payable under the SERP to each of our Named Executive Officers if they had become eligible for benefits as of December 31, 2010 are set forth below. Also set forth below are the payments that would have been made to each Named Executive Officer’s designated beneficiary if the officer had died December 31, 2010.

For Mr. Timmerman, the lump sum amount would have been $ 3,262,021. Alternatively, Mr. Timmerman could have elected to receive a lump sum of $1,118,706 as of December 31, 2010 and monthly payments of $14,546 commencing January 1, 2011 for the remainder of his lifetime. In the event Mr. Timmerman had been eligible to receive benefits and had elected to receive the aforementioned monthly annuity, his designated beneficiary would have received monthly payments of $8,728 for up to 15 years upon Mr. Timmerman’s death. If Mr. Timmerman had died December 31, 2010 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $3,262,021.

For Mr. Addison, the lump sum amount would have been $223,227. Alternatively, Mr. Addison could have elected to receive a lump sum of $173,656 as of December 31, 2010 and monthly payments of $270 commencing January 1, 2011 for the remainder of his lifetime. In the event Mr. Addison had been eligible to receive benefits and had elected to receive the aforementioned monthly annuity, his designated beneficiary would have received monthly payments of $162 for up to 15 years upon Mr. Addison’s death. If Mr. Addison had died December 31, 2010 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $223,227.

For Mr. Marsh, the lump sum amount would have been $770,377. Alternatively, Mr. Marsh could have elected to receive a lump sum of $435,917 as of December 31, 2010 and monthly payments of $1,940 commencing January 1, 2011 for the remainder of his lifetime. In the event Mr. Marsh had been eligible to receive benefits and had elected to receive the aforementioned monthly annuity, his designated beneficiary would have received monthly payments of $1,164 for up to 15 years upon Mr. Marsh’s death. If Mr. Marsh had died December 31, 2010 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $770,377.

For Mr. Bullwinkel, the lump sum amount would have been $1,039,020. Alternatively, Mr. Bullwinkel could have elected to receive a lump sum of $300,999 as of December 31, 2010 and monthly payments of $4,819 commencing January 1, 2011 for the remainder of his lifetime. In the event Mr. Bullwinkel had been eligible to receive benefits and had elected to receive the aforementioned monthly annuity, his designated beneficiary would have received monthly payments of $2,891 for up to 15 years upon Mr. Bullwinkel’s death. If Mr. Bullwinkel had died December 31, 2010 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $1,039,020.

For Mr. Byrne, the lump sum amount would have been $420,840. Alternatively, Mr. Byrne could have elected to receive a lump sum of $276,325 as of December 31, 2010 and monthly payments of $795 commencing January 1, 2011 for the remainder of his lifetime. In the event Mr. Byrne had been eligible to receive benefits and had elected to receive the aforementioned monthly annuity, his designated beneficiary would have received monthly payments of $477 for up to 15 years upon Mr. Byrne’s death. If Mr. Byrne had died December 31, 2010 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $420,840.

Executive Deferred Compensation Plan

The EDCP is described in the narrative following the 2010 Nonqualified Deferred Compensation table on page 44. As discussed in that section, amounts deferred under the Plan are required to be paid, or begin to be paid, as soon as practicable following the earliest of a participant’s death, termination of employment, or with respect to pre-2005 deferrals and hypothetical earnings thereon, disability. All amounts payable at a date certain prior to termination of employment, death, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, disability, must be paid in the form of a single cash payment. Payments made after termination of employment, death, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, disability, will also be paid in the form of a single cash payment. Instead of a single cash payment, a participant may, however, elect to have all amounts payable as a result of termination of employment after attainment of age 55, death while employed and after attainment of age 55, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, termination of employment due to disability, paid in the form of annual installments over a period not to exceed five years with respect to post-2004 deferrals and hypothetical earnings thereon or 15 years with respect to pre-2005 deferrals and hypothetical earnings thereon. All amounts credited to a participant’s ledger account continue to be hypothetically invested among the investment alternatives until such amounts are paid in full to the participant or his or her beneficiary.

The “Aggregate Balance at Last FYE” column of the 2010 Nonqualified Deferred Compensation table on page 44 shows the amounts that would have been payable under the EDCP to each of our Named Executive Officers, as of December 31, 2010, (i) with respect to amounts payable at a date certain prior to termination of employment, death, or, as to pre-2005 deferrals and hypothetical earnings thereon, disability, and (ii) with respect to amounts payable after termination of employment, death, or, as to pre-2005 deferrals and hypothetical earnings thereon, disability, if they had been paid using the single sum form of payment. If the Named Executive Officers instead chose payment of the deferrals in annual installments, the annual installment payments over the payment periods selected by the Named Executive Officers are estimated as set forth below: Mr. Timmerman — $801,769; Mr. Addison — $78,825; Mr. Marsh — $213,368; Mr. Bullwinkel — $372,398; and Mr. Byrne — $149,089.

Consulting Agreement with our Chief Executive Officer

In connection with Mr. Timmerman’s upcoming retirement from our Board on November 30, 2011, our subsidiary South Carolina Electric & Gas Company (“SCE&G”) entered into a consulting agreement with him on January 7, 2011 to provide independent consulting services following his retirement to SCE&G with respect to nuclear engineering and other generating projects. The term of the consulting arrangement will begin on December 1, 2011 and will end on the commercial operation date of SCE&G’s V.C. Summer Nuclear Station Unit 2 or December 1, 2016, whichever first occurs.

During the term of the consulting arrangement, the agreement prohibits Mr. Timmerman from (a) becoming employed on a full-time basis for any employer or (b) in any manner, directly or indirectly, either individually or in partnership or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, shareholder owning 5% or more of any class of equity securities, independent contractor, employee, director or in any other manner whatsoever, carrying on or being engaged in or being concerned with or advising any electric or gas utility or supplier with a service territory contiguous to or overlapping the service territory of SCE&G and any of its affiliates or any person or persons, firm, association, syndicate, company or corporation engaged in or involved with nuclear related issues for electric utilities or the generation of electricity. The agreement also requires Mr. Timmerman to keep SCE&G’s proprietary and/or nonpublic information confidential and not to use it for any purpose other than providing consulting services under the agreement. Mr. Timmerman will be paid an annual consulting fee of $360,000 during the term of the consulting arrangement, which may be terminated by SCE&G if Mr. Timmerman breaches the noncompetition provisions or otherwise materially breaches the agreement. The Board approved the terms of the consulting agreement.

Discussion of Plans are Summaries Only

The discussions of our various compensation plans in this “Executive Compensation” section of the Proxy Statement are merely summaries of the Plans and do not create any rights under any of the Plans and are qualified in their entirety by reference to the Plans themselves.

DIRECTOR COMPENSATION

Board Fees

Our Board reviews director compensation every year with guidance from the Nominating Committee. In making its recommendations, the Committee is required by our Governance Principles to consider that compensation should fairly pay directors for work required in a company of our size and scope, compensation should align directors’ interests with the long-term interests of shareholders, and the compensation structure should be transparent and easy for shareholders to understand. We also consider the risks inherent in board service. Approximately every other year, the Nominating Committee considers relevant publicly available data in making recommendations. The Committee may also consider recommendations from our Chairman and Chief Executive Officer.

Officers who are also directors do not receive additional compensation for their service as directors. Annual compensation for non-employee directors consists of the following:

•	an annual retainer of $45,000, all of which is currently required to be paid in shares of our common stock;

•	a fee of $6,500 for attendance at regular quarterly meetings of the Board of Directors;

•	a fee of $6,000 for attendance at all-day meetings of the Board of Directors other than regular meetings;

•	a fee of $3,000 for attendance at half-day meetings of the Board of Directors other than regular meetings;

•	a fee of $3,000 for attendance at a committee meeting held on a day other than a day a regular meeting of the Board of Directors is held;

•	a fee of $300 for telephonic meetings of the Board of Directors or a committee that lasts fewer than 30 minutes;

•	a fee of $600 for telephonic meetings of the Board of Directors or a committee that lasts more than 30 minutes; and

•	reimbursement of reasonable expenses incurred in connection with all of the above.

Directors’ retainer fees are paid annually in shares of our common stock, and meeting attendance and conference fees are paid in cash at such times as the Board determines. Retainer and meeting attendance and conference fees may be deferred at the director’s election pursuant to the terms of the Director Compensation and Deferral Plan discussed below.

Director Compensation and Deferral Plan

Since January 1, 2001, non-employee director compensation and related deferrals have been governed by the SCANA Director Compensation and Deferral Plan. Amounts deferred by directors in previous years under the SCANA Voluntary Deferral Plan continue to be governed by that plan. At the Annual Meeting, we are seeking shareholder approval of an amendment to this Plan to increase the number of shares authorized for issuance, as discussed below in the section “Proposal 2 — Approval of Amendment to the Director Compensation and Deferral Plan.”

Under the Director Compensation and Deferral Plan, instead of receiving an annual payment of the entire retainer fee in shares of our common stock, a director may make an annual irrevocable election to defer all or a portion of the annual retainer fee into an investment in our common stock, with distribution from the plan to be ultimately payable in shares of our common stock. A director also may elect to defer all or a portion of meeting attendance and conference fees into an investment in our common stock or into a growth increment ledger which is credited with growth increments based on the prime interest rate charged from time to time by Wachovia Bank, N.A., as determined by us, with distribution from the Plan to be ultimately payable in cash or stock as the Plan(s) may dictate. Amounts payable in our common stock accrue earnings during the deferral period at our dividend rate. All dividends attributable to shares of our common stock credited to each director’s stock ledger account will be converted to additional credited shares of our common stock as though reinvested as of the next business day after the dividend is paid. Directors do not have voting rights with respect to shares credited to their accounts under the plan. A director’s growth increment ledger will be credited on the first day of each calendar quarter, with a growth increment computed on the average balance in the director’s growth increment ledger during the preceding calendar quarter. The growth increment will be equal to the amount in the director’s growth increment ledger multiplied by the average interest rate we select during the preceding calendar quarter times a fraction the numerator of which is the number of days during such quarter and the denominator of which is 365. Growth increments will continue to be credited until all of a director’s benefits have been paid out of the Plan.

We establish a ledger account for each director that reflects the amounts deferred on his or her behalf and deemed investment of such amounts into a stock ledger account or a growth investment ledger account. Each ledger account will separately reflect the pre-2005 and post-2004 deferrals and earnings thereon, and the portion of the post-2004 deferrals and earnings thereon payable at a date certain and the portion payable when the director separates from service from the Board. In this discussion, we refer to pre-2005 deferrals as the “pre-2005 ledger account” and to post-2004 deferrals as the “post-2004 ledger account.”

Directors may elect for payment of any post-2004 deferrals to be until the earlier of separation from service from the Board for any reason or a date certain, subject to any limitations we may choose to apply at the time of election. If a participant does not make a payment election with respect to amounts deferred for any deferral period, such deferrals will be paid in a lump sum payment as soon as practicable after the director’s separation from service from the Board.

Subject to the acceleration provisions of the Plan and Board approval with respect to pre-2005 deferrals, a director may elect an additional deferral period of at least 60 months with respect to any previously deferred amount credited to his or her post-2004 ledger account that is payable at a date certain, and an additional deferral period of at least 12 months for each separate deferral credited to his or her pre-2005 ledger account. With respect to amounts deferred until separation from service from the Board, directors may also elect a new manner of payment with respect to any previously deferred amounts, provided that, in the case of amounts credited to post-2004 ledger accounts that are payable on separation from service from the Board, payments are delayed for 60 months from the date payments would otherwise have commenced absent the election. Directors had the opportunity to elect at any time prior to January 1, 2009 to change the deferral period (accelerate or defer) and/or method of payment with respect to any post-2004 ledger account that was not scheduled for payment in 2008, provided such change did not cause any amounts to be paid in 2008 or cause any amounts otherwise payable in 2008 to be deferred to a later year.

Amounts credited to directors’ post-2004 ledger accounts that are scheduled to be paid at a date certain will be paid in the form of a single sum payment as soon as practicable after the date certain. With respect to amounts credited to pre-2005 ledger accounts, and amounts credited to post-2004 ledger accounts that are scheduled to be paid on separation from service from the Board, directors must irrevocably elect (subject to certain permitted changes) to have payment made in accordance with one of the following distribution forms:

•	a single sum payment;

•	a designated number of installments payable monthly, quarterly or annually, as elected (and in the absence of an election, annually), over a specified period not in excess of 20 years; or

•

in the case of a post-2004 ledger account, payments in the form of annual installments with the first installment being a single sum payment of 10% of the post-2004 ledger account determined immediately prior to the date such payment is made and with the balance of the post-2004 ledger account being paid in annual installments over a total specified period not in excess of 20 years.

Such payments will be paid or commence to be paid as soon as practicable after the conclusion of the deferral period elected.

Notwithstanding any payment election made by a director:

•	payments will be paid, or begin to be paid, as soon as practicable following the director’s separation from service from the Board for any reason except as otherwise provided below;

•

if a director dies prior to the payment of all or a portion of the amounts credited to his ledger account, the balance of any amount payable will be paid in a cash lump sum to his designated beneficiaries;

•

if a director ceases to be a nonemployee director but thereafter becomes our employee, all pre-2005 ledger accounts will be paid as soon as practicable after he or she becomes our employee in a single lump sum payment and all post-2004 ledger accounts will be paid as soon as practicable after he or she has incurred a separation from service as a nonemployee director (as determined in accordance with Internal Revenue Code Section 409A);

•	if a director’s post-2004 ledger account balance is less than $100,000 ($5,000 for pre-2005 ledger accounts) at the time for payment specified, such amount will be paid in a single payment; and

•

in the case of any post-2004 ledger accounts that are payable on separation from service from the Board and that are subject to an additional deferral period of 60 months as a result of the modification of the manner of payment, no payment attributable to any post-2004 ledger accounts will be accelerated to a date earlier than the expiration of the 60 month period.

We, at our sole discretion, may alter the timing or manner of payment of deferred amounts if the director establishes, to our satisfaction, an unanticipated and severe financial hardship that is caused by an event beyond the director’s control. In such event, we may:

•	provide that all, or a portion of, the amount previously deferred by the director immediately be paid in a lump sum cash payment;

•	provide that all, or a portion of, the installments payable over a period of time immediately be paid in a lump sum cash payment; or

•	provide for such other installment payment schedules as we deem appropriate under the circumstances.

For pre-2005 ledger accounts, severe financial hardship will be deemed to have occurred in the event of the director’s or a dependent’s sudden, lengthy and serious illness as to which considerable medical expenses are not covered by insurance or relative to which there results a significant loss of family income, or other unanticipated events of similar magnitude. For post-2004 ledger accounts, severe financial hardship will be deemed to have occurred from a sudden or unexpected illness or accident of the director or the director’s spouse, beneficiary or dependent, loss of the director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the director’s control.

During 2010, Messrs. Amick, Micali, Sloan, Stowe and York and Ms. Miller elected to defer 100% of their compensation and earnings and Messrs. Bennett, Hagood, Martin and Roquemore deferred a portion of their earnings under the Director Compensation and Deferral Plan.

Endowment Plan

Upon election to a second term, a director becomes eligible to participate in the SCANA Director Endowment Plan, which provides for us to make tax deductible, charitable contributions totaling $500,000 to institutions of higher education designated by the director. The Plan is intended to reinforce our commitment to quality higher education and to enhance our ability to attract and retain qualified board members. A portion is contributed upon retirement of the director and the remainder upon the director’s death. As of December 31, 2010, the cash obligation under the Plan was $9.1 million pre-tax and $5.619 million (assumes 38.25% bracket) after-tax. The Plan is funded through insurance policies on the lives of the directors. The 2010 premium for such insurance was $116,339. Currently the premium estimate for 2011 is also $116,339.

Designated institutions of higher education in South Carolina, North Carolina and Georgia must be approved by our Chief Executive Officer. Institutions in other states must be approved by the Human Resources Committee. The designated institutions are reviewed on an annual basis by the Chief Executive Officer to assure compliance with the intent of the Plan.

Discussions of Plans are Summaries Only

The discussions of our various plans, including the Director Compensation and Deferral Plans and the Director Endowment Plan, are merely summaries of the plans and do not create any rights under any of the plans, and are qualified in their entirety by reference to the plans themselves.

2010 DIRECTOR COMPENSATION

The following table sets forth the compensation we paid to each of our non-employee directors in 2010.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
B. L. Amick	$53,000	$45,000	—	—	—	—	$98,000
J. A. Bennett	$62,000	$45,000	—	—	—	—	$107,000
S. A. Decker	$59,000	$45,000	—	—	—	—	$104,000
D. M. Hagood	$59,000	$45,000	—	—	—	—	$104,000
J. W. Martin, III	$59,000	$45,000	—	—	—	—	$104,000
J. M. Micali	$62,000	$45,000	—	—	—	—	$107,000
L. M. Miller	$62,000	$45,000	—	—	—	—	$107,000
J. W. Roquemore	$65,000	$45,000	—	—	—	—	$110,000
M. K. Sloan	$62,000	$45,000	—	—	—	—	$107,000
H. C. Stowe	$65,000	$45,000	—	—	—	—	$110,000
G. S. York(2)	$18,500	$45,000	—	—	—	—	$63,500

(1)	The annual retainer of $45,000 is required to be paid in our common stock. Shares were issued on January 6, 2010, at a weighted average purchase price of $37.25 in order to satisfy the retainer fee obligation.

(2)	Mr. York retired from the Board of Directors at the 2010 Annual Meeting held on May 6, 2010.

AUDIT COMMITTEE REPORT

In connection with the December 31, 2010 financial statements, the Audit Committee (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and (iv) discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Mr. Harold C. Stowe (Chairman)

Mr. D. Maybank Hagood

Mr. James W. Roquemore

Mr. Maceo K. Sloan

PROPOSAL 2 — APPROVAL OF AMENDMENT TO THE DIRECTOR COMPENSATION AND DEFERRAL PLAN

At the Annual Meeting, we are submitting to shareholders for approval a proposed amendment to the Director Compensation and Deferral Plan (the “Plan”) to increase by 150,000 shares the number of authorized shares of common stock available for issuance under the Plan. The Plan is intended to promote the achievement of our long-term objectives by (i) linking the personal interests of non-employee directors to those of our shareholders, and (ii) attracting and retaining non-employee directors of outstanding competence by mandating that a certain portion, as determined from time to time, of the retainer fee of each non-employee director be paid in shares of our common stock, unless such amount is voluntarily deferred to a future date in accordance with the Plan’s terms.

As discussed above under “Director Compensation – Board Fees,” pursuant to the Plan, we currently pay 100% of directors’ annual retainer fees in shares of our common stock. As further discussed above under “Director Compensation – Director Compensation and Deferral Plan,” under the Plan, a director may make an annual irrevocable election to defer all or a portion of the annual retainer fee into an investment in our common stock, with distribution from the plan to be ultimately payable in shares of our common stock. A director also may elect to defer all or a portion of meeting attendance and conference fees into an investment in our common stock.

The number of shares of SCANA common stock originally authorized for issuance under the Plan when it was adopted was 100,000. The shareholders subsequently approved an amendment to the plan to authorize an additional 150,000 shares for issuance. As of February 1, 2011, 15,495 shares remained available for issuance under the Plan. That number is estimated to be sufficient to allow us to pay retainer fees in common stock, and allow for deferrals of fees into an investment in shares of common stock, only until late 2011.

Because the Board wishes to continue to be able to pay directors’ retainer fees in shares of our common stock, and to encourage non-employee directors to invest in our common stock pursuant to the Plan, the Board has determined to amend the Plan, subject to shareholder approval, to add an additional 150,000 shares of our common stock to the number of shares authorized for issuance under the Plan, and to submit the amendment to the Plan for shareholder approval at the 2011 Annual Meeting. Management believes that if the amendment to the Plan is approved, the increased number of shares would be sufficient to satisfy Plan requirements for approximately five years.

If the shareholders do not approve the amendment to the Plan, the Plan as currently in effect would continue until all the shares now authorized for issuance under the Plan have been issued. In addition, if the shareholders do not approve the amendment, the Board will likely find it necessary to change its current director share ownership policy, as further discussed above in the section “Governance Information-Director Qualification Criteria.”

The Board of Directors recommends that shareholders vote FOR approval of the amendment to the Plan.

Summary Description of the Plan

The following summary of the terms of the Plan is qualified in its entirety by reference to the text of the Plan (as currently in effect) and the amendment. If adopted by the shareholders the amendment to the Plan will become effective immediately.

•	Administration. The Plan is administered by the Board.

•

Eligibility. Only non-employee directors are eligible to participate in the Plan. There are currently 10 non-employee directors; however, because of retirements and the addition of new individuals as directors and because the Board may decrease or increase in size from time to time, the total number of persons who will participate in the Plan cannot be determined at this time.

•

Stock Available for Issuance through the Plan. The Plan currently provides for the issuance of up to 250,000 shares of SCANA common stock, of which 234,505 have been issued or are being held for issuance at the end of the deferral period as of February 1, 2011. This number is subject to adjustments as described in “Adjustments and Amendments” below. On February 1, 2011, the closing price for a share of SCANA common stock as reported on the New York Stock Exchange composite tape was $42.79.

•

Adjustments and Amendments. The Plan provides for appropriate adjustment to the number of shares of SCANA common stock to be issued under the Plan, as well as with respect to any deferred amounts credited to a participant’s deferral account, in the event of changes in outstanding SCANA common stock by reason of a merger, stock split or certain other similar events that effect a change in SCANA’s capital stock. Subject to the terms of the Plan, the Board may at any time and from time to time amend, modify or terminate the Plan. However, no amendment may (i) increase the total number of shares of SCANA common stock that may be issued under the Plan or (ii) modify the requirements as to Plan eligibility without shareholder approval.

•

Deferrals. Under the Plan, and at a time decided by the Company before the beginning of each service period, a director irrevocably may elect to defer all or a portion of compensation earned for such service period. In the case of a director elected to the Board of Directors during the service period, the director may elect, within 30 days of his election to the Board of Directors, to defer all or a portion of his compensation for services to be performed subsequent to his election.

•

Fair Market Value. Deferrals to the company stock ledger are converted into shares of SCANA common stock based on the fair market value of SCANA common stock on the date the deferrals would otherwise have been paid to the director. The number of shares issued to a non-deferring director is based on the fair market value of SCANA stock on the payment date.

•

Additional Information About the Plan. Additional information about the operation of the Plan, payment of deferrals, and possible acceleration of payments is set forth above in the section “Director Compensation – Director Compensation and Deferral Plan.”

Federal Income Tax Consequences

Generally, SCANA will receive an income tax deduction at the same time and in the same amount as any amount that is taxable to a participant as ordinary income. Participants will recognize income when they receive stock or cash from the Plan.

New Plan Benefits

The benefits to be received under the Plan by particular individuals are not determinable at this time. All benefits under the Plan will be earned by individuals who are non-employee directors of SCANA.

Equity Compensation Plan Information

Equity securities issuable under SCANA’s compensation plans at December 31, 2010 are summarized as follows:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Long-Term Equity Compensation Plan	50,343	$27.49	3,138,638
Non-Employee Director Compensation Plan	n/a	n/a	26,944
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	50,343	$27.49	3,165,582

PROPOSAL 3 — APPROVAL OF AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK FROM 150,000,000 TO 200,000,000.

Our Board has determined advisable and, subject to shareholder approval, adopted an amendment (the “Amendment”) to our articles of incorporation to provide for an increase in the number of shares of our common stock authorized for issuance from 150,000,000 to 200,000,000.

If approved by the shareholders, the Amendment will become effective upon the filing of articles of amendment with the Secretary of State of South Carolina, which filing will take place as soon as possible following the 2011 Annual Meeting. Although we currently have no definitive plans for issuance of the additional authorized shares, the Board believes that the availability of additional authorized but unissued shares of common stock will enable us to promptly and appropriately respond to future business opportunities that may require the issuance of common stock, without the delay and expense associated with convening a special shareholders’ meeting. These opportunities may include, but are not limited to, capital raising transactions (including any sales of common stock necessary to satisfy any future changes in regulatory capital requirements). The additional authorized shares may also be issued in connection with stock dividends, the SCANA Investor Plus Plan, and the SCANA Stock Purchase Savings Plan, as may be needed by those plans in the next few years, and used for other general corporate purposes.

If shareholders approve the Amendment, the number of authorized but unissued shares of common stock not reserved for a particular purpose will be 51,758,175.

If our shareholders approve the Amendment, our Board may cause the issuance of additional shares of common stock without further vote of our shareholders, except as may be required in particular cases by our organizational documents, applicable laws or regulations, or the rules of the New York Stock Exchange. The additional shares of common stock authorized in the Amendment will not be entitled to preemptive rights nor will existing shareholders have any preemptive rights to acquire any of those shares when issued. If our Board causes us to issue additional shares of common stock or securities convertible into or exercisable for common stock, such issuance could have a dilutive effect on the equity, earnings and voting interests of existing shareholders. The increase in the number of authorized shares of common stock also could discourage or hinder efforts by other parties to obtain control of the Company, thereby having an anti-takeover effect, although this is not the intent of our Board in proposing the Amendment. The Amendment is not being proposed in response to any known threat to acquire control of the Company.

If shareholders do not approve the Amendment, we will have a relatively small number of authorized but unissued shares that are not already reserved for issuance for other purposes, and our flexibility to pursue potential future transactions involving our common stock, our ability to issue stock dividends, and our ability to issue shares under the SCANA Investor Plus Plan, the SCANA Stock Purchase Savings Plan, and for other corporate purposes will be limited.

If shareholders approve the Amendment, Article 3 of our articles of incorporation will be amended to read as follows:

“3. The corporation is authorized to issue 200,000,000 shares of common stock, without par value”

For the reasons above, the Board recommends a vote “FOR” the proposal to amend our articles of incorporation to increase the number of authorized shares of common stock from 150,000,000 to 200,000,000.

PROPOSAL 4 — APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as our independent registered public accounting firm for the year ended December 31, 2010, and the Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm to audit our 2011 financial statements. Shareholders are being asked to approve this appointment at the 2011 Annual Meeting.

The Board of Directors recommends a vote FOR approval of Deloitte & Touche LLP’s 2011 appointment.

Unless you indicate to the contrary, the proxy agents intend to vote the shares represented by your proxy to approve the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit SCANA’s 2011 financial statements.

Representatives of Deloitte & Touche LLP are expected to be present and available at the 2011 Annual Meeting to make such statements as they may desire and to respond to appropriate questions from shareholders.

Pre-Approval of Auditing Services and Permitted Non-Audit Services

SCANA’s Audit Committee Charter requires the Audit Committee to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent registered public accounting firm. Pursuant to a policy adopted by the Audit Committee, its Chairman may pre-approve the rendering of services on behalf of the Audit Committee. Decisions by the Chairman to pre-approve the rendering of services are presented to the Audit Committee for approval at its next scheduled meeting.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees billed to SCANA and its subsidiaries for the fiscal years ended December 31, 2010 and 2009 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates.

	2010	2009
Audit Fees(1)	$2,269,354	$2,371,265
Audit Related Fees(2)	$91,500	$101,500
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$2,360,854	$2,472,765

(1)	Fees for Audit Services billed for 2010 and 2009 consisted of audits of annual financial statements, comfort letters, statutory and regulatory audits, consents and other services related to Securities and Exchange Commission filings, and accounting research.

(2)	Fees primarily for employee benefit plan audits.

In 2010 and 2009, all of the Audit Fees and Audit Related Fees were approved by the Audit Committee.

PROPOSAL 5 — ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

In 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which, among other things, imposes a number of new corporate governance requirements on publicly held companies. New Section 14A of the Securities Exchange Act of 1934 (the “1934 Act”) adopted under the Dodd-Frank Act requires that, at least every three years at the annual meeting of shareholders, we must submit a separate resolution subject to a non-binding shareholder advisory vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the 1934 Act.

This proposal gives you as a shareholder the opportunity to vote for, against, or abstain from voting, on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the ‘Compensation Discussion and Analysis,’ compensation tables and narrative discussion is hereby APPROVED.”

Because your vote is advisory, it will not be binding on our Board and may not be construed as overruling any decision by the Board, nor to create or imply any additional fiduciary duty of the Board. However, the Board will review the voting results, and may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Shareholders are encouraged to review carefully the “Executive Compensation” section of this Proxy Statement for a detailed discussion of our executive compensation program.

Board of Directors’ Recommendation

Our overall executive compensation policies and procedures are described in the “Executive Compensation” section, including the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Our compensation policies and procedures are centered on a pay-for-performance approach that links total rewards to achievement of corporate business unit and individual goals, and are designed to be aligned with the long-term interests of our shareholders, as described in the “Executive Compensation” section. As previously discussed, we have designed our compensation program to reward senior executive officers for their individual and collective performance and for our collective performance in achieving target goals for earnings per share and total shareholder return and other annual and long-term business objectives. We believe our program performs a vital role in keeping executives focused on improving our performance and enhancing shareholder value while rewarding successful individual executive performance in a way that helps to assure retention.

The Human Resources Committee, which is comprised entirely of independent directors, oversees our executive compensation program and continually monitors our policies to ensure that they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.

Our Board and our Human Resources Committee believe that our commitment to responsible compensation practices justifies a vote by shareholders for the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board recommends a vote FOR the proposal above.

PROPOSAL 6 —ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF THE EXECUTIVE COMPENSATION VOTE

New Section 14A of the 1934 Act also requires that, at least every six years at the annual meeting of shareholders, we must submit a separate resolution subject to a non-binding shareholder advisory vote to determine whether shareholders believe we should submit the foregoing resolution relating to the compensation of our named executive officers at our annual meeting every year, every two years, or every three years. Because your vote is advisory, it will not be binding on our Board and may not be construed as overruling any decision by the Board, nor to create or imply any additional fiduciary duty of the Board. However, the Board may, in its sole discretion, take into account the outcome of the vote in determining the frequency with which it will submit the resolution on executive compensation to shareholders.

We ask for your advisory vote to choose among the following three alternative resolutions. You may only choose one of the three alternatives: “OPTION 1 (Every Year),” “OPTION 2 (Every Two Years),” “OPTION 3 (Every Three Years),” or you may abstain from voting.

OPTION 1 (Every Year)

“RESOLVED, that a non-binding shareholder advisory vote with respect to approval of the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statements pursuant to the executive compensation disclosure requirements of the Securities and Exchange Commission, should occur every year.”

OPTION 2 (Every Two Years)

“RESOLVED, that a non-binding shareholder advisory vote with respect to approval of the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statements pursuant to the executive compensation disclosure requirements of the Securities and Exchange Commission, should occur every two years.”

OPTION 3 (Every Three Years)

“RESOLVED, that a non-binding shareholder advisory vote with respect to approval of the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statements pursuant to the executive compensation disclosure requirements of the Securities and Exchange Commission, should occur every three years.”

Board of Directors’ Recommendation

After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every three years. We believe that this frequency is appropriate for a number of reasons, including:

•

As discussed above, our executive compensation philosophy is focused on aligning Company objectives with long-term shareholder value, and accordingly, our executive compensation approach does not vary significantly from year to year;

•	Our Long-Term Equity Compensation Plan operates on three-year cycles;

•	A three-year advisory vote frequency aligns with this long term philosophy and corresponds with the three-year cycles; and

•

Our compensation programs do not contain any significant risks that might be of concern to our shareholders, as confirmed by reviews performed by our Risk Management Committee and discussed with our Audit Committee and the Board.

For the foregoing reasons, we encourage our shareholders to evaluate our executive compensation programs over a multi-year horizon and to review our named executive officers’ compensation over the past three fiscal years as reported in the Summary Compensation Table on page 39. We also believe that a triennial advisory vote on executive compensation reflects the appropriate time frame for our Human Resources Committee and the Board of Directors to evaluate the results of the most recent advisory vote on executive compensation, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for shareholders to see and evaluate the Human Resources Committee’s actions in context. For example, because the advisory vote on executive compensation will occur after we have already implemented our executive compensation programs for each year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.

Furthermore, the Board believes a more frequent advisory vote would not allow for any changes to the Company’s compensation program to be in place long enough to evaluate whether the changes were effective. For example, if the advisory vote at the Annual Meeting in 2011 led to changes to the compensation program being made later in the year in 2011 or early in 2012, those changes would be in place only a few months before the next annual advisory vote would take place at the annual meeting in 2012.

The Board of Directors is aware of and considered views of those who believe that annual advisory votes will enhance or reinforce accountability. However, because our executive compensation programs have typically not changed materially from year to year and are designed to operate over the long-term in order to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a short-term perspective inappropriately influencing our executive compensation programs. We believe such a short-term focus would adversely affect our business, and, ultimately, shareholder value.

Although we currently believe that an advisory vote on executive compensation every three years will reflect the right balance of considerations, we intend to periodically reassess that view and, if changes in our compensation programs or other circumstances make it appropriate to do so, we can provide for an advisory vote on executive compensation on a more frequent basis.

The Board of Directors recommends that you choose a frequency of every THREE years for the shareholder advisory vote on approval of the Company’s executive compensation.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require that we disclose late filings of reports of beneficial ownership and changes in beneficial ownership of our common stock by our directors, executive officers and greater than 10% beneficial owners. To our knowledge, based solely on a review of Forms 3, 4 and 5 and amendments to such forms furnished to us and written representations made to us, all filings on behalf of such persons were made on a timely basis in 2010, with the exception of one filing for our executive officer, Paul V. Fant, which was submitted one day late due to an administrative oversight.

Shareholder Proposals and Nominations

In order to be considered for inclusion in our proxy statement and proxy card for the 2012 Annual Meeting, a shareholder proposal must be received by us at SCANA Corporation, c/o Corporate Secretary, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, no later than November 15, 2011. Securities and Exchange Commission rules contain standards for determining whether a shareholder proposal is required to be included in a proxy statement.

Under our bylaws, any shareholder who intends to present a proposal or nominate an individual to serve as a director at the 2012 Annual Meeting must notify us no later than November 15, 2011 of his intention to present the proposal or make the nomination. The shareholder also must comply with the other requirements in the bylaws. Any shareholder may request a copy of the relevant bylaw provision by writing to the Office of the Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033.

Expenses of Solicitation

This solicitation of proxies is being made by our Board of Directors. We pay the cost of preparing, assembling and mailing this proxy soliciting material, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. We have retained Phoenix Advisory Partners, 110 Wall Street, 27th Floor, New York, NY 10005, to assist in the solicitation of proxies for the 2011 Annual Meeting at a fee of $7,500 plus associated costs and expenses.

In addition to the use of the mail, proxies may be solicited personally, by telephone, by email or other electronic means by our officers and employees without additional compensation.

View Proxy Statements and Annual Report Information Through the Internet

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR

SHAREHOLDER MEETING TO BE HELD ON APRIL 21, 2011:

The Proxy Statement, Notice of Annual Meeting, Annual Financial Statements, and Management’s Discussion and Analysis and Related Annual Report Information are available through the Internet at www.scana.com under the caption “Investor Relations — Financial Reports — Proxy Statements.”

SCANA shareholders may view proxy statements and annual report information at this website. If you choose to view proxy materials through the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.

Availability of Form 10-K

We have filed with the Securities and Exchange Commission our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. A copy of the Form 10-K, including the financial statements and financial statement schedules and a list of exhibits, will be provided without charge to each shareholder to whom this proxy statement is delivered upon our receipt of a written request from such shareholder. The exhibits to the

Form 10-K also will be provided upon request and payment of copying charges. Requests for the Form 10-K should be directed to:

Byron W. Hinson

Director-Investor Relations

SCANA Corporation

220 Operation Way, Mail Code B124

Cayce, South Carolina 29033

Incorporation by Reference

We file various documents with the Securities and Exchange Commission, some of which incorporate information by reference. This means that information we have previously filed with the Securities and Exchange Commission should be considered as part of the filing.

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed to be filed with the Securities and Exchange Commission or incorporated by reference into any of our filings under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless specifically incorporated by reference therein.

References to Our Website Address

References to our website address throughout this Proxy Statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this Proxy Statement or the accompanying materials.

Directions to the Annual Meeting

From Charlotte:

•	Take I-77 South to Exit 9-A (Garners Ferry Road)

•	Follow the exit onto Garners Ferry Road under I-77. East Exchange Place is the first right turn off Garners Ferry Road immediately past Jim Hudson Automotive Company

•	Follow to Leaside at the end of East Exchange Place. The parking lot is located in front of the building.

From Charleston:

•	Take I-26 to I-77 North toward Charlotte

•	Take Exit 9-A and turn right at traffic light onto Garners Ferry Road. East Exchange Place is the first right turn off Garners Ferry Road immediately past Jim Hudson Automotive Company

•	Follow to Leaside at the end of East Exchange Place. The parking lot is located in front of the building

From Greenville:

•	Take I-26 East toward Columbia/Charleston

•	Take Exit 116 onto I-77 North toward Charlotte

•	Take Exit 9-A and turn right at traffic light onto Garners Ferry Road. East Exchange Place is the first right turn off Garners Ferry Road immediately past Jim Hudson Automotive Company

•	Follow to Leaside at the end of East Exchange Place. The parking lot is located in front of the building

From Downtown (Columbia):

•

Take US 378/76 East (Devine Street/Garners Ferry Road) past the Veterans Administration Hospital and under the I-77 overpass. East Exchange Place is the first right turn off Garners Ferry Road immediately past Jim Hudson Automotive Company

•	Follow to Leaside at the end of East Exchange Place. The parking lot is located in front of the building

Tickets to the Annual Meeting

An admission ticket or proof of share ownership as of the record date is required to attend the 2011 Annual Meeting. If you plan to use the admission ticket, please remember to detach it from your proxy card before mailing your proxy card. If you forget to bring the admission ticket, you will be admitted to the meeting only if you are listed as a shareholder of record as of the close of business on March 3, 2011 and bring proof of identification. If you hold your shares through a stockbroker or other nominee, you must provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a brokerage statement showing your share ownership as of March 3, 2011.

If you are a shareholder of record and your shares are owned jointly and you need an additional ticket, you should contact the Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, or call 803-217-7568.

SCANA CORPORATION

Gina Champion

Corporate Secretary

March 14, 2011

FINANCIAL APPENDIX

Index to Annual Financial Statements, Management’s Discussion and Analysis and Related Annual Report Information:

Cautionary Statement Regarding Forward-Looking Information	F-1

Definitions	F-2

Selected Financial and Other Statistical Data	F-4

SCANA’s Business	F-5

Management’s Discussion and Analysis of Financial Condition and Results of Operations	F-6

Quantitative and Qualitative Disclosures about Market Risk	F-27

Report of Independent Registered Public Accounting Firm	F-29

Consolidated Balance Sheets	F-30

Consolidated Statements of Income	F-32

Consolidated Statements of Cash Flows	F-33

Consolidated Statements of Changes in Common Equity and Comprehensive Income	F-34

Notes to Consolidated Financial Statements	F-35

Management Report on Internal Control Over Financial Reporting	F-68

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting	F-69

Market for Common Equity and Related Stockholder Matters	F-70

Performance Graph	F-70

Executive Officers of SCANA Corporation	F-72

Certifications	F-73

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Statements included in this Financial Appendix (or elsewhere herein) which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following:

(1)	the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment;

(2)	regulatory actions, particularly changes in rate regulation, regulations governing electric grid reliability, environmental regulations, and actions affecting the construction of new nuclear units;

(3)	current and future litigation;

(4)	changes in the economy, especially in areas served by subsidiaries of SCANA;

(5)	the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets;

(6)	growth opportunities for SCANA’s regulated and diversified subsidiaries;

(7)	the results of short- and long-term financing efforts, including future prospects for obtaining access to capital markets and other sources of liquidity;

(8)	changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies;

(9)	the effects of weather, including drought, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries (the Company) are located and in areas served by SCANA’s subsidiaries;

(10)	payment by counterparties as and when due;

(11)	the results of efforts to license, site, construct and finance facilities for baseload electric generation and transmission;

(12)	the results of efforts to attract and retain joint venture partners for South Carolina Electric & Gas Company’s (SCE&G) new nuclear generation project;

(13)	the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power;

(14)	the availability of skilled and experienced human resources to properly manage, operate, and grow the Company’s businesses;

(15)	labor disputes;

(16)	performance of SCANA’s pension plan assets;

(17)	changes in taxes;

(18)	inflation or deflation;

(19)	compliance with regulations; and

(20)	the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or its subsidiaries with the United States Securities and Exchange Commission (SEC).

SCANA disclaims any obligation to update any forward-looking statements.

DEFINITIONS

The following abbreviations used in this Financial Appendix have the meanings set forth below unless the context requires otherwise:

TERM	MEANING
AER	Alternate Energy Resources, Inc.
AFC	Allowance for Funds Used During Construction
ARO	Asset Retirement Obligation
BLRA	Base Load Review Act
CAA	Clean Air Act, as amended
CAIR	Clean Air Interstate Rule
CAMR	Clean Air Mercury Rule
CCR	Coal Combustion Residuals
CEO	Chief Executive Officer
CERCLA	Comprehensive Environmental Response, Compensation and Liability Act
CFO	Chief Financial Officer
CGT	Carolina Gas Transmission Corporation
COL	Combined Construction and Operating License
Company	SCANA, together with its consolidated subsidiaries
CUT	Customer Usage Tracker
CWA	Clean Water Act
DHEC	South Carolina Department of Health and Environmental Control
DOE	United States Department of Energy
DOJ	United States Department of Justice
DOT	United States Department of Transportation
DSM Programs	Demand Side Management Programs
DT	Dekatherm (one million BTUs)
EIZ Credits	South Carolina Economic Impact Zone Income Tax Credits
Energy Marketing	The divisions of SEMI, excluding SCANA Energy
EPA	United States Environmental Protection Agency
eWNA	Pilot Electric WNA
FERC	United States Federal Energy Regulatory Commission
Fuel Company	South Carolina Fuel Company, Inc.
GENCO	South Carolina Generating Company, Inc.
GHG	Greenhouse Gas
GPSC	Georgia Public Service Commission
IRS	Internal Revenue Service
JEDA	The South Carolina Job-Economic Development Authority
kW or kWh	Kilowatt or Kilowatt-hour
LLC	Limited Liability Company
LNG	Liquefied Natural Gas
LOC	Lines of Credit
MACT	Maximum Achievable Control Technology
MCF or MMCF	Thousand Cubic Feet or Million Cubic Feet
MGP	Manufactured Gas Plant
MMBTU	Million British Thermal Units
MW or MWh	Megawatt or Megawatt-hour
NASDAQ	The NASDAQ Stock Market, Inc.
New Units	Nuclear Units 2 and 3 to be constructed at Summer Station
NCUC	North Carolina Utilities Commission
NMST	Negotiated Market Sales Tariff
NRC	United States Nuclear Regulatory Commission
NSR	New Source Review
Nuclear Waste Act	Nuclear Waste Policy Act of 1982
NYMEX	New York Mercantile Exchange
NYSE	The New York Stock Exchange

TERM	MEANING
OATT	Open Access Transmission Tariff
ORS	South Carolina Office of Regulatory Staff
PGA	Purchased Gas Adjustment
Pipeline Safety Act	The Pipeline Safety Improvement Act of 2002
PHMSA	Pipeline Hazardous Materials Safety Administration
Plan	SCANA Long-Term Equity Compensation Plan
PRP	Potentially Responsible Party
PSNC Energy	Public Service Company of North Carolina, Incorporated
RCC	Replacement Capital Covenant
RCRA	Resource Conservation and Recovery Act
RES	Renewable Energy Standard
RSA	Natural Gas Rate Stabilization Act
Santee Cooper	South Carolina Public Service Authority
SCANA	SCANA Corporation, the parent company
SCANA Energy	A division of SEMI which markets natural gas in Georgia
SCE&G	South Carolina Electric & Gas Company
SCI	SCANA Communications, Inc.
SCPSC	Public Service Commission of South Carolina
SCR	Selective Catalytic Reactor
SEC	United States Securities and Exchange Commission
SEMI	SCANA Energy Marketing, Inc.
Southern Natural	Southern Natural Gas Company
Summer Station	V. C. Summer Nuclear Station
Transco	Transcontinental Gas Pipeline Corporation
TSR	Total Shareholder Return
Westinghouse	Westinghouse Electric Company LLC
Williams Station	A.M. Williams Generating Station, owned by GENCO
WNA	Weather Normalization Adjustment

SELECTED FINANCIAL AND OTHER STATISTICAL DATA

As of or for the Year Ended December 31,	2010	2009	2008	2007	2006

	(Millions of dollars, except statistics and per share amounts)
Statement of Income Data
Operating Revenues	$4,601	$4,237	$5,319	$4,621	$4,563
Operating Income	$768	$699	$710	$633	$603
Other Income (Expense)	$(234)	$(177)	$(176)	$(153)	$(157)
Preferred Stock Dividends	$—	$(9)	$(7)	$(7)	$(7)
Income Before Cumulative Effect of Accounting Change	$376	$348	$346	$320	$304
Income Available to Common Shareholders	$376	$348	$346	$320	$310
Common Stock Data
Weighted Average Number of Common Shares
Outstanding (Millions)	125.7	122.1	117.0	116.7	115.8
Basic Earnings Per Share	$2.99	$2.85	$2.95	$2.74	$2.68
Diluted Earnings Per Share	$2.98	$2.85	$2.95	$2.74	$2.68
Dividends Declared Per Share of Common Stock	$1.90	$1.88	$1.84	$1.76	$1.68
Balance Sheet Data
Utility Plant, Net	$9,662	$9,009	$8,305	$7,538	$7,007
Total Assets	$12,968	$12,094	$11,502	$10,165	$9,817
Total Equity	$3,702	$3,408	$3,045	$2,960	$2,846
Short-term and Long-term Debt	$4,909	$4,846	$4,698	$3,852	$3,711
Other Statistics
Electric:
Customers (Year-End)	660,580	654,766	649,571	639,258	623,402
Total sales (Million KWh)	24,884	23,104	24,284	24,885	24,519
Generating capability — Net MW (Year-End)	5,645	5,611	5,695	5,749	5,749
Territorial peak demand — Net MW	4,735	4,557	4,789	4,926	4,742
Regulated Gas:
Customers, excluding transportation (Year-End)	794,841	782,192	774,502	759,336	738,317
Sales, excluding transportation (Thousand Therms)	931,879	832,931	848,568	823,976	997,173
Transportation customers (Year-End)	491	482	474	446	430
Transportation volumes (Thousand Therms)	1,546,234	1,388,096	1,366,675	1,369,684	852,100
Retail Gas Marketing:
Retail customers (Year-End)	464,123	455,198	459,250	484,565	482,822
Firm customer deliveries (Thousand Therms)	402,583	347,324	356,288	340,743	335,896
Nonregulated interruptible customer deliveries (Thousand Therms)	1,728,161	1,628,942	1,526,933	1,548,878	1,239,926

SCANA’S BUSINESS

Regulated Utilities

SCE&G is engaged in the generation, transmission, distribution and sale of electricity to approximately 660,600 customers and the purchase, sale and transportation of natural gas to approximately 313,500 customers (each as of December 31, 2010). SCE&G’s business experiences seasonal fluctuations, with generally higher sales of electricity during the summer and winter months because of air conditioning and heating requirements, and generally higher sales of natural gas during the winter months due to heating requirements. SCE&G’s electric service territory extends into 24 counties covering nearly 17,000 square miles in the central, southern and southwestern portions of South Carolina. The service area for natural gas encompasses all or part of 35 counties in South Carolina and covers approximately 22,600 square miles. More than 3.2 million persons live in the counties where SCE&G conducts its business. Resale customers include municipalities, electric cooperatives, other investor-owned utilities, registered marketers and federal and state electric agencies. Predominant industries served by SCE&G include chemicals, educational services, paper products, food products, lumber and wood products, health services, textile manufacturing, rubber and miscellaneous plastic products and fabricated metal products.

GENCO owns Williams Station and sells electricity solely to SCE&G.

Fuel Company acquires, owns and provides financing for SCE&G’s nuclear fuel, fossil fuel and emission allowances.

PSNC Energy purchases, sells and transports natural gas to approximately 482,000 residential, commercial and industrial customers (as of December 31, 2010). PSNC Energy serves 28 franchised counties covering 12,000 square miles in North Carolina. The predominant industries served by PSNC Energy include educational services, food products, health services, chemicals, non-woven textiles and construction related materials.

CGT operates as an open access, transportation-only interstate pipeline company regulated by FERC. CGT operates in southeastern Georgia and in South Carolina and has interconnections with Southern Natural at Port Wentworth, Georgia and with Southern LNG, Inc. at Elba Island, near Savannah, Georgia. CGT also has interconnections with Southern Natural in Aiken County, South Carolina, and with Transco in Cherokee and Spartanburg counties, South Carolina. CGT’s customers include SCE&G (which uses natural gas for electricity generation and for gas distribution to retail customers), SEMI (which markets natural gas to industrial and sale for resale customers, primarily in the Southeast), other natural gas utilities, municipalities, county gas authorities, and industrial customers primarily engaged in the manufacturing or processing of ceramics, paper, metal, food and textiles.

Nonregulated Businesses

SEMI markets natural gas primarily in the southeast and provides energy- related risk management services. SCANA Energy, a division of SEMI, sells natural gas to approximately 460,000 customers (as of December 31, 2010) in Georgia’s natural gas market. The GPSC has selected SCANA Energy to serve as the state’s regulated provider until August 31, 2012. Included in the above customer count, SCANA Energy serves approximately 90,000 customers (as of December 31, 2010) under this regulated provider contract, which includes low-income and high credit risk customers. SCANA Energy’s total customer base represents an approximately 30% share of the approximately 1.5 million customers in Georgia’s deregulated natural gas market. SCANA Energy remains the second largest natural gas marketer in the state.

SCI owns and operates a 500-mile fiber optic telecommunications network and ethernet network and data center facilities in South Carolina. Through a joint venture, SCI has an interest in an additional 2,280 miles of fiber in South Carolina, North Carolina and Georgia. SCI also provides tower site construction, management and rental services in South Carolina and North Carolina.

ServiceCare, Inc. provides service contracts on home appliances and heating and air conditioning units.

SCANA Services, Inc. provides administrative, management and other services to SCANA’s subsidiaries and business units.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

SCANA, through its wholly-owned regulated subsidiaries, is primarily engaged in the generation, transmission, distribution and sale of electricity in parts of South Carolina and in the purchase, transmission and sale of natural gas in portions of North Carolina and South Carolina. Through a wholly-owned nonregulated subsidiary, SCANA markets natural gas to retail customers in Georgia and to wholesale customers primarily in the southeast. Other wholly- owned nonregulated subsidiaries provide fiber optic and other telecommunications services and provide service contracts to homeowners on certain home appliances and heating and air conditioning units. A service company subsidiary of SCANA provides administrative, management and other services to SCANA and its subsidiaries.

The following map indicates areas where the Company’s significant business segments conduct their activities, as further described in this overview section.

The following percentages reflect revenues and income available to common shareholders earned by the Company’s regulated and nonregulated businesses and the percentage of total assets held by them.

	2010	2009	2008
% of Revenues
Regulated	73%	73%	65%
Nonregulated	27%	27%	35%

% of Income Available to Common Shareholders
Regulated	96%	96%	94%
Nonregulated	4%	4%	6%

% of Assets
Regulated	95%	94%	93%
Nonregulated	5%	6%	7%

Key Earnings Drivers and Outlook

During 2010, the lingering effects of an economic recession showed modest signs of improvement in the southeast. At December 31, 2010 a preliminary estimate of seasonally adjusted unemployment nationwide was 9.4% compared to comparable unemployment rates in the states in which the Company primarily provides service (10.2% in Georgia, 9.8% in North Carolina and 10.7% in South Carolina). Though improved from December 2009, these unemployment rates remain stubbornly high and indicate that economic recovery in the southeast lags the nation. Customer growth rates in the Company’s regulated and retail gas business segments were slightly positive in 2010, though customer usage within the regulated business segments continued to decline. The Company expects customer growth to be similar and usage patterns to continue in 2011.

Over the next five years, key earnings drivers for the Company will be additions to rate base at its regulated subsidiaries, consisting primarily of capital expenditures for new generating capacity, environmental facilities and system expansion. Other factors that will impact future earnings growth include the regulatory environment, customer growth and usage in each of the regulated utility businesses, earnings in the natural gas marketing business in Georgia and the level of growth of operation and maintenance expenses and taxes.

Electric Operations

The electric operations segment is comprised of the electric operations of SCE&G, GENCO and Fuel Company, and is primarily engaged in the generation, transmission, distribution and sale of electricity in South Carolina. At December 31, 2010 SCE&G provided electricity to approximately 660,600 customers in an area covering nearly 17,000 square miles. GENCO owns a coal-fired generating station and sells electricity solely to SCE&G. Fuel Company acquires, owns and provides financing for SCE&G’s nuclear fuel, fossil fuel and emission allowances.

Operating results for electric operations are primarily driven by customer demand for electricity, rates allowed to be charged to customers and the ability to control growth in costs. Embedded in the rates charged to customers is an allowed regulatory return on equity. SCE&G’s allowed return on equity is 10.7% for non-BLRA expenditures, and 11.0% for BLRA-related expenditures. Demand for electricity is primarily affected by weather, customer growth and the economy. SCE&G is able to recover the cost of fuel used in electric generation through retail customers’ bills, but increases in fuel costs affect electric prices and, therefore, the competitive position of electricity against other energy sources.

SCE&G, for itself and as agent for Santee Cooper, has contracted with Westinghouse and Stone & Webster, Inc. for the design and construction of the New Units at the site of Summer Station. The contract provides that SCE&G and Santee Cooper will be joint owners and share operating costs and generation output of the New Units, with SCE&G responsible for 55 percent of the cost and receiving 55 percent of the output, and Santee Cooper responsible for and receiving the remaining 45 percent. Assuming timely receipt of federal approvals and construction proceeding as scheduled, the first unit is expected to be completed and in service in 2016, and the second in 2019.

SCE&G’s latest Integrated Resource Plan filed with the SCPSC in February 2011 continues to support SCE&G’s need for 55% of the output of the two units. As previously reported, SCE&G has been advised by Santee Cooper that it is reviewing certain aspects of its capital improvement program and long-term power supply plan, including the level of its participation in the New Units. Santee Cooper has more recently indicated that it will seek to reduce its 45% ownership in the New Units. If Santee Cooper’s ownership interest in one or both of the units changes, SCE&G believes that one or more additional parties will be available to participate as joint owners.

SCE&G is unable to predict whether any change in Santee Cooper’s ownership interest or the addition of new joint owners will increase project costs or delay the commercial operation dates of the New Units. Any such project cost increase or delay could be material.

The successful completion of the project would result in a substantial increase of the Company’s utility plant in service. Financing and managing the construction of these plants, together with continuing environmental construction projects, represents a significant challenge to the Company.

SCE&G expects to receive a COL for the New Units from the NRC in late 2011 or early 2012, which would support both the project schedule and the substantial completion dates for the New Units in 2016 and 2019, respectively. Environmental and safety reviews by the NRC are currently in progress and are part of the NRC’s 30-month review schedule which began July 31, 2008.

In 2009, the SCPSC approved SCE&G’s combined application pursuant to the BLRA seeking a certificate of environmental compatibility and public convenience and necessity and for a base load review order relating to the proposed construction and operation by SCE&G and Santee Cooper of the New Units at Summer Station. Under the BLRA, the SCPSC conducted a full pre-construction prudency review of the proposed units and the engineering, procurement, and construction contract under which they are being built. The SCPSC prudency finding is binding on all future related rate proceedings so long as the construction proceeds in accordance with schedules, estimates and projections as approved by the SCPSC.

In May 2009, two intervenors filed separate appeals of the order with the South Carolina Supreme Court. With regard to the first appeal, which challenged the SCPSC’s prudency finding, the South Carolina Supreme Court issued an opinion on April 26, 2010, affirming the decision of the SCPSC. As for the second appeal, the South Carolina Supreme Court reversed the SCPSC’s decision to allow SCE&G to include a pre-approved cost contingency amount associated inflation (contingency reserve) as part of its anticipated capital costs allowed under the BLRA. SCE&G’s share of the project, as originally approved by the SCPSC, is $4.5 billion in 2007 dollars. Approximately $438 million of the anticipated capital costs (in 2007 dollars) represented contingency costs associated with the project. Without the pre-approved contingency reserve, SCE&G must seek SCPSC approval for the recovery of any additional capital costs. The Court’s ruling, however, does not affect the project schedule or disturb the SCPSC’s issuance of a certificate of environmental compatibility and public convenience and necessity, which is necessary to construct the New Units. On November 15, 2010, SCE&G filed a petition to the SCPSC seeking an order approving an updated capital cost schedule for the construction of the company’s New Units that reflects the removal of the contingency reserve and incorporates presently identifiable additional capital costs of $173.9 million. A hearing on this petition is scheduled for April 4, 2011, and the SCPSC is expected to rule on the request in May 2011.

In January 2010, the SCPSC approved SCE&G’s request for an order pursuant to the BLRA to approve an updated construction and capital cost schedule for the construction of the New Units at Summer Station. The updated schedule provides details of the construction and capital cost schedule beyond what was proposed and included in the original BLRA filing. The revised schedule does not change the previously announced completion date for the New Units or the originally announced cost.

Under the BLRA, SCE&G is allowed to file revised rates with the SCPSC each year to incorporate the financing cost of any incremental construction work in progress incurred for new nuclear generation. Requested rate adjustments are based on SCE&G’s updated cost of debt and capital structure and on an allowed return on common equity of 11%, and have been approved by the SCPSC annually (see Note 2 to the consolidated financial statements for more details).

On January 27, 2011, SCE&G, for itself and as agent for Santee Cooper, and Westinghouse entered into a fuel alliance agreement and contracts for fuel fabrication and related services. Under these contracts, Westinghouse will supply enriched nuclear fuel assemblies for Summer Station Unit 1 and the New Units. Westinghouse will be SCE&G’s exclusive provider of such fuel assemblies on a cost-plus basis. The fuel assemblies to be delivered under the contracts are expected to supply the nuclear fuel requirements of Summer Station Unit 1 and the New Units through 2033. SCE&G is dependent upon Westinghouse for providing fuel assemblies for the new AP1000 passive reactors in the New Units in the current and anticipated future absence of other commercially viable sources. Westinghouse currently provides maintenance and engineering support to Summer Station Unit 1 under a services alliance arrangement, and SCE&G has also contracted for Westinghouse to provide similar support services to the New Units upon their completion and commencement of commercial operation in 2016 and 2019, respectively.

The Company expects that significant federal legislative initiatives related to energy, will be hampered through 2012 due to each chamber of Congress being controlled by different political parties. Significant regulatory initiatives by the EPA and other federal agencies, however, will likely proceed. These initiatives may require the Company to build or otherwise acquire generating capacity from energy sources that exclude fossil fuels, nuclear or hydro facilities (for example, under an RES). New legislation or regulations may also impose stringent requirements on existing power plants to reduce emissions of sulfur dioxide, nitrogen oxides and mercury. It is also possible that new initiatives will be introduced to reduce carbon dioxide and other greenhouse gas emissions. The Company cannot predict whether such initiatives will be enacted, and if they are, the conditions they would impose on utilities.

The EPA has publicly stated its intention to propose new federal regulations affecting the management and disposal of CCR, such as ash. Such regulations could result in the treatment of some CCRs as hazardous waste and could impose significant costs to utilities, such as SCE&G and GENCO. While the Company cannot predict how extensive the regulations will be, the Company believes that any additional costs imposed by such regulations would be recoverable through rates.

Gas Distribution

The gas distribution segment is comprised of the local distribution operations of SCE&G and PSNC Energy and is primarily engaged in the purchase, transportation and sale of natural gas to retail customers in portions of North Carolina and South Carolina. At December 31, 2010 this segment provided natural gas to approximately 795,500 customers in areas covering 34,600 square miles.

Operating results for gas distribution are primarily influenced by customer demand for natural gas rates allowed to be charged to customers and the ability to control growth in costs. Embedded in the rates charged to customers is an allowed regulatory return on equity.

Demand for natural gas is primarily affected by weather, customer growth, the economy and, for commercial and industrial customers, the availability and price of alternate fuels. Natural gas competes with electricity, propane and heating oil to serve the heating and, to a lesser extent, other household energy needs of residential and small commercial customers. This competition is generally based on price and convenience. Large commercial and industrial customers often have the ability to switch from natural gas to an alternate fuel, such as propane or fuel oil. Natural gas competes with these alternate fuels based on price. As a result, any significant disparity between supply and demand, either of natural gas or of alternate fuels, and due either to production or delivery disruptions or other factors, will affect price and impact the Company’s ability to retain large commercial and industrial customers. One effect of the recent economic recession was an overall decrease in demand for natural gas which, coupled with discoveries of shale gas in the United States, resulted in significantly lower prices for this commodity in 2009 and 2010.

Retail Gas Marketing

SCANA Energy, a division of SEMI, comprises the retail gas marketing segment. This segment markets natural gas to approximately 460,000 customers (as of December 31, 2010, and includes regulated division customers described below) throughout Georgia. SCANA Energy’s total customer base represents an approximately 30% share of the customers in Georgia’s deregulated natural gas market. SCANA Energy remains the second largest natural gas marketer in the state. SCANA Energy’s competitors include an affiliate of a large energy company with experience in Georgia’s energy market, as well as several electric membership cooperatives. SCANA Energy’s ability to maintain its market share depends on the prices it charges customers relative to the prices charged by its competitors, its ability to continue to provide high levels of customer service and other factors.

As Georgia’s regulated provider, SCANA Energy provides service to low-income customers and customers unable to obtain or maintain natural gas service from other marketers at rates approved by the GPSC, and SCANA Energy receives funding from the Universal Service Fund to offset some of the bad debt associated with the low-income group. SCANA Energy’s contract to serve as Georgia’s regulated provider of natural gas is for a term ending August 31, 2012. SCANA Energy files financial and other information periodically with the GPSC, and such information is available at www.psc.state.ga.us (which is not intended as an active hyperlink; the information on the GPSC website is not part of this or any other report filed with the SEC). Included in the above customer count, SCANA Energy’s regulated division served approximately 90,000 customers (as of December 31, 2010).

SCANA Energy and SCANA’s other natural gas distribution and marketing segments maintain gas inventory and also utilize forward contracts and other financial instruments, including commodity swaps and futures contracts, to manage their exposure to fluctuating commodity natural gas prices. See Note 6 to the consolidated financial statements. As a part of this risk management process, at any given time, a portion of SCANA’s projected natural gas needs has been purchased or otherwise placed under contract. Since SCANA Energy operates in a competitive market, it may be unable to sustain its current levels of customers and/or pricing, thereby reducing expected margins and profitability. Further, there can be no assurance that Georgia’s gas delivery regulatory framework will remain unchanged as dynamic market conditions evolve.

Energy Marketing

The divisions of SEMI excluding SCANA Energy comprise the energy marketing segment. This segment markets natural gas primarily in the southeast and provides energy-related risk management services to customers.

The operating results for energy marketing are primarily influenced by customer demand for natural gas and the ability to control growth of costs. Demand for natural gas is primarily affected by the price of alternate fuels and customer growth. In addition, certain pipeline capacity available for Energy Marketing to serve industrial and other customers is dependent upon the market share held by SCANA Energy in the retail market.

RESULTS OF OPERATIONS

	2010	2009	2008
Basic earnings per share	$2.99	$2.85	$2.95
Diluted earnings per share	$2.98	$2.85	$2.95
Cash dividends declared (per share)	$1.90	$1.88	$1.84

— 2010 vs 2009	Basic earnings per share increased in 2010 due to higher electric margin (excluding the effect of the $17.4 million adjustment described at “Electric Operations”) of $.60 and higher gas margin of $.15. These increases were partially offset by dilution from additional shares outstanding of $.09, higher operating expense of $.32, higher interest expense of $.09, net of preferred stock dividends, and $.11 due to the tax benefit and related interest income arising from the resolution of an income tax uncertainty in favor of the Company in 2009. In late 2009 SCE&G redeemed for cash all outstanding shares of its cumulative preferred stock.

— 2009 vs 2008	Basic earnings per share decreased in 2009 due to lower electric margin of $.09, lower gas margin of $.05, higher depreciation expense of $.05, lower gains on asset sales of $.05, higher interest expense of $.03, higher property taxes of $.05, dilution from additional shares outstanding of $.12 and by $.05 of other items explained in the following pages. These items were partially offset by $.11 due to the tax benefit and related interest income arising from the resolution of an income tax uncertainty in favor of the Company, by $.18 due to lower operation and maintenance expenses and by $.12 due to increased equity allowance for funds using during construction.

Diluted Earnings Per Share

In May 2010, SCANA entered into equity forward sales contracts for approximately 6.6 million common shares. During periods when the average market price of SCANA’s common stock is above the per share adjusted forward sales price, the Company computes diluted earnings per share giving effect to this dilutive potential common stock utilizing the treasury stock method. The dilutive effect was $.01 per share for the year ended December 31, 2010.

Pension Cost (Income)

Pension cost (income) was recorded on the Company’s income statements and balance sheets as follows:

Millions of dollars	2010	2009	2008
Income Statement Impact:
Increase (reduction) in employee benefit costs	$1.1	$—	$(0.6)
Other income	(3.9)	(3.7)	(14.6)
Balance Sheet Impact:
Increase (reduction) in capital expenditures	6.0	9.8	(0.3)
Component of amount receivable from (payable to) Summer Station Unit 1 co-owner	1.7	2.7	(0.3)
Increase in regulatory asset	18.6	31.2	—

Total Pension Cost (Income)	$23.5	$40.0	$(15.8)

In connection with the SCPSC’s July 2010 electric rate order, SCE&G began deferring all pension expense related to retail electric operations as a regulatory asset. These amounts will be deferred until future rate recovery is provided for by the SCPSC. From January 2009 until the July 2010 order, the SCPSC allowed SCE&G to mitigate a significant portion of pension cost by deferring as a regulatory asset the amount of pension expense above the level of pension income which was included in rates. This pension cost arose due to the significant decline in plan asset values during the fourth quarter of 2008 stemming from turmoil in the financial markets. The Company had recorded significant pension income in 2008.

No contribution to the pension trust was necessary, nor did limitations on benefit payments apply, in or for any period reported.

AFC

AFC is a utility accounting practice whereby a portion of the cost of both equity and borrowed funds used to finance construction (which is shown on the balance sheet as construction work in progress) is capitalized. The Company includes an equity portion of AFC in nonoperating income and a debt portion of AFC in interest charges (credits) as noncash items, both of which have the effect of increasing reported net income. AFC represented approximately 5.6% of income before income taxes in 2010, 9.8% in 2009 and 5.6% in 2008, respectively.

Electric Operations

Electric Operations is comprised of the electric operations of SCE&G, GENCO and Fuel Company. Electric operations sales margin (including transactions with affiliates) was as follows:

Millions of dollars	2010	% Change	2009	% Change	2008
Operating revenues	$2,367.0	10.6%	$2,140.9	(4.3)%	$2,236.4
Less: Fuel used in generation	941.5	15.2%	817.6	(5.3)%	863.6
Purchased power	17.0	1.2%	16.8	(53.5)%	36.1

Margin	$1,408.5	7.8%	$1,306.5	(2.3)%	$1,336.7

— 2010 vs 2009	Margin increased by $37.0 million due to higher SCPSC-approved retail electric base rates in July 2010 and by $30.7 million due to an increase in base rates approved by the SCPSC under the BLRA. In addition, margin increased by $54.2 million (net of eWNA after its implementation) due to weather, by $5.8 million due to higher transmission revenue and off-system sales and by $13.6 million due to the adoption of SCPSC-approved lower electric depreciation rates in 2009, the effect of which was offset by a reduction in the recovery of fuel costs (electric revenue). During the first quarter of 2010, the Company deferred $25 million of incremental revenue as a result of the abnormally cold weather in SCE&G’s service territory (see Note 2 to the consolidated financial statements). Also, margin in the first quarter of 2010 was adjusted downward by $17.4 million pursuant to an SCPSC regulatory order issued in connection with SCE&G’s annual fuel cost proceeding. (See also discussion at “Income Taxes”.) Finally, pursuant to the SCPSC-approved retail electric base rate order in 2010, SCE&G adopted an eWNA thereby mitigating the effects of abnormal weather on its margins.

— 2009 vs 2008	Margin decreased by $6.6 million due to lower residential and commercial usage (including the partially offsetting effects of favorable weather), by $11.9 million due to lower industrial sales, by lower off-system sales of $15.9 million. Margin also decreased by $13.6 million due to the adoption of new, lower SCPSC-approved electric depreciation rates, the effect of which was offset within operating revenues. The decreases were partially offset by higher residential and commercial customer grow th of $6.2 million and by increases in base rates by the SCPSC under the BLRA of $10.8 million which became effective for bills rendered on or after March 29, 2009.

Sales volumes (in MWh) related to the electric margin above, by class, were as follows:

Classification (in thousands)	2010	% Change	2009	% Change	2008
Residential	8,791	11.4%	7,893	0.8%	7,828
Commercial	7,684	4.5%	7,350	(1.3)%	7,450
Industrial	5,863	10.1%	5,324	(13.5)%	6,152
Sales for resale (excluding interchange)	1,912	5.3%	1,815	(1.9)%	1,850
Other	581	3.4%	562	(1.2)%	569

Total territorial	24,831	8.2%	22,944	(3.8)%	23,849
Negotiated Market Sales Tariff (NMST)	53	(66.9)%	160	(63.2)%	435

Total	24,884	7.7%	23,104	(4.9)%	24,284

— 2010 vs 2009	Territorial sales volumes increased by 1,209 MWh due to weather and by 539 MWh due to higher industrial sales volumes. NMST volumes decreased due to market pricing conditions.

— 2009 vs 2008	Territorial sales volumes decreased by 95 MWh due to decreased average use, partially offset by favorable weather, and by 828 MWh due to lower industrial sales volumes as a result of a recessionary economy, partially offset by an increase of 76 MWh due to residential and commercial customer growth. NMST volumes decreased due to lower regional demand.

Gas Distribution

Gas Distribution is comprised of the local distribution operations of SCE&G and PSNC Energy. Gas distribution sales margin (including transactions with affiliates) was as follows:

Millions of dollars	2010	% Change	2009	% Change	2008
Operating revenues	$979.4	3.3%	$948.4	(23.4)%	$1,238.1
Less: Gas purchased for resale	601.7	2.8%	585.1	(34.0)%	886.1

Margin	$377.7	4.0%	$363.3	3.2%	$352.0

— 2010 vs 2009	Margin at SCE&G increased by $9.2 million due to an SCPSC-approved increase in retail gas base rates which became effective with the first billing cycle of November 2009 and $3.3 million due to increased customer usage. These increases were partially offset by a decrease of $2.2 million due to an SCPSC-approved decrease in retail gas base rates which became effective with the first billing cycle of November 2010. Margin at PSNC Energy increased by $4.0 million primarily due to residential customer growth and improved industrial usage.

— 2009 vs 2008	Margin increased by $2.7 million due to an SCPSC-approved increase in retail gas base rates at SCE&G which became effective with the first billing cycle of November 2008 and by $3.7 million due to an SCPSC-approved increase in retail gas base rates which became effective with the first billing cycle of November 2009, both of which were offset by a decrease of $3.0 million due to lower customer usage at SCE&G. The NCUC-approved rate increase at PSNC Energy, for services rendered on or after November 1, 2008, increased margin by $6.6 million.

Sales volumes (in DT) by class, including transportation gas, were as follows:

Classification (in thousands)	2010	% Change	2009	% Change	2008
Residential	45,251	16.0%	38,995	4.0%	37,507
Commercial	28,972	6.4%	27,220	(2.8)%	28,004
Industrial	18,860	12.3%	16,798	(13.2)%	19,345
Transportation gas	33,089	7.3%	30,845	(2.7)%	31,698

Total	126,172	10.8%	113,858	(2.3)%	116,554

— 2010 vs 2009	Residential sales volume increased primarily due to customer growth and weather. Commercial and industrial sales volume increased primarily as a result of improved economic conditions.

— 2009 vs 2008	Residential sales volume increased primarily due to customer growth and weather. Commercial and industrial sales volume decreased primarily as a result of weak economic conditions.

Retail Gas Marketing

Retail Gas Marketing is comprised of SCANA Energy which operates in Georgia’s natural gas market. Retail Gas Marketing revenues and income available to common shareholders were as follows:

Millions	2010	% Change	2009	% Change	2008
Operating revenues	$552.9	6.0%	$521.7	(17.4)%	$631.7
Income available to common shareholders	$30.5	27.1%	$24.0	(26.2)%	$32.5
Delivered volumes (DT)	40.2	15.9%	34.7	(2.5)%	35.6

— 2010 vs 2009	Operating revenues increased as a result of colder than normal weather and higher consumption. Income available to common shareholders increased due to higher margins, partially offset by higher bad debt and operating expenses. Delivered volumes increased primarily as a result of colder than normal weather.

— 2009 vs 2008	Operating revenues decreased as a result of lower average retail prices and volumes. Income available to common shareholders decreased due to lower margin, partially offset by lower bad debt expense and the costs of a 2008 GPSC settlement related to operation of pricing plans. Delivered volumes decreased primarily as a result of fewer customers.

Energy Marketing

Energy Marketing is comprised of the Company’s nonregulated marketing operations, excluding SCANA Energy. Energy Marketing operating revenues and income available to common shareholders were as follows:

Millions	2010	% Change	2009	% Change	2008
Operating revenues	$874.1	12.5%	$776.9	(47.6)%	$1,483.8
Income available to common shareholders	$3.9	14.7%	$3.4	78.9%	$1.9
Delivered volumes (DT)	172.8	6.1%	162.9	6.7%	152.7

— 2010 vs 2009	Operating revenues increased due to higher sales volume. Income available to common shareholders increased due to lower operating expenses, partially offset by higher bad debt expense. Delivered volumes increased primarily as a result of increased power generation sales.

— 2009 vs 2008	Operating revenues decreased primarily due to lower market prices. Income available to common shareholders increased due to lower operating expenses, including bad debts. Delivered volumes increased primarily as a result of increased power generation sales.

Other Operating Expenses

Other operating expenses were as follows:

Millions of dollars	2010	% Change	2009	% Change	2008
Other operation and maintenance	$669.9	4.7%	$639.7	(5.2)%	$674.6
Depreciation and amortization	335.1	6.0%	316.0	(1.0)%	319.3
Other taxes	190.4	7.6%	176.9	5.3%	168.0

— 2010 vs 2009	Other operation and maintenance expenses increased by $17.7 million due to higher generation, transmission and distribution expenses, by $10.9 million due to higher incentive compensation and other benefits and by $6.1 million due to higher customer service expenses and general expenses, including bad debt expense. Depreciation and amortization expense increased primarily due to net property additions. Other taxes increased primarily due to higher property taxes.

— 2009 vs 2008	Other operation and maintenance expenses decreased by $9.0 million due to lower generation, transmission and distribution expenses, by $6.2 million due to lower incentive compensation and other benefits, by $12.4 million due to lower customer service expenses and general expenses, including bad debt expense, and by $2.5 million due to decreased legal expenses and settlement costs related to SCANA Energy’s settlement with GPSC in 2008. Depreciation and amortization expense decreased by $13.6 million due to the implementation of new, lower SCPSC-approved electric depreciation rates in 2009, offset by higher depreciation expense of $9.5 million due to net property additions. Other taxes increased primarily due to higher property taxes.

Other Income (Expense)

Other income (expense) includes the results of certain incidental (non-utility) activities and the activities of certain non-regulated subsidiaries. Components of other income (expense) were as follows:

Millions of dollars	2010	% Change	2009	% Change	2008
Other income	$51.6	(20.0)%	$64.5	(17.9)%	$78.6
Other expenses	(39.5)	7.0%	(36.9)	(11.1)%	(41.5)

Total	$12.1	(56.2)%	$27.6	(25.6)%	$37.1

— 2010 vs 2009	Total other income (expense) decreased $13.4 million due to decreased interest income. (See discussion under “Resolution of EIZ Credits” below.)

— 2009 vs 2008	Total other income (expense) decreased $10.9 million due to decreased pension income and by $8.9 million due to gain on sale of assets in 2008. These decreases were partially offset by an $8.7 million increase in interest income. (See discussion under “Resolution of EIZ Credits” below.)

Resolution of EIZ Credits

In September 2009, as a result of a favorable decision by the South Carolina Supreme Court regarding SCE&G’s EIZ Credits, SCE&G recorded the refund of the previously contested EIZ Credits of $15.3 million and an additional $14.3 million of interest income. SCE&G recorded a multi-year catch-up adjustment in the third quarter 2009 of approximately $6.3 million ($4.0 million after federal tax effect) as a reduction in income taxes. The interest income of $14.3 million ($8.8 million after tax effect) was recorded in the third quarter of 2009 within other income.

Interest Expense

Components of interest expense, net of the debt component of AFC, were as follows:

Millions of dollars	2010	% Change	2009	% Change	2008
Interest on long-term debt, net	$261.1	14.3%	$228.5	7.7%	$212.1
Other interest expense	4.5	(10.0)%	5.0	(67.1)%	15.2

Total	$265.6	13.7%	$233.5	2.7%	$227.3

Interest on long-term debt increased in each year primarily due to increased long-term borrowings over the prior year. Other interest expense decreased in each year primarily due to lower principal balances on short-term debt over the prior year.

Income Taxes

Income tax expense (and the effective tax rate) decreased in 2010 primarily due to the recognition of certain previously deferred state income tax credits pursuant to both the settlement of a fuel cost proceeding in the first quarter of 2010 and the retail electric base rate increase in July 2010. (See Note 5 to the consolidated financial statements for reconciling differences between income tax expense and statutory tax expense.) Income tax expense decreased in 2009 primarily due to the resolution of the contested EIZ Credits in favor of the Company (see discussion above at Other Income (Expense)) and changes in operating income.

LIQUIDITY AND CAPITAL RESOURCES

The Company anticipates that its contractual cash obligations will be met through internally generated funds, the incurrence of additional short- and long-term indebtedness and sales of equity securities. The Company expects that it has or can obtain adequate sources of financing to meet its projected cash requirements for the foreseeable future. The Company’s ratio of earnings to fixed charges for the year ended December 31, 2010 was 2.92.

Cash requirements for SCANA’s regulated subsidiaries arise primarily from their operational needs, funding their construction programs and payment of dividends to SCANA. The ability of the regulated subsidiaries to replace existing plant investment, to expand to meet future demand for electricity and gas and to install equipment necessary to comply with environmental regulations, will depend on their ability to attract the necessary financial capital on reasonable terms. Regulated subsidiaries recover the costs of providing services through rates charged to customers. Rates for regulated services are generally based on historical costs. As customer growth and inflation occur and these subsidiaries continue their ongoing construction programs, rate increases will be sought. The future financial position and results of operations of the regulated subsidiaries will be affected by their ability to obtain adequate and timely rate and other regulatory relief.

The Company also obtains equity from SCANA’s stock plans. Shares of SCANA common stock are acquired on behalf of participants in SCANA’s Investor Plus Plan and Stock Purchase-Savings Plan through the original issuance of shares, rather than being purchased on the open market. This provided approximately $94 million of additional equity during 2010 and is expected to provide approximately $95 million in 2011. Due primarily to new nuclear construction plans, the Company anticipates keeping this strategy in place for the foreseeable future.

SCANA’s leverage ratio of debt to capital was approximately 57% at December 31, 2010. SCANA has publicly announced its desire to maintain its leverage ratio at levels between 54% and 57%, but SCANA’s ability to do so depends on a number of factors. In the future, if SCANA is not able to maintain its leverage ratio within the desired range, the Company’s debt ratings may be affected, it may be required to pay higher interest rates on its long- and short-term indebtedness, and its access to the capital markets may be limited.

Capital Expenditures

Cash outlays for property additions and construction expenditures, including nuclear fuel, net of AFC, were $876 million in 2010 and are estimated to be $1.1 billion in 2011.

The Company’s current estimates of its capital expenditures for construction and nuclear fuel for 2011-2013, which are subject to continuing review and adjustment, are as follows:

Estimated Capital Expenditures

Millions of dollars	2011	2012	2013
SCE&G:
Electric Plant:
Generation (including GENCO)	$566	$959	$908
Transmission	53	70	68
Distribution	156	167	173
Other	37	27	16
Nuclear Fuel	81	57	106
Gas	50	51	52
Common and other	18	16	17

Total SCE&G	961	1,347	1,340
Other Companies Combined	98	93	107

Total	$1,059	$1,440	$1,447

The Company’s contractual cash obligations as of December 31, 2010 are summarized as follows:

Contractual Cash Obligations

	Payments due by periods
Millions of dollars	Total	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years
Long- and short-term debt, including interest	$9,068	$1,303	$1,133	$426	$6,206
Capital leases	12	4	6	2	—
Operating leases	63	12	22	1	28
Purchase obligations	5,785	1,000	2,127	1,398	1,260
Other commercial commitments	5,208	1,062	1,895	977	1,274

Total	$20,136	$3,381	$5,183	$2,804	$8,768

Included in the table above in purchase obligations is SCE&G’s portion of a contractual agreement for the design and construction of the new units at the Summer Station site. SCE&G expects to be a joint owner and share operating costs and generation output of the new units, with SCE&G accounting for 55 percent of the cost and output and the other joint owner(s) the remaining 45 percent. Assuming timely receipt of federal approvals and construction proceeding as scheduled, the first unit is expected to be completed and in service in 2016, and the second in 2019. SCE&G’s estimated projected costs for the two additional units, in future dollars and excluding AFC, are summarized below. To the extent that actual contracts were put in place by December 31, 2010, obligations arising from these contracts are included in the purchase obligations within the Contractual Cash Obligations table above.

Future Value Millions of dollars	2011	2012	2013	2014	2015	After 2015
Total Project Cash Outlay	$436	$794	$807	$567	$501	$639

Also included in purchase obligations are customary purchase orders under which the Company has the option to utilize certain vendors without the obligation to do so. The Company may terminate such arrangements without penalty.

Included in other commercial commitments are estimated obligations under forward contracts for natural gas purchases. Forward contracts for natural gas purchases include customary “make-whole” or default provisions, but are not considered to be “take-or-pay” contracts. Certain of these contracts relate to regulated businesses; therefore, the effects of such contracts on fuel costs are reflected in electric or gas rates. Also included in other commercial commitments is a “take-and-pay” contract for natural gas which expires in 2019 and estimated obligations for coal and nuclear fuel purchases. See Note 10 to the consolidated financial statements.

In addition to the contractual cash obligations above, the Company sponsors a noncontributory defined benefit pension plan and an unfunded health care and life insurance benefit plan for retirees. The pension plan is adequately funded under current regulations, and no significant contributions are anticipated until after 2011. Cash payments under the health care and life insurance benefit plan were $11.7 million in 2010, and such annual payments are expected to be the same or increase up to $14.1 million in the future.

In addition, the Company is party to certain NYMEX futures contracts for which any unfavorable market movements are funded in cash. These derivatives are accounted for as cash flow hedges and their effects are reflected within other comprehensive income until the anticipated sales transactions occur. See further discussion at Quantitative and Qualitative Disclosures About Market Risk. At December 31, 2010, the Company had posted $1.9 million in cash collateral for such contracts. In addition, the Company had posted $20 million in cash collateral for interest rate derivative contracts.

The Company also has a legal obligation associated with the decommissioning and dismantling of Summer Station Unit 1 and other conditional asset retirement obligations that are not listed in the contractual cash obligations table. See Notes 1 and 10 to the consolidated financial statements.

Financing Limits and Related Matters

The Company’s issuance of various securities, including long-term and short-term debt, is subject to customary approval or authorization by regulatory bodies including state public service commissions and FERC. Financing programs currently utilized by the Company follow.

SCE&G and GENCO have obtained FERC authority to issue short-term indebtedness (pursuant to Section 204 of the Federal Power Act). SCE&G may issue up to $1.2 billion of unsecured promissory notes or commercial paper with maturity dates of one year or less, and GENCO may issue up to $150 million of short-term indebtedness. The authority to make such issuances will expire in October 2012.

On October 25, 2010, SCANA, SCE&G (including Fuel Company) and PSNC Energy entered into Five-Year Credit Agreements in the amounts of $300 million, $1.1 billion (of which $400 million relates to Fuel Company) and $100 million, respectively, which are scheduled to expire October 23, 2015. These credit agreements are used for general corporate purposes, including liquidity support for each company’s commercial paper program, and working capital needs and, in the case of Fuel Company, to finance or refinance the purchase of nuclear fuel, fossil fuel, and emission and other environmental allowances. These committed long-term facilities are revolving lines of credit under credit agreements with a syndicate of banks. Wells Fargo Bank, National Association, Bank of America, N. A. and

Morgan Stanley Bank, N.A. each provide 10% of the aggregate $1.5 billion credit facilities, Branch Banking and Trust Company, Credit Suisse AG, Cayman Islands Branch, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd., TD Bank N.A. and UBS Loan Finance LLC each provide 8%, and Deutsche Bank AG New York Branch, Union Bank, N.A. and U.S. Bank National Association each provide 5.3%. Three other banks provide the remaining 6%. These bank credit facilities support the issuance of commercial paper by SCANA, SCE&G (including Fuel Company) and PSNC Energy. When the commercial paper markets are dislocated (due to either price or availability constraints), the credit facilities are available to support the borrowing needs of SCANA, SCE&G (including Fuel Company) and PSNC Energy.

At December 31, 2010 and 2009, SCANA, SCE&G (including Fuel Company) and PSNC Energy had available the following committed LOC and had outstanding the following LOC advances, commercial paper, and LOC-supported letter of credit obligations:

	SCANA		SCE&G		PSNC Energy
Millions of dollars	2010	2009	2010	2009	2010	2009
Lines of Credit:
Committed long-term(a)
Total	$300	$200	$1,100	$650	$100	$250
LOC advances	$—	$—	$—	$100	$—	$—
Weighted average interest rate	—	—	—	.50%	—	—
Outstanding commercial paper (270 or fewer days)	$39	$—	$381	$254	$—	$81
Weighted average interest rate	.35%	—	.42%	.33%	—	.32%
Letters of credit supported by LOC	$3	$3	$.3	$.3	$—	$—
Available	258	197	719	296	100	169

(a)	The Company’s committed long-term facilities serve to back-up the issuance of commercial paper or to provide liquidity support. Subsequent to execution of the five year credit agreements described above, commercial paper could be issued in amounts up to $300 million by SCANA, $700 million by SCE&G, $400 million by Fuel Company and $100 million by PSNC Energy.

As of December 31, 2010, the Company had not borrowed from its $1.5 billion credit facilities, had approximately $420 million in commercial paper borrowings outstanding, was obligated under $3.3 million in LOC supported letters of credit, and held approximately $52 million in cash and temporary investments. The Company regularly monitors the commercial paper and short-term credit markets to optimize the timing for repayment of the outstanding balance on its draws, while maintaining appropriate levels of liquidity. Average short-term borrowings outstanding during 2010 were approximately $330 million. Short-term cash needs were met through a variety of methods in the first part of 2010, including issuance of commercial paper and draws against credit facilities. By year end, all short-term needs were being met with commercial paper due to more favorable interest rates and market liquidity.

At December 31, 2010, the Company had net available liquidity of approximately $1.1 billion. The Company’s long-term debt portfolio has a weighted average maturity of almost 15 years and bears an average cost of 6.4%. A significant portion of long-term debt, other than credit facility draws, effectively bears fixed interest rates or is swapped to fixed. To further preserve liquidity, the Company rigorously reviews its projected capital expenditures and operating costs and adjusts them where possible without impacting safety, reliability, and core customer service.

The Company’s articles of incorporation do not limit the dividends that may be paid on its common stock. However, SCANA’s junior subordinated indenture (relating to the hereinafter defined Hybrids), SCE&G’s bond indenture (relating to the hereinafter defined Bonds) and PSNC Energy’s note purchase and debenture purchase agreements each contain provisions that, under certain circumstances, which the Company considers to be remote, could limit the payment of cash dividends on their respective common stock.

With respect to hydroelectric projects, the Federal Power Act requires the appropriation of a portion of certain earnings therefrom. At December 31, 2010, approximately $58 million of retained earnings were restricted by this requirement as to payment of cash dividends on SCE&G’s common stock.

SCANA Corporation

SCANA has in effect an indenture which permits the issuance of unsecured debt securities from time to time including its medium-term notes. This indenture contains no specific limit on the amount of unsecured debt securities which may be issued.

SCANA has outstanding $150 million of enhanced junior subordinated notes (Hybrids) bearing an interest rate of 7.70% and maturing on January 30, 2065, subject to extension to January 30, 2080. Because their structure and terms are characteristic of both debt instruments and equity securities, the rating agencies consider securities like the Hybrids to be hybrid debt instruments and give some “equity credit” to the issuers of such securities for purposes of computing leverage ratios of debt to capital. The Hybrids are only subject to redemption at SCANA’s option and may be redeemed at any time, although the redemption prices payable by SCANA differ depending on the timing of the redemption and the circumstances (if any) giving rise thereto.

In connection with the Hybrids, SCANA executed an RCC in favor of the holders of certain designated debt (referred to as “covered debt”). Under the terms of the RCC, SCANA agreed not to redeem or repurchase all or part of the Hybrids prior to the termination date of the RCC, unless it uses the proceeds of certain qualifying securities sold to non-affiliates within 180 days prior to the redemption or repurchase date. The proceeds SCANA receives from such qualifying securities, adjusted by a predetermined factor, must exceed the redemption or repurchase price of the Hybrids. Qualifying securities include common stock, and other securities that generally rank equal to or junior to the Hybrids and include distribution, deferral and long-dated maturity features similar to the Hybrids. For purposes of the RCC, non-affiliates include (but are not limited to) individuals enrolled in SCANA’s dividend reinvestment plan, direct stock purchase plan and employee benefit plans.

The RCC is scheduled to terminate on the earliest to occur of the following: (a) January 30, 2035 (or later, if the maturity date of the Hybrids is extended), (b) the date on which SCANA no longer has any eligible debt which ranks senior in right of payment to the Hybrids, (c) the date on which the holders of at least a majority in principal amount of “covered debt” agree to the termination thereof or (d) the date on which the Hybrids are accelerated following an event of default with respect thereto. SCANA’s $250 million in Medium Term Notes due April 1, 2020 were initially designated as “covered debt” under the RCC.

South Carolina Electric & Gas Company

SCE&G is subject to a bond indenture dated April 1, 1993 (Mortgage) covering substantially all of its electric properties under which all of its first mortgage bonds (Bonds) have been issued. Bonds may be issued under the Mortgage in an aggregate principal amount not exceeding the sum of (1) 70% of Unfunded Net Property Additions (as therein defined), (2) the aggregate principal amount of retired Bonds and (3) cash deposited with the trustee. Bonds, other than certain Bonds issued on the basis of retired Bonds, may be issued under the Mortgage only if Adjusted Net Earnings (as therein defined) for 12 consecutive months out of the 18 months immediately preceding the month of issuance are at least twice (2.0) the annual interest requirements on all outstanding Bonds and Bonds to be outstanding (Bond Ratio). For the year ended December 31, 2010, the Bond Ratio was 5.36.

Financing Activities

In February 2011, PSNC Energy issued $150 million of 4.59% unsecured senior notes due February 14, 2021. Proceeds from these notes were used to retire PSNC Energy’s $150 million medium term notes due February 15, 2011. In January 2011, SCE&G issued $250 million of 5.45% first mortgage bonds maturing on February 1, 2041. Proceeds from the sale were used to retire SCE&G’s $150 million First Mortgage Bonds due February 1, 2011 and for general corporate purposes. The borrowings refinanced by these 2011 issuances are classified within Long-term Debt, Net in the consolidated balance sheet.

During 2010 the Company experienced net cash outflows related to financing activities of approximately $33 million primarily due to repayment of long-term debt and payment of dividends, partially offset by issuances of common stock and short and long-term debt.

In March 2010, PSNC Energy issued $100 million of 6.54% unsecured notes due March 30, 2020. Proceeds from these notes were used to pay down short-term debt and for general corporate purposes.

On May 17, 2010, SCANA issued common stock valued at $59.2 million (at time of issue) in a public offering and entered into forward sale agreements of approximately 6.6 million shares to be sold over the subsequent 22 months. There have been no shares issued under the forward sale agreements.

For additional information on significant financing activities, see Note 4 to the consolidated financial statements.

In February 2011, SCANA increased the quarterly cash dividend rate on SCANA common stock to $.485 per share, an increase of 2.1% from the prior declared dividend. The dividend is payable April 1, 2011 to shareholders of record on March 10, 2011.

ENVIRONMENTAL MATTERS

The Company’s regulated operations are subject to extensive regulation by various federal and state authorities in the areas of air quality, water quality, control of toxic substances and hazardous and solid wastes. Applicable statutes and rules include the CAA, CAIR, CWA, Nuclear Waste Act and the CERCLA, among others. Compliance with these environmental requirements involves significant capital and operating costs, which the Company expects to recover through existing ratemaking provisions.

For the three years ended December 31, 2010, the Company’s capital expenditures for environmental control equipment at its fossil fuel generating stations totaled $373.9 million. In addition, the Company made expenditures to operate and maintain environmental control equipment at its fossil plants of $6.5 million during 2010, $5.6 million during 2009, and $5.8 million during 2008, which are included in “Other operation and maintenance” expense and made expenditures to handle waste ash of $5.9 million in 2010, $6.5 million in 2009, and $4.9 million in 2008, which are included in “Fuel used in electric generation.” In addition, included within “Other operation and maintenance” expense is annual amortization of $1.4 million in each of 2010, 2009, and 2008 related to SCE&G’s recovery of MGP remediation costs as approved by the SCPSC. It is not possible to estimate all future costs related to environmental matters, but forecasts for capitalized environmental expenditures for the Company are $14.5 million for 2011 and $113.3 million for the four-year period 2011-2015. These expenditures are included in the Company’s Estimated Capital Expenditures table, are discussed in Liquidity and Capital Resources, and include known costs related to the matters discussed below.

On June 26, 2009, the United States House of Representatives narrowly passed energy legislation that would mandate significant reductions in GHG emissions and require electric utilities to generate an increasing percentage of their power from renewable sources. The United States Senate considered but did not pass legislation that would address GHG emissions and would establish an RES. The Company cannot predict if or when any such energy legislation will become law or what requirements would be imposed on the Company by such legislation. The Company expects that any costs incurred to comply with such legislation would be recoverable through rates.

At the state level, no significant environmental legislation that would affect the Company’s operations advanced during 2010. The Company cannot predict whether such legislation will be introduced or enacted in 2011, or if new regulations or changes to existing regulations at the state or federal level will be implemented in the coming year.

Air Quality

With the pervasive emergence of concern over the issue of global climate change as a significant influence upon the economy, SCANA, SCE&G and GENCO are subject to certain climate-related financial risks, including those involving regulatory requirements responsive to GHG emissions, as well as those involving physical impacts which could arise from global climate change. Certain other business and financial risks arising from such climate change could also arise. The Company cannot predict all of the climate-related regulatory and physical risks nor the related consequences which might impact the Company, and the following discussion should not be considered all-inclusive.

From a regulatory perspective, SCANA, SCE&G and GENCO continually monitor and evaluate their current and projected emission levels and strive to comply with all state and federal regulations regarding those emissions. SCE&G and GENCO participate in the sulfur dioxide and nitrogen oxide emission allowance programs with respect to coal plant emissions and also have constructed additional pollution control equipment at several larger coal-fired electric generating plants. Further, SCE&G has announced plans to construct the New Units which are expected to significantly reduce GHG emission levels once they are completed and dispatched, potentially displacing some of the current coal-fired generation sources.

See also the discussion of the court action on the CAIR below. Even while the rule has been remanded, the requirements are still in effect thus requiring the scrubber and SCR projects.

In 2005, the EPA issued the CAIR which requires the District of Columbia and 28 states, including South Carolina, to reduce nitrogen oxide and sulfur dioxide emissions in order to attain mandated state levels. CAIR set emission limits to be met in two phases beginning in 2009 and 2015, respectively, for nitrogen oxide and beginning in 2010 and

2015, respectively, for sulfur dioxide. Numerous states, environmental organizations, industry groups and individual companies challenged the rule, seeking a change in the method CAIR used to allocate sulfur dioxide emission allowances. On December 23, 2008, the United States Court of Appeals for the District of Columbia Circuit remanded the rule but did not vacate it. Prior to the Court of Appeals’ decision, SCE&G and GENCO had determined that additional air quality controls would be needed to meet the CAIR requirements. SCE&G has completed the installation of SCR technology at Cope Station for nitrogen oxide reduction and GENCO has completed installation of a wet limestone scrubber at Williams Station for sulfur dioxide reduction. SCE&G also installed a wet limestone scrubber at Wateree Station. The Company has incurred capital expenditures totaling approximately $517 million through 2010 for these projects. The EPA has proposed a revised rule which is currently being reviewed by the Company. Any costs incurred to comply with this rule or other rules issued by the EPA in the future are expected to be recoverable through rates.

In June 2010, the EPA issued a final rule for a one-hour ambient air quality standard for sulfur dioxide emissions. Initial evaluation of this new standard indicated that SCE&G’s McMeekin Station in Lexington County may be required to reduce its sulfur dioxide emissions to a level determined by EPA and/or DHEC. The costs incurred to comply with this new standard are expected to be recovered through rates.

Physical effects associated with climate changes could include the impact of possible changes in weather patterns, such as storm frequency and intensity, and the resultant potential damage to the Company’s electric system, as well as impacts on customers and on the Company’s supply chain and many others. Much of the service territory of SCE&G is subject to the damaging effects of Atlantic and Gulf coast hurricanes and also to the damaging impact of winter ice storms. To help mitigate the financial risks arising from these potential occurrences, SCE&G maintains insurance on certain properties and has collected funds from customers for its storm damage reserve (see Note 2 to the consolidated financial statements). As part of its ongoing operations, SCE&G maintains emergency response and storm preparation plans and teams, and applicable personnel participate in ongoing training and related simulations in advance of such storms, all in order to allow the Company to protect its assets and to return its systems to normal reliable operation in a timely fashion following any such event.

In December 2009, the EPA issued a final finding that atmospheric concentrations of GHG endanger public health and welfare within the meaning of Section 202(a) of the CAA. The rule, which became effective in January 2010, enables the EPA to regulate GHG emissions under the CAA. The EPA has committed to issue new rules regulating such emissions by November 2011. On May 13, 2010, the EPA finalized the GHG Tailoring Rule, which sets thresholds for GHG emissions that define when permits under the New Source Review, the Prevention of Significant Deterioration, and the Title V Operation Permits programs are required for new and existing facilities (such as SCE&G’s and GENCO’s generating facilities). The Company expects that any costs incurred to comply with GHG emission requirements will be recoverable through rates.

In 2005 the EPA issued the CAMR which established a mercury emissions cap and trade program for coal-fired power plants. Numerous parties challenged the rule, and on February 8, 2008, the United States Circuit Court for the District of Columbia vacated the rule for electric utility steam generating units. The Company expects the EPA to issue a new rule on mercury emissions in 2011 but cannot predict what requirements it will impose.

The EPA is conducting an enforcement initiative against the utilities industry related to the new source review provisions and the new source performance standards of the CAA. As part of the initiative, many utilities have received requests for information under Section 114 of the CAA. In addition, the DOJ, on behalf of EPA, has taken civil enforcement action against several utilities. The primary basis for these actions is the assertion by EPA that maintenance activities undertaken by the utilities at their coal-fired power plants constituted “major modifications” which required the installation of costly BACT. Some of the utilities subject to the actions have reached settlement.

To date, SCE&G and GENCO have received and responded to Section 114 requests for information related to Canadys, Wateree and Williams Stations. The current state of continued DOJ civil enforcement is the subject of industry-wide speculation, and it cannot be determined whether the Company will be affected by the initiative in the future. The Company believes that any enforcement action relative to its compliance with the CAA would be without merit. The Company further believes that installation of equipment responsive to CAIR previously discussed will mitigate many of the alleged concerns with NSR.

Water Quality

The CWA provides for the imposition of effluent limitations that require treatment for wastewater discharges. Under the CWA, compliance with applicable limitations is achieved under a national permit program. Discharge permits have been issued and renewed for all of SCE&G’s and GENCO’s generating units. Concurrent with renewal of these permits, the permitting agency has implemented a more rigorous program of monitoring and controlling discharges, has modified the requirements for new cooling water intake structures, and has required strategies for toxicity reduction in wastewater streams. The EPA has said that it will issue a rule that modifies requirements for existing intake structures by mid March 2011. The Company is conducting studies and is developing or implementing compliance plans for these initiatives. Congress is expected to consider further amendments to the CWA. Such legislation may include limitations to mixing zones and toxicity-based standards. These provisions, if passed, could have a material adverse impact on the financial condition, results of operations and cash flows of the Company, SCE&G and GENCO. The Company believes that any additional costs imposed by such regulations would be recoverable through rates.

Hazardous and Solid Wastes

The EPA has publicly stated its intention to propose new federal regulations affecting the management and disposal of CCRs, such as ash, in 2011. Such regulations could result in the treatment of some CCRs as hazardous waste and could impose significant costs to utilities, such as SCE&G and GENCO. While the Company cannot predict how extensive the regulations will be, the Company believes that any additional costs imposed by such regulations would be recoverable through rates.

The Nuclear Waste Act required that the United States government accept and permanently dispose of high-level radioactive waste and spent nuclear fuel by January 31, 1998. The Nuclear Waste Act also imposed on utilities the primary responsibility for storage of their spent nuclear fuel until the repository is available. SCE&G entered into a Standard Contract for Disposal of Spent Nuclear Fuel and/or High-Level Radioactive Waste with the DOE in 1983. As of December 31, 2010, the federal government has not accepted any spent fuel from Summer Station Unit 1 or any other nuclear generating facility, and it remains unclear when the repository may become available. SCE&G has on-site spent nuclear fuel storage capability until at least 2017 and expects to be able to expand its storage capacity to accommodate the spent nuclear fuel output for the life of Summer Station Unit 1 through dry cask storage or other technology as it becomes available.

The provisions of CERCLA authorize the EPA to require the clean-up of hazardous waste sites. In addition, the states of South Carolina and North Carolina have similar laws. The Company maintains an environmental assessment program to identify and evaluate current and former operations sites that could require environmental clean-up. In addition, regulators from the EPA and other federal or state agencies periodically notify the Company that it may be required to perform or participate in the investigation and remediation of a hazardous waste site. As site assessments are initiated, estimates are made of the amount of expenditures, if any, deemed necessary to investigate and remediate each site. These estimates are refined as additional information becomes available; therefore, actual expenditures may differ significantly from the original estimates. Amounts estimated and accrued to date for site assessments and clean-up relate solely to regulated operations. Such amounts are recorded in deferred debits and amortized, with recovery provided through rates. The Company has assessed the following matters:

Electric Operations

SCE&G has been named, along with 53 others, by the EPA as a PRP at the AER Superfund site located in Augusta, Georgia. The PRPs funded a Remedial Investigation and Risk Assessment which was completed and approved by the EPA and funded a Feasibility Study that was completed in 2010. A clean-up cost has been estimated and the PRPs have agreed to an allocation of those costs based primarily on volume and type of material each PRP sent to the site. SCE&G’s allocation will not have a material adverse impact on its results of operations, cash flows or financial condition. Any cost allocated to SCE&G arising from the remediation of this site is expected to be recoverable through rates.

Gas Distribution

SCE&G is responsible for four decommissioned MGP sites in South Carolina which contain residues of by-product chemicals. These sites are in various stages of investigation, remediation and monitoring under work plans approved by DHEC. SCE&G anticipates that major remediation activities at these sites will continue until 2012 and will cost an additional $8.9 million. In addition, the National Park Service of the Department of the Interior has made an initial demand to SCE&G for payment of $9.1 million for certain costs and damages relating to the MGP site in Charleston, South Carolina. SCE&G expects to recover any cost arising from the remediation of these four sites through rates. At December 31, 2010, deferred amounts, net of amounts previously recovered through rates and insurance settlements, totaled $26.4 million, and are included in regulatory assets.

PSNC Energy is responsible for environmental clean up at five sites in North Carolina on which MGP residuals are present or suspected. PSNC Energy’s actual remediation costs for these sites will depend on a number of factors, such as actual site conditions, third-party claims and recoveries from other PRPs. PSNC Energy has recorded a liability and associated regulatory asset of $4.2 million, the estimated remaining liability at December 31, 2010. PSNC Energy expects to recover through rates any costs allocable to PSNC Energy arising from the remediation of these sites.

REGULATORY MATTERS

Material retail rate proceedings are described in more detail in Note 2 to the consolidated financial statements.

SCANA is subject to the jurisdiction of the SEC as to the issuance of certain securities and other matters and is subject to the jurisdiction of the FERC as to certain acquisitions and other matters.

South Carolina Electric & Gas Company

SCE&G is subject to the jurisdiction of the SEC as to the issuance of certain securities and other matters; the SCPSC as to retail electric and gas rates, service, accounting, issuance of securities (other than short-term borrowings) and other matters; and FERC as to issuance of short-term borrowings, certain acquisitions and other matters.

GENCO is subject to the jurisdiction of the SCPSC as to issuance of securities (other than short-term borrowings) and is subject to the jurisdiction of FERC as to issuance of short-term borrowings, accounting, certain acquisitions and other matters.

SCE&G and GENCO are subject to regulation under the Federal Power Act, administered by FERC and DOE, in the transmission of electric energy in interstate commerce and in the sale of electric energy at wholesale for resale, as well as with respect to licensed hydroelectric projects and certain other matters, including accounting.

Natural gas distribution companies may request annual adjustments to rates to reflect changes in revenues and expenses and changes in investment. Such annual adjustments are subject to certain qualifying criteria and review by the SCPSC.

Effective February 12, 2010, the PHMSA issued a final rule establishing integrity management requirements for gas distribution pipeline systems, similar to those for transmission pipelines discussed below. The rule gives SCE&G until August 2, 2011 to develop and implement a program for compliance with the rule. SCE&G is in the process of developing the plan and procedures to ensure that it will be fully compliant with the new law. SCE&G believes that any additional costs incurred to comply with the rule will be recoverable through rates.

Public Service Company of North Carolina, Incorporated

PSNC Energy is subject to the jurisdiction of the NCUC as to gas rates, issuance of securities (other than notes with a maturity of two years or less or renewals of notes with a maturity of six years or less), accounting and other matters.

The Pipeline Safety Act directed the DOT to establish the Integrity Management Rule for operations of natural gas systems with transmission pipelines located near moderate to high density populations. Of PSNC Energy’s approximately 593 miles of transmission pipeline subject to the Pipeline Safety Act, approximately 63 miles are located within these areas. Through December 2010, PSNC Energy has assessed 98 percent of the pipeline and is required to complete its assessment of the remainder by December 2012. PSNC Energy will be required to reinspect these same miles of pipeline approximately every seven years. PSNC Energy currently estimates the total costs through December 2012 to be $8.1 million for the initial assessments, not including any subsequent remediation that may be required. Costs totaling $2.3 million are being recovered through rates over a three-year period beginning November 1, 2008. The NCUC has authorized continuation of deferral accounting for certain costs incurred to comply with DOT’s pipeline integrity management requirements until resolution of PSNC Energy’s next general rate proceeding.

Carolina Gas Transmission Corporation

CGT has approximately 72 miles of transmission line that are covered by the Integrity Management Rule of the Pipeline Safety Act. CGT currently estimates the total cost to be $8.3 million for the initial assessments and any subsequent remediation required through December 2012.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Following are descriptions of the Company’s accounting policies and estimates which are most critical in terms of reporting financial condition or results of operations.

Utility Regulation

SCANA’s regulated utilities record certain assets and liabilities that defer the recognition of expenses and revenues to future periods in accordance with accounting guidance for rate-regulated utilities. In the future, in the event of deregulation or other changes in the regulatory environment, the Company may no longer meet the criteria of accounting for rate-regulated utilities, and could be required to write off its regulatory assets and liabilities. Such an event could have a material adverse effect on the results of operations, liquidity or financial position of the Company’s and SCE&G’s Electric Distribution and Gas Distribution segments in the period the write-off would be recorded. See Note 2 to the consolidated financial statements for a description of the Company’s regulatory assets and liabilities, including those associated with the Company’s environmental assessment program.

The Company’s generation assets would be exposed to considerable financial risks in a deregulated electric market. If market prices for electric generation do not produce adequate revenue streams and the enabling legislation or regulatory actions do not provide for recovery of the resulting stranded costs, the Company could be required to write down its investment in those assets. The Company cannot predict whether any write-downs would be necessary and, if they were, the extent to which they would adversely affect the Company’s results of operations in the period in which they would be recorded. As of December 31, 2010, the Company’s net investments in fossil/hydro and nuclear generation assets were approximately $2.7 billion and $1.4 billion, respectively.

Revenue Recognition and Unbilled Revenues

Revenues related to the sale of energy are recorded when service is rendered or when energy is delivered to customers. Because customers of the Company’s utilities and retail gas operations are billed on cycles which vary based on the timing of the actual reading of their electric and gas meters, the Company records estimates for unbilled revenues at the end of each reporting period. Such unbilled revenue amounts reflect estimates of the amount of energy delivered to customers for which they have not yet been billed. Such unbilled revenues reflect consideration of estimated usage by customer class, the effects of different rate schedules, changes in weather and, where applicable, the impact of weather normalization or other regulatory provisions of rate structures. The accrual of unbilled revenues in this manner properly matches revenues and related costs. Accounts receivable included unbilled revenues of $221.1 million at December 31, 2010 and $187.2 million at December 31, 2009, compared to total revenues of $4.6 billion and $4.2 billion for the years 2010 and 2009, respectively.

Nuclear Decommissioning

Accounting for decommissioning costs for nuclear power plants involves significant estimates related to costs to be incurred many years in the future. Among the factors that could change SCE&G’s accounting estimates related to decommissioning costs are changes in technology, changes in regulatory and environmental remediation requirements, and changes in financial assumptions such as discount rates and timing of cash flows. Changes in any of these estimates could significantly impact the Company’s financial position and cash flows (although changes in such estimates should be earnings-neutral, because these costs are expected to be collected from ratepayers).

SCE&G’s two-thirds share of estimated site-specific nuclear decommissioning costs for Summer Station Unit 1, including both the cost of decommissioning plant components that are and are not subject to radioactive contamination, totals $451.0 million, stated in 2006 dollars. Santee Cooper is responsible for decommissioning costs related to its one-third ownership interest in Summer Station Unit 1. The cost estimate assumes that the site would be maintained over a period of 60 years in such a manner as to allow for subsequent decontamination that would permit release for unrestricted use.

Under SCE&G’s method of funding decommissioning costs, amounts collected through rates are invested in insurance policies on the lives of certain Company personnel. SCE&G transfers to an external trust fund the amounts collected through electric rates, insurance proceeds and interest thereon, less expenses. The trusteed asset balance reflects the net cash surrender value of the insurance policies and cash held by the trust. Management intends for the fund, including earnings thereon, to provide for all eventual decommissioning expenditures on an after-tax basis.

Accounting for Pensions and Other Postretirement Benefits

The Company recognizes the overfunded or underfunded status of its defined benefit pension plan as an asset or liability in its balance sheet and changes in funded status as a component of net periodic benefit cost or other comprehensive income, net of tax, or as a regulatory asset as required by accounting guidance. The Company’s plan is adequately funded under current regulations. Accounting guidance requires the use of several assumptions, the selection of which may have a large impact on the resulting pension cost or income recorded. Among the more sensitive assumptions are those surrounding discount rates and expected returns on assets. Net pension cost of $23.5 million recorded in 2010 reflects the use of a 5.75% discount rate, derived using a cash flow matching technique, and an assumed 8.50% long-term rate of return on plan assets. The Company believes that these assumptions were, and that the resulting pension cost amount was, reasonable. For purposes of comparison, using a discount rate of 5.50% in 2010 would have increased the Company’s pension cost by $1.2 million. Had the assumed long-term rate of return on assets been 8.25%, the Company’s pension cost for 2010 would have increased by $1.8 million.

The following information with respect to pension assets (and returns thereon) should also be noted.

The Company determines the fair value of a majority of its pension assets utilizing market quotes or derives them from modeling techniques that incorporate market data. Only a small portion of assets are valued using less transparent (so-called “Level 3”) methods.

In developing the expected long-term rate of return assumptions, the Company evaluates historical performance, targeted allocation amounts and expected payment terms. As of the beginning of 2010, the plan’s historical 10, 15, 20 and 25 year cumulative performance showed actual returns of 4.0%, 9.0%, 9.2% and 10.6%, respectively. The 2010 expected long-term rate of return of 8.5% was based on a target asset allocation of 65% with equity managers and 35% with fixed income managers. Management regularly reviews such allocations and periodically rebalances the portfolio when considered appropriate. As of the beginning of 2011, the plan’s historical 10, 15, 20 and 25 year cumulative performance showed actual returns of 4.2%, 8.1%, 9.8% and 10.2%, respectively. For 2011, the expected rate of return is 8.25%.

As noted in Results of Operations, due to turmoil in the financial markets and the resultant declines in plan asset values in the fourth quarter of 2008, the Company recorded significant amounts of pension cost in 2009 and 2010 compared to the pension income recorded in 2008 and previously. However, in February 2009, SCE&G was granted accounting orders by the SCPSC which allowed it to mitigate a significant portion of this increased pension cost by deferring as a regulatory asset the amount of pension expense above the level that was included in then current cost of service rates for its retail electric and gas distribution regulated operations. In July 2010, upon the new retail electric base rates becoming effective, SCE&G began deferring, as a regulatory asset all pension cost related to its regulated retail electric operations that otherwise would have been charged to expense. In November 2010, upon the updated gas rates becoming effective under the RSA, SCE&G began deferring as a regulatory asset all pension cost related to its regulated natural gas operations that otherwise would have been charged to expense.

The pension trust is adequately funded under current regulations, and no contributions have been required since 1997. Management does not anticipate the need to make significant pension contributions until after 2011.

The Company accounts for the cost of its postretirement medical and life insurance benefit plans in a similar manner to that used for its defined benefit pension plan. This plan is unfunded, so no assumptions related to rate of return on assets impact the net expense recorded; however, the selection of discount rates can significantly impact the actuarial determination of net expense. The Company used a discount rate of 5.90%, derived using a cash flow matching technique, and recorded a net cost of $17.8 million for 2010. Had the selected discount rate been 5.65%, the expense for 2010 would have been $0.4 million higher. Because the plan provisions include “caps” on company per capita costs, healthcare cost inflation rate assumptions do not materially impact the net expense recorded.

Asset Retirement Obligations

The Company accrues for the legal obligation associated with the retirement of long-lived tangible assets that result from their acquisition, construction, development and normal operation in accordance with applicable accounting guidance. The obligations are recognized at fair value in the period in which they are incurred, and associated asset retirement costs are capitalized as a part of the carrying amount of the related long-lived assets. Because such obligations relate primarily to the Company’s regulated utility operations, their recording has no significant impact on results of operations. As of December 31, 2010, the Company has recorded an ARO of $117 million for nuclear plant decommissioning (as discussed above) and an ARO of $380 million for other conditional obligations related to generation, transmission and distribution properties, including gas pipelines. All of the amounts recorded in accordance with the relevant accounting guidance are based upon estimates which are subject to varying degrees of imprecision, particularly since such payments may be made many years in the future. Changes in these estimates will be recorded over time; however, these changes in estimates are not expected to materially impact results of operations so long as the regulatory framework for the utilities remains in place.

OTHER MATTERS

Nuclear Generation

SCE&G, for itself and as agent for Santee Cooper, has contracted with Westinghouse and Stone & Webster, Inc. for the design and construction of the New Units at the site of Summer Station. The contract provides that SCE&G and Santee Cooper will be joint owners and share operating costs and generation output of the New Units, with SCE&G responsible for 55 percent of the cost and receiving 55 percent of the output, and Santee Cooper responsible for and receiving the remaining 45 percent. Assuming timely receipt of federal approvals and construction proceeding as scheduled, the first unit is expected to be completed and in service in 2016, and the second in 2019. SCE&G’s share of the estimated cash outlays (future value) totals approximately $5.5 billion for plant costs and for related transmission infrastructure costs, which costs are projected based on historical one-year and five year escalation rates as required by the SCPSC.

SCE&G’s latest Integrated Resource Plan filed with the SCPSC on February 2011, continues to support SCE&G’s need for 55% of the output of the two units. As previously reported, SCE&G has been advised by Santee Cooper that it is reviewing certain aspects of its capital improvement program and long-term power supply plan, including the level of its participation in the New Units. Santee Cooper has more recently indicated that it will seek to reduce its 45% ownership in the New Units. If Santee Cooper’s ownership interest in one or both of the units changes, SCE&G believes that one or more additional parties will be available to participate as joint owners.

SCE&G is unable to predict whether any change in Santee Cooper’s ownership interest or the addition of new joint owners will increase project costs or delay the commercial operation dates of the New Units. Any such project cost increase or delay could be material.

Fuel Contract

On January 27, 2011, SCE&G, for itself and as agent for Santee Cooper, and Westinghouse entered into a fuel alliance agreement and contracts for fuel fabrication and related services. Under these contracts, Westinghouse will supply enriched nuclear fuel assemblies for Summer Station Unit 1 and the New Units. Westinghouse will be SCE&G’s exclusive provider of such fuel assemblies on a cost-plus basis. The fuel assemblies to be delivered under the contracts are expected to supply the nuclear fuel requirements of Summer Station Unit 1 and the New Units through 2033. SCE&G is dependent upon Westinghouse for providing fuel assemblies for the new AP1000 passive reactors in the New Units in the current and anticipated future absence of other commercially viable sources. Westinghouse currently provides maintenance and engineering support to Summer Station Unit 1 under a services alliance arrangement, and SCE&G has also contracted for Westinghouse to provide similar support services to the New Units upon their completion and commencement of commercial operation in 2016 and 2019, respectively.

Financial Regulatory Reform

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act became law. This Act provides for substantial additional regulation of over-the-counter and security-based derivative instruments, among other things, and requires numerous rule-makings by the Commodity Futures Trading Commission and the SEC to implement. The Company is currently complying with these enacted regulations and intends to comply with regulations enacted in the future but cannot predict when the final regulations will be issued or what requirements they will impose.

Off-Balance Sheet Transactions

Although SCANA invests in securities and business ventures, it does not hold significant investments in unconsolidated special purpose entities. SCANA does not engage in off-balance sheet financing or similar transactions, although it is party to operating leases in the normal course of business, generally for office space, furniture, vehicles, equipment and rail cars.

Claims and Litigation

For a description of claims and litigation see Note 10 to the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

All financial instruments held by the Company described below are held for purposes other than trading.

Interest Rate Risk

The tables below provide information about long-term debt issued by the Company and other financial instruments that are sensitive to changes in interest rates. For debt obligations, the tables present principal cash flows and related weighted average interest rates by expected maturity dates. For interest rate swaps, the figures shown reflect notional amounts, weighted average interest rates and related maturities. Fair values for debt represent quoted market prices. Interest rate swap agreements are valued using discounted cash flow models with independently sourced data.

December 31, 2010 Millions of dollars	Expected Maturity Date
	2011	2012	2013	2014	2015	Thereafter	Total	Fair Value
Long-Term Debt:
Fixed Rate ($)	623.0	268.6	159.8	43.7	7.8	3,196.6	4,299.5	4,666.0
Average Fixed Interest Rate (%)	6.76	6.20	7.02	4.97	5.48	6.07	6.20	—
Variable Rate ($)	4.4	4.4	4.4	4.4	4.4	155.0	177.0	162.7
Average Variable Interest Rate (%)	1.00	1.00	1.00	1.00	1.00	.72	.76	—
Interest Rate Swaps:
Pay Variable/Receive Fixed ($)	303.2	253.2	—	—	—	—	556.4	4.0
Pay Interest Rate (%)	6.02	4.92	—	—	—	—	5.52	—
Receive Interest Rate (%)	6.89	6.28	—	—	—	—	6.62	—
Pay Fixed/Receive Variable ($)	654.4	254.4	4.4	4.4	4.4	155.0	1,077.0	(77.5)
Average Pay Interest Rate (%)	4.59	4.21	6.17	6.17	6.17	4.84	4.56	—
Average Receive Interest Rate (%)	.31	.31	1.00	1.00	1.00	.68	.37	—

December 31, 2009 Millions of dollars	Expected Maturity Date
	2010	2011	2012	2013	2014	Thereafter	Total	Fair Value
Long-Term Debt:
Fixed Rate ($)	14.8	719.3	265.5	157.9	42.5	3,102.7	4,302.7	4,538.3
Average Fixed Interest Rate (%)	6.87	5.91	6.23	7.05	4.88	6.05	6.07	—
Variable Rate ($)	4.4	4.4	4.4	4.4	4.4	159.4	181.4	161.0
Average Variable Interest Rate (%)	.96	.96	.96	.96	.96	.67	.70	—
Interest Rate Swaps:
Pay Variable/Receive Fixed ($)	3.2	303.2	253.2	—	—	—	559.6	1.1
Pay Interest Rate (%)	3.44	6.01	4.93	—	—	—	5.51	—
Receive Interest Rate (%)	8.75	6.89	6.28	—	—	—	6.63	—
Pay Fixed/Receive Variable ($)	4.4	4.4	4.4	4.4	4.4	159.4	181.4	(10.1)
Average Pay Interest Rate (%)	6.17	6.17	6.17	6.17	6.17	4.88	5.04	—
Average Receive Interest Rate (%)	.96	.96	.96	.96	.96	.67	.70	—

While a decrease in interest rates would increase the fair value of debt, it is unlikely that events which would result in a realized loss will occur.

The above tables exclude long-term debt of $21 million at December 31, 2010 and $34 million at December 31, 2009, which amounts do not have a stated interest rate associated with them.

Commodity Price Risk

The following tables provide information about the Company’s financial instruments that are sensitive to changes in natural gas prices. Weighted average settlement prices are per 10,000 DT. Fair value represents quoted market prices.

Expected Maturity:

	Futures Contracts		Options
			Purchased Call	Purchased Put	Sold Call	Sold Put
	Long		(Long)	(Short)	(Short)	(Long)
2011
Settlement Price (a)	4.51	Strike Price (a)	5.62	4.39	6.90	4.39
Contract Amount (b)	26.4	Contract Amount (b)	56.5	0.5	0.7	0.5
Fair Value (b)	25.1	Fair Value (b)	2.4	—	—	—

2012
Settlement Price (a)	5.11	Strike Price (a)	5.48	—	—	—
Contract Amount (b)	1.6	Contract Amount (b)	4.0	—	—	—
Fair Value (b)	1.6	Fair Value (b)	0.4	—	—	—

(a)	Weighted average, in dollars

(b)	Millions of dollars

Swaps	2011	2012	2013	2014	2015
Commodity Swaps:
Pay fixed/receive variable (b)	58.7	20.0	11.8	1.3	1.3
Average pay rate (a)	5.2148	6.0192	6.0053	5.4025	5.4025
Average received rate (a)	4.5100	5.0829	5.3345	5.4926	5.6379
Fair Value (b)	50.7	16.9	10.5	1.3	1.4

Pay variable/receive fixed (b)	40.2	14.4	7.9	1.3	1.4
Average pay rate (a)	4.5247	5.0768	5.3336	5.4926	5.6379
Average received rate (a)	5.1886	5.7475	5.4443	5.4300	5.4300
Fair Value (b)	46.1	16.3	8.1	1.3	1.3

Basis Swaps:
Pay variable/receive variable (b)	19.4	9.1	2.6	—	—
Average pay rate (a)	4.5683	5.1232	5.4273	—	—
Average received rate (a)	4.5631	5.0946	5.3320	—	—
Fair Value (b)	19.3	9.1	2.5	—	—

(a)	Weighted average, in dollars

(b)	Millions of dollars

The Company uses derivative instruments to hedge forward purchases and sales of natural gas, which create market risks of different types. See Note 6 to the consolidated financial statements. The information above includes those financial positions of Energy Marketing, SCE&G and PSNC Energy.

SCE&G and PSNC Energy utilize futures, options and swaps to hedge gas purchasing activities. SCE&G’s tariffs include a PGA clause that provides for the recovery of actual gas costs incurred. The SCPSC has ruled that the results of SCE&G’s hedging activities are to be included in the PGA. As such, costs of related derivatives utilized by SCE&G to hedge gas purchasing activities are recoverable through weighted average cost of gas calculations. The offset to the change in fair value of these derivatives is deferred. PSNC Energy’s tariffs also include a provision for the recovery of actual gas costs incurred. PSNC Energy defers premiums, transaction fees, margin requirements and any realized gains or losses from its hedging program for subsequent recovery from customers.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

SCANA Corporation

Cayce, South Carolina

We have audited the accompanying consolidated balance sheets of SCANA Corporation and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in common equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 1, 2011 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Charlotte, North Carolina

March 1, 2011

SCANA Corporation

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(Millions of dollars)
Assets
Utility Plant In Service	$11,714	$10,835
Accumulated Depreciation and Amortization	(3,495)	(3,302)
Construction Work in Progress	1,081	1,149
Nuclear Fuel, Net of Accumulated Amortization	132	97
Goodwill, Net of Accumulated Amortization and Writedown of $276	230	230

Utility Plant, Net	9,662	9,009

Nonutility Property and Investments:
Nonutility property, net of accumulated depreciation of $118 and $107	299	291
Assets held in trust, net-nuclear decommissioning	76	67
Other investments	78	73

Nonutility Property and Investments, Net	453	431

Current Assets:
Cash and cash equivalents	55	162
Receivables, net of allowance for uncollectible accounts of $9 and $9	837	694
Inventories (at average cost):
Fuel	316	376
Materials and supplies	125	115
Emission allowances	6	10
Prepayments and other	271	164
Deferred income taxes	21	—

Total Current Assets	1,631	1,521

Deferred Debits and Other Assets:
Regulatory assets	1,061	985
Other	161	148

Total Deferred Debits and Other Assets	1,222	1,133

Total	$12,968	$12,094

See Notes to Consolidated Financial Statements.

	December 31,
	2010	2009
	(Millions of dollars)
Capitalization and Liabilities
Common equity	$3,702	$3,408
Long-Term Debt, Net	4,152	4,483

Total Capitalization	7,854	7,891

Current Liabilities:
Short-term borrowings	420	335
Current portion of long-term debt	337	28
Accounts payable	526	428
Customer deposits and customer prepayments	100	103
Taxes accrued	146	134
Interest accrued	72	71
Dividends declared	61	59
Derivative financial instruments	65	8
Other	140	90

Total Current Liabilities	1,867	1,256

Deferred Credits and Other Liabilities:
Deferred income taxes, net	1,391	1,122
Deferred investment tax credits	56	111
Asset retirement obligations	497	477
Pension and other postretirement benefits	202	229
Regulatory liabilities	913	879
Other	188	129

Total Deferred Credits and Other Liabilities	3,247	2,947

Commitments and Contingencies (Note 10)	—	—

Total	$12,968	$12,094

See Notes to Consolidated Financial Statements.

SCANA Corporation

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2010	2009	2008
	(Millions of dollars, except per share amounts)
Operating Revenues:
Electric	$2,367	$2,141	$2,236
Gas — regulated	989	958	1,247
Gas — nonregulated	1,245	1,138	1,836

Total Operating Revenues	4,601	4,237	5,319

Operating Expenses:
Fuel used in electric generation	942	818	864
Purchased power	17	17	36
Gas purchased for resale	1,679	1,570	2,547
Other operation and maintenance	670	640	675
Depreciation and amortization	335	316	319
Other taxes	190	177	168

Total Operating Expenses	3,833	3,538	4,609

Operating Income	768	699	710

Other Income (Expense):
Other income	51	65	79
Other expenses	(39)	(37)	(42)
Interest charges, net of allowance for borrowed funds used during construction of $10, $23 and $16	(266)	(233)	(227)
Allowance for equity funds used during construction	20	28	14

Total Other Expense	(234)	(177)	(176)

Income Before Income Tax Expense and Earnings from Equity Method Investments	534	522	534
Income Tax Expense	159	167	189

Income Before Earnings from Equity Method Investments	375	355	345
Earnings from Equity Method Investments	1	2	8

Net Income	376	357	353
Less Preferred Stock Dividends of Subsidiary	—	(9)	(7)

Income Available to Common Shareholders of SCANA	$376	$348	$346

Per Common Share Data
Basic Earnings Per Share of Common Stock	$2.99	$2.85	$2.95
Diluted Earnings Per Share of Common Stock	2.98	2.85	2.95
Weighted Average Common Shares Outstanding (millions)
Basic	125.7	122.1	117.0
Diluted	126.3	122.2	117.1
Dividends Declared Per Share of Common Stock	$1.90	$1.88	$1.84

See Notes to Consolidated Financial Statements.

SCANA Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2010	2009	2008
	(Millions of dollars)
Cash Flows From Operating Activities:
Net Income	$376	$357	$353
Adjustments to reconcile net income to net cash provided from operating activities:
Earnings from equity method investments, net of distributions	3	1	2
Deferred income taxes, net	240	93	76
Depreciation and amortization	341	329	327
Amortization of nuclear fuel	36	18	17
Allowance for equity funds used during construction	(20)	(28)	(14)
Carrying cost recovery	(3)	(5)	(5)
Cash provided (used) by changes in certain assets and liabilities:
Receivables	(143)	134	(21)
Inventories	11	(76)	(114)
Prepayments and other	(109)	64	(103)
Other regulatory assets	(71)	(82)	(23)
Regulatory liabilities	(13)	(6)	(13)
Accounts payable	79	(46)	(14)
Taxes accrued	12	6	(28)
Interest accrued	1	2	18
Changes in other assets	(32)	(36)	(3)
Changes in other liabilities	103	(46)	(1)

Net Cash Provided From Operating Activities	811	679	454

Cash Flows From Investing Activities:
Utility property additions and construction expenditures	(846)	(787)	(833)
Proceeds from investments and sale of assets	104	31	19
Nonutility property additions	(30)	(127)	(71)
Investments	(102)	(6)	(2)

Net Cash Used For Investing Activities	(874)	(889)	(887)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	149	191	42
Proceeds from issuance of debt	259	600	1,526
Repayments of debt	(300)	(599)	(231)
Redemption/repurchase of equity securities	—	(113)	—
Dividends	(237)	(234)	(219)
Short-term borrowings, net	85	255	(547)

Net Cash Provided From (Used For) Financing Activities	(44)	100	571

Net Increase (Decrease) in Cash and Cash Equivalents	(107)	(110)	138
Cash and Cash Equivalents, January 1	162	272	134

Cash and Cash Equivalents, December 31	$55	$162	$272

Supplemental Cash Flow Information:
Cash paid for — Interest (net of capitalized interest of $9, $23 and $16)	$268	$233	$196
— Income taxes	61	79	121
Noncash Investing and Financing Activities:
Accrued construction expenditures	179	160	92
Capital lease of gas utility plant	6	—	—

See Notes to Consolidated Financial Statements.

SCANA Corporation

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON EQUITY AND

COMPREHENSIVE INCOME

	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
	Millions
Balance as of January 1, 2008	117	$1,407	$1,575	$(22)	$2,960

Comprehensive Income (Loss):
Income Available to Common Shareholders of SCANA			346		346
Other Comprehensive Loss, net of taxes $(53)				(87)	(87)

Total Comprehensive Income (Loss)			346	(87)	259
Issuance of Common Stock	1	42			42
Dividends Declared on Common Stock			(216)		(216)

Balance as of December 31, 2008	118	$1,449	$1,705	$(109)	$3,045

Comprehensive Income:
Income Available to Common Shareholders of SCANA			348		348
Other Comprehensive Income, net of taxes $33				54	54

Total Comprehensive Income			348	54	402

Issuance of Common Stock	5	191			191
Dividends Declared on Common Stock			(230)		(230)

Balance as of December 31, 2009	123	$1,640	$1,823	$(55)	$3,408

Comprehensive Income:
Income Available to Common Shareholders of SCANA			376		376
Other Comprehensive Income, net of taxes $5				8	8

Total Comprehensive Income			376	8	384

Issuance of Common Stock	4	149			149
Dividends Declared on Common Stock			(239)		(239)

Balance as of December 31, 2010	127	$1,789	$1,960	$(47)	$3,702

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidation

SCANA, a South Carolina corporation, is a holding company. The Company engages predominantly in the generation and sale of electricity to wholesale and retail customers in South Carolina and in the purchase, sale and transportation of natural gas to wholesale and retail customers in South Carolina, North Carolina and Georgia. The Company also conducts other energy-related business and provides fiber optic communications in South Carolina.

The accompanying Consolidated Financial Statements reflect the accounts of SCANA, the following wholly-owned subsidiaries, and one other wholly-owned subsidiary in liquidation.

Regulated businesses	Nonregulated businesses
South Carolina Electric & Gas Company	SCANA Energy Marketing, Inc.
South Carolina Fuel Company, Inc.	SCANA Communications, Inc.
South Carolina Generating Company, Inc.	ServiceCare, Inc.
Public Service Company of North Carolina, Incorporated	SCANA Resources, Inc.
Carolina Gas Transmission Corporation	SCANA Services, Inc.
SCANA Corporate Security Services, Inc.
Westex Holdings, LLC

The Company reports certain investments using the cost or equity method of accounting, as appropriate. Intercompany balances and transactions have been eliminated in consolidation with the exception of profits on intercompany sales to regulated affiliates if the sales price is reasonable and the future recovery of the sales price through the rate-making process is probable as permitted by accounting guidance.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Utility Plant

Utility plant is stated substantially at original cost. The costs of additions, replacements and betterments to utility plant, including direct labor, material and indirect charges for engineering, supervision and an allowance for funds used during construction, are added to utility plant accounts. The original cost of utility property retired or otherwise disposed of is removed from utility plant accounts and generally charged to accumulated depreciation. The costs of repairs and replacements of items of property determined to be less than a unit of property or that do not increase the asset’s life or functionality are charged to expense.

AFC is a noncash item that reflects the period cost of capital devoted to plant under construction. This accounting practice results in the inclusion of, as a component of construction cost, the costs of debt and equity capital dedicated to construction investment. AFC is included in rate base investment and depreciated as a component of plant cost in establishing rates for utility services. The Company’s regulated subsidiaries calculated AFC using average composite rates of 7.4% for 2010, 7.5% for 2009 and 6.3% for 2008. These rates do not exceed the maximum allowable rate as calculated under FERC Order No. 561. SCE&G capitalizes interest on nuclear fuel in process at the actual interest cost incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company records provisions for depreciation and amortization using the straight-line method based on the estimated service lives of the various classes of property. The composite weighted average depreciation rates for utility plant assets were as follows:

	2010	2009	2008
SCE&G	2.83%	2.97%	3.18%
GENCO	2.66%	2.66%	2.66%
CGT	1.94%	1.94%	1.92%
PSNC Energy	3.11%	3.10%	3.06%
Aggregate of Above	2.85%	2.95%	3.11%

SCE&G records nuclear fuel amortization using the units-of-production method. Nuclear fuel amortization is included in “Fuel used in electric generation” and recovered through the fuel cost component of retail electric rates. Provisions for amortization of nuclear fuel include amounts necessary to satisfy obligations to the DOE under a contract for disposal of spent nuclear fuel.

Jointly Owned Utility Plant

SCE&G, operator of Summer Station, and Santee Cooper jointly own Summer Station Unit 1 in the proportions of two-thirds and one-third, respectively. The parties share the operating costs and energy output of the plant in these proportions. Each party, however, provides its own financing. Plant-in-service related to SCE&G’s portion of Summer Station Unit 1 was $1.0 billion as of December 31, 2010 and 2009 (including amounts capitalized related to the recording of AROs). Accumulated depreciation associated with SCE&G’s share of Summer Station Unit 1 was $548.8 million and $538.3 million as of December 31, 2010 and 2009, respectively (including amounts capitalized related to the recording of AROs). SCE&G’s share of the direct expenses associated with operating Summer Station Unit 1 is included in other operation and maintenance expenses and totaled $94.5 million in 2010, $92.7 million in 2009 and $87.4 million in 2008.

SCE&G, on behalf of itself and as agent for Santee Cooper, has contracted with Westinghouse and Stone & Webster, Inc. for the design and construction of the New Units at the site of Summer Station. The contract provides that SCE&G and Santee Cooper will be joint owners and share operating costs and generation output of the New Units, with SCE&G responsible for 55 percent of the cost and receiving 55 percent of the output, and Santee Cooper responsible for and receiving the remaining 45 percent. Assuming timely receipt of federal approvals and construction proceeding as scheduled, the first unit is expected to be completed and in service in 2016, and the second in 2019. SCE&G will be the operator of the New Units. SCE&G’s portion of the construction work in progress for the New Units was $891.2 million at December 31, 2010 and $476.5 million at December 31, 2009. SCE&G’s share of the estimated cash outlays (future value) totals $6.0 billion for plant costs and for related transmission infrastructure costs, and is projected based on historical one-year and five year escalation rates as required by SCPSC.

SCE&G’s latest Integrated Resource Plan filed with the SCPSC in February 2011 continues to support SCE&G’s need for 55% of the output of the two units. As previously reported, SCE&G has been advised by Santee Cooper that it is reviewing certain aspects of its capital improvement program and long-term power supply plan, including the level of its participation in the New Units. Santee Cooper has more recently indicated that it will seek to reduce its 45% ownership in the New Units. If Santee Cooper’s ownership interest in one or both of the units changes, SCE&G believes that one or more additional parties will be available to participate as joint owners.

SCE&G is unable to predict whether any change in Santee Cooper’s ownership interest or the addition of new joint owners will increase project costs or delay the commercial operation dates of the New Units. Any such project cost increase or delay could be material.

Included within receivables on the balance sheet were amounts due to SCE&G from Santee Cooper for its share of direct expenses and construction costs for Summer Station Unit 1 and the New Units. These amounts totaled $77.9 million at December 31, 2010 and $59.4 million at December 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Major Maintenance

Planned major maintenance costs related to certain fossil and hydro turbine equipment and nuclear refueling outages are accrued in periods other than when incurred in accordance with approval by the SCPSC for such accounting treatment and rate recovery of expenses accrued thereunder. Other planned major maintenance is expensed when incurred. Through 2017, SCE&G is authorized to collect $18.4 million annually through electric rates to offset turbine maintenance expenditures. For the year ended December 31, 2010, SCE&G incurred $28.6 million for turbine maintenance. Cumulative costs for turbine maintenance in excess of cumulative collections are classified as a regulatory asset on the balance sheet. Nuclear refueling outages are scheduled 18 months apart, and SCE&G begins accruing for each successive scheduled outage upon completion of the preceding scheduled outage. SCE&G accrued $1.1 million per month from January 2007 through June 2008 for its portion of the outage in the spring of 2008 and accrued $1.2 million per month from July 2008 through December 2009 for its portion of the outage in the fall of 2009. Total costs for the 2009 outage were $32.7 million, of which SCE&G was responsible for $21.8 million. SCE&G is accruing $1.2 million per month for its portion of the outage scheduled for the spring of 2011. As of December 31, 2010, SCE&G had an accrued balance of $14.3 million. There was no accrued balance at December 31, 2009.

Goodwill

The Company considers amounts categorized by FERC as “acquisition adjustments” with carrying values of $210 million for PSNC Energy (Gas Distribution segment) and $20 million for CGT (All Other segment) to be goodwill. The Company tests these goodwill amounts for impairment annually as of January 1, unless indicators, events or circumstances require interim testing to be performed. The goodwill impairment testing is a two-step process which, in step one, requires estimation of the fair value of the respective reporting unit and the comparison of that amount to the carrying value of the reporting unit. If this step indicates an impairment (a carrying value in excess of fair value), then step two, measurement of the amount of the goodwill impairment (if any), is required.

In evaluations of PSNC Energy fair value is estimated using the assistance of either an independent appraisal or from internally prepared cash flow and guideline company analyses using methodologies similar to those used by the appraiser and with certain input data having been provided by the appraiser. In evaluations of CGT, estimated fair value has been obtained from internal analyses. In all evaluations for the periods presented, step one has indicated no impairment, and no impairment charges have been recorded; however, should a write-down be required in the future, such a charge would be treated as an operating expense.

Nuclear Decommissioning

SCE&G’s two-thirds share of estimated site-specific nuclear decommissioning costs for Summer Station Unit 1, including the cost of decommissioning plant components both subject to and not subject to radioactive contamination, totals $451.0 million, stated in 2006 dollars. Santee Cooper is responsible for decommissioning costs related to its one-third ownership interest in Summer Station Unit 1. The cost estimate assumes that the site would be maintained over a period of approximately 60 years in such a manner as to allow for subsequent decontamination that would permit release for unrestricted use.

Under SCE&G’s method of funding decommissioning costs, amounts collected through rates ($3.2 million pre-tax in each of 2010, 2009 and 2008) are invested in insurance policies on the lives of certain Company personnel. SCE&G transfers to an external trust fund the amounts collected through electric rates, insurance proceeds and interest thereon, less expenses. The trusteed asset balance reflects the net cash surrender value of the insurance policies and cash held by the trust. Management intends for the fund, including earnings thereon, to provide for all eventual decommissioning expenditures for Summer Station Unit 1 on an after-tax basis.

Cash and Cash Equivalents

The Company considers temporary cash investments having original maturities of three months or less at time of purchase to be cash equivalents. These cash equivalents are generally in the form of commercial paper, certificates of deposit, repurchase agreements, treasury bills and notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Account Receivable

Accounts receivable reflect amounts due from customers arising from the delivery of energy or related services and include revenues earned pursuant to revenue recognition practices described below. These receivables include both billed and unbilled amounts. Receivables are generally due within one month of receipt of invoices which are presented on a monthly cycle basis.

Asset Management and Supply Service Agreements

PSNC Energy utilizes asset management and supply service agreements with counterparties for certain natural gas storage facilities. At December 31, 2010, such counterparties held 47% of PSNC Energy’s natural gas inventory, with a carrying value of $22 million, through either capacity release or agency relationships. Under the terms of the asset management agreements, PSNC Energy receives storage asset management fees and, in certain instances, a share of profits. No fees are received under supply service agreements. The agreements expire at various times through October 31, 2011.

Income Taxes

The Company files a consolidated federal income tax return. Under a joint consolidated income tax allocation agreement, each subsidiary’s current and deferred tax expense is computed on a stand-alone basis. Deferred tax assets and liabilities are recorded for the tax effects of all significant temporary differences between the book basis and tax basis of assets and liabilities at currently enacted tax rates. Deferred tax assets and liabilities are adjusted for changes in such tax rates through charges or credits to regulatory assets or liabilities if they are expected to be recovered from, or passed through to, customers of the Company’s regulated subsidiaries; otherwise, they are charged or credited to income tax expense.

Regulatory Assets and Regulatory Liabilities

The Company’s rate-regulated utilities record costs that have been or are expected to be allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by a nonregulated enterprise. These regulatory assets and liabilities represent expenses deferred for future recovery from customers or obligations to be refunded to customers and are primarily classified in the balance sheet as regulatory assets and regulatory liabilities (See Note 2). The regulatory assets and liabilities are amortized consistent with the treatment of the related costs in the ratemaking process.

Debt Premium, Discount and Expense, Unamortized Loss on Reacquired Debt

The Company records long-term debt premium and discount within long-term debt and amortizes them as components of interest charges over the terms of the respective debt issues. For regulated subsidiaries, other issuance expense and gains or losses on reacquired debt that is refinanced are recorded in other deferred debits or credits and are amortized over the term of the replacement debt, also as interest charges.

Environmental

The Company maintains an environmental assessment program to identify and evaluate current and former operations sites that could require environmental clean-up. As site assessments are initiated, estimates are made of the amount of expenditures, if any, deemed necessary to investigate and remediate each site. Environmental remediation liabilities are accrued when the criteria for loss contingencies are met. These estimates are refined as additional information becomes available; therefore, actual expenditures could differ significantly from the original estimates. Probable and estimable costs are accrued related to environmental sites on an undiscounted basis. Amounts estimated and accrued to date for site assessments and clean-up relate solely to regulated operations. Such amounts are recorded in deferred debits and amortized with recovery provided through rates. Environmental expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income Statement Presentation

In its consolidated statements of income, the Company presents the activities of its regulated and significant nonregulated businesses (including those activities of segments described in Note 12) within operating income, and it presents all other activities within other income (expense).

Revenue Recognition

The Company records revenues during the accounting period in which it provides services to customers and includes estimated amounts for electricity and natural gas delivered, but not yet billed. Unbilled revenues totaled $221.1 million at December 31, 2010 and $187.2 million at December 31, 2009.

Fuel costs, emission allowances and certain environmental reagent costs for electric generation are collected through the fuel cost component in retail electric rates. This component is established by the SCPSC during annual fuel cost hearings. Any difference between actual fuel costs and amounts contained in the fuel cost component is deferred and included when determining the fuel cost component during the next annual hearing.

SCE&G customers subject to a PGA are billed based on a cost of gas factor calculated in accordance with a gas cost recovery procedure approved by the SCPSC and subject to adjustment monthly. Any difference between actual gas costs, including the results of its hedging program, and amounts contained in rates is deferred and included when making the next adjustment to the cost of gas factor. PSNC Energy’s PGA mechanism authorized by the NCUC allows the recovery of all prudently incurred gas costs, including the results of its hedging program, from customers. Any difference between actual gas costs and amounts contained in rates is deferred and included when establishing gas costs during subsequent PGA filings or in annual prudence reviews.

SCE&G’s gas rate schedules for residential, small commercial and small industrial customers include a WNA which minimizes fluctuations in gas revenues due to abnormal weather conditions. In August 2010, SCE&G implemented an eWNA on a one-year pilot basis for its electric customers.

PSNC Energy is authorized by the NCUC to utilize a CUT which allows it to adjust base rates semi-annually for residential and commercial customers based on average, per customer consumption, whether impacted by weather or other factors.

Taxes that are billed to and collected from customers are recorded as liabilities until they are remitted to the respective taxing authority. Accordingly, no such taxes are included in revenues or expenses in the statements of income.

Earnings Per Share

The Company computes basic earnings per share by dividing net income by the weighted average number of common shares outstanding for the period. The Company computes diluted earnings per share using this same formula, after giving effect to securities considered to be dilutive potential common stock. The Company uses the treasury stock method in determining total dilutive potential common stock. The Company has issued no securities that would have an antidilutive effect on earnings per share.

A reconciliation of the weighted average number of common shares for each of the three years ended December 31, 2010 for basic and diluted purposes is as follows:

In Millions	2010	2009	2008
Weighted Average Shares Outstanding—Basic	125.7	122.1	117.0
Net effect of dilutive stock-based compensation plans and equity forward contracts	0.6	0.1	0.1

Weighted Average Shares Outstanding—Diluted	126.3	122.2	117.1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. RATE AND OTHER REGULATORY MATTERS

Electric

SCE&G’s electric rates are established using a cost of fuel component approved by the SCPSC which may be adjusted periodically to reflect changes in the price of fuel purchased by SCE&G. Effective with the first billing cycle of May 2010, the SCPSC approved a settlement agreement authorizing SCE&G to decrease the fuel cost portion of its electric rates. The settlement agreement incorporated SCE&G’s proposal to accelerate the recognition of $17.4 million of previously deferred state income tax credits and record an offsetting reduction to the recovery of undercollected fuel costs. In addition, SCE&G agreed to defer recovery of its actual undercollected base fuel costs as of April 30, 2010 until May 2011. SCE&G is allowed to charge and recover carrying costs monthly on the actual base fuel costs undercollected balance as of the end of each month during this deferral period. In February 2011, SCE&G filed for an increase to the cost of fuel component of its rates to be effective with the first billing cycle of May 2011. The increase is subject to approval by the SCPSC. The hearing on this matter has been scheduled for March 24, 2011.

On July 15, 2010, the SCPSC issued an order approving a 4.88% overall increase in SCE&G’s retail electric base rates and authorized an allowed return on common equity of 10.7%. The SCPSC’s order adopted various stipulations among SCE&G, the ORS and other intervening parties. Among other things, the SCPSC’s order (1) included implementation of an eWNA for SCE&G’s electric customers, which began in August 2010, (2) provided for a $25 million credit, over one year, to SCE&G’s customers to be offset by amortization of weather-related revenues which were deferred in the first quarter of 2010 pursuant to a stipulation between SCE&G and the ORS, (3) provided for a $48.7 million credit to SCE&G’s customers over two years to be offset by accelerated recognition of previously deferred state income tax credits and (4) provided for the recovery of certain federally-mandated capital expenditures that had been included in utility plant but were not being depreciated.

On July 15, 2010, the SCPSC issued an order approving the implementation by SCE&G of certain DSM Programs, including the establishment of an annual rider to allow recovery of the costs and lost net margin revenue associated with DSM Programs, along with an incentive for investing in such programs. The SCPSC’s order approved various settlement agreements among SCE&G, the ORS and other intervening parties. On July 27, 2010, SCE&G filed the DSM rate rider tariff sheet with the SCPSC. The tariff rider was applied to bills rendered on or after October 30, 2010. The order requires that SCE&G submit annual filings before the SCPSC regarding the DSM programs, net lost revenues, program costs, incentive and net program benefits.

In December 2009, SCE&G submitted to the FERC revised tariff sheets to change the network and point to point transmission rates under SCE&G’s OATT. The request, if approved, would result in an annual revenue increase of approximately $5.6 million. In compliance with the OATT, on March 1, 2010 pursuant to an order issued by the FERC, SCE&G implemented, subject to refund, the proposed tariff sheets. On May 17, 2010, SCE&G submitted to the FERC as an informational filing its recalculated Annual Transmission Revenue Requirement or “Annual Update” for the period June 1, 2010 through May 31, 2011. The FERC accepted the tariff sheets in the “Annual Update” and made them effective, subject to refund, as of June 1, 2010.

Electric—BLRA

In January 2010, the SCPSC approved SCE&G’s request for an order pursuant to the BLRA to approve an updated construction and capital cost schedule for the construction of the New Units at Summer Station. The updated schedule provides details of the construction and capital cost schedule beyond what was proposed and included in the original BLRA filing described below. The revised schedule does not change the previously announced completion date for the new units or the originally announced cost.

In February 2009, the SCPSC approved SCE&G’s combined application pursuant to the BLRA seeking a certificate of environmental compatibility and public convenience and necessity and for a base load review order relating to the proposed construction and operation by SCE&G and Santee Cooper of the New Units at Summer Station. Under the BLRA, the SCPSC conducted a full pre-construction prudency review of the proposed units and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the engineering, procurement, and construction contract under which they are being built. The SCPSC prudency finding is binding on all future related rate proceedings so long as the construction proceeds in accordance with schedules, estimates and projections, including contingencies, as approved by the SCPSC. As part of its order, the SCPSC approved the initial rate increase of $7.8 million, or 0.4%, related to recovery of the cost of capital on project expenditures through September 30, 2008, and the revised rates became effective for bills rendered on and after March 29, 2009.

In May 2009, two intervenors filed separate appeals of the order with the South Carolina Supreme Court. With regard to the first appeal, which challenged the SCPSC’s prudency finding, the South Carolina Supreme Court issued an opinion on April 26, 2010, affirming the decision of the SCPSC. As for the second appeal, the South Carolina Supreme Court reversed the SCPSC’s decision to allow SCE&G to include a pre-approved cost contingency fund and associated inflation (contingency reserve) as part of its anticipated capital costs allowed under the BLRA. SCE&G’s share of the project, as originally approved by the SCPSC, is $4.5 billion in 2007 dollars. Approximately $438 million represented contingency costs associated with the project. Without the pre-approved contingency reserve, SCE&G must seek SCPSC approval for the recovery of any additional capital costs. The Court’s ruling, however, does not affect the project schedule or disturb the SCPSC’s issuance of a certificate of environmental compatibility and public convenience and necessity, which is necessary to construct the new units. On November 15, 2010, SCE&G filed a petition to the SCPSC seeking an order approving an updated capital cost schedule for the construction of the company’s new nuclear units that reflects the removal of the contingency reserve and incorporates presently identifiable capital costs of $173.9 million. A hearing on this petition is scheduled for April 4, 2011, and the SCPSC is expected to rule on the request in May 2011.

Under the BLRA, SCE&G is allowed to file revised rates with the SCPSC each year to incorporate the financing cost of any incremental construction work in progress incurred for new nuclear generation. Requested rate adjustments are based on SCE&G’s updated cost of debt and capital structure and on an allowed return on common equity of 11%. In September 2009, the SCPSC approved SCE&G’s annual revised rate request under the BLRA which constituted a $22.5 million or 1.1% increase to retail electric rates. In October 2010, the SCPSC approved an increase of $47.3 million or 2.3%, under the BLRA for the annual revised rates adjustment filing. The new retail electric rates were effective for bills rendered on and after October 30, 2010.

Gas

SCE&G

The RSA is designed to reduce the volatility of costs charged to customers by allowing for more timely recovery of the costs that regulated utilities incur related to natural gas infrastructure. On October 2010, pursuant to the annual RSA filing, the SCPSC approved a decrease in retail natural gas rates of $10.4 million or approximately 2.1%. The rate adjustment was effective with the first billing cycle of November 2010. In October 2009, the SCPSC approved an increase in SCE&G’s retail natural gas base rates of $13 million under the terms of the RSA. The rate adjustment was effective with the first billing cycle of November 2009.

SCE&G’s natural gas tariffs include a PGA that provides for the recovery of actual gas costs incurred including costs related to hedging natural gas purchasing activities. SCE&G’s gas rates are calculated using a methodology which adjusts the cost of gas monthly based on a 12-month rolling average. The annual PGA hearing to review SCE&G’s gas purchasing policies and procedures was conducted in November 2010, before the SCPSC. The SCPSC issued an order in December 2010 finding that SCE&G’s gas purchasing policies and practices during the review period of August 1, 2009, through July 31, 2010, were reasonable and prudent.

PSNC Energy

PSNC Energy is subject to a Rider D rate mechanism which allows it to recover, in any manner authorized by the NCUC, losses on negotiated gas and transportation sales. The Rider D rate mechanism also allows PSNC Energy to recover from customers all prudently incurred gas costs and certain uncollectible expenses related to gas cost.

PSNC Energy’s rates are established using a benchmark cost of gas approved by the NCUC, which may be modified periodically to reflect changes in the market price of natural gas. PSNC Energy revises its tariffs with the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NCUC as necessary to track these changes and defers any over- or under-collections of the delivered cost of gas for subsequent rate consideration. The NCUC reviews PSNC Energy’s gas purchasing practices annually. In addition, PSNC Energy utilizes a CUT which allows it to adjust its base rates semi-annually for residential and commercial customers based on average per customer consumption.

In October 2010, the NCUC approved a 12.5 cent per therm decrease in the cost of gas component of PSNC Energy’s rates. The rate adjustment was effective with the first billing cycle in November 2010. In February 2010, the NCUC approved a ten cent per therm increase in the cost of gas component of PSNC Energy’s rates. The rate adjustment was effective with the first billing cycle in March 2010.

In October 2010, in connection with PSNC Energy’s 2010 Annual Prudence Review, the NCUC determined that PSNC Energy’s gas costs, including all hedging transactions, were reasonable and prudently incurred during the 12 months ended March 31, 2010.

Regulatory Assets and Regulatory Liabilities

The Company’s cost-based, rate-regulated utilities recognize in their financial statements certain revenues and expenses in different time periods than do enterprises that are not rate-regulated. As a result, the Company has recorded regulatory assets and liabilities which are summarized in the following tables. Substantially all of our regulatory assets are either explicitly excluded from rate base or are effectively excluded from rate base due to their being offset by related liabilities.

	December 31,
Millions of dollars	2010	2009
Regulatory Assets:
Accumulated deferred income taxes	$210	$173
Under-collections — electric fuel adjustment clause	25	55
Environmental remediation costs	32	26
AROs and related funding	298	279
Franchise agreements	45	50
Deferred employee benefit plan costs	326	325
Planned major maintenance	6	5
Deferred losses on interest rate derivatives	83	50
Other	36	22

Total Regulatory Assets	$1,061	$985

Regulatory Liabilities:
Accumulated deferred income taxes	$26	$30
Other asset removal costs	780	733
Storm damage reserve	38	44
Monetization of bankruptcy claim	37	40
Deferred gains on interest rate derivatives	26	29
Other	6	3

Total Regulatory Liabilities	$913	$879

Accumulated deferred income tax liabilities arising from utility operations that have not been included in customer rates are recorded as a regulatory asset. Substantially all of these regulatory assets are expected to be recovered over the remaining lives of the related property which may range up to approximately 70 years. Similarly, accumulated deferred income tax assets arising from deferred investment tax credits are recorded as a regulatory liability.

Under-collections — electric fuel adjustment clause represent amounts due from customers pursuant to the fuel adjustment clause as approved by the SCPSC during annual hearings which are expected to be recovered in retail

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

electric rates during the period January 2012 through April 2012. SCE&G is allowed to recover interest on actual base fuel deferred balances through the recovery period.

Environmental remediation costs represent costs associated with the assessment and clean-up of MGP sites currently or formerly owned by the Company. These regulatory assets are expected to be recovered over periods of up to approximately 23 years.

ARO and related funding represents the regulatory asset associated with the legal obligation to decommission and dismantle Summer Station Unit 1 and conditional AROs. These regulatory assets are expected to be recovered over the related property lives and periods of decommissioning which may range up to approximately 95 years.

Franchise agreements represent costs associated with electric and gas franchise agreements with the cities of Charleston and Columbia, South Carolina. Based on an SCPSC order, SCE&G began amortizing these amounts through cost of service rates in February 2003 over approximately 20 years.

Employee benefit plan costs of the regulated utilities have historically been recovered as they have been recorded under generally accepted accounting principles. Deferred employee benefit plan costs represent amounts of pension and other postretirement benefit costs which were accrued as liabilities and treated as regulatory assets pursuant to FERC guidance, and costs deferred pursuant to specific SCPSC regulatory orders. A significant majority of these deferred costs are expected to be recovered through utility rates over average service periods of participating employees, or up to approximately 14 years, although recovery periods could become longer at the election of the SCPSC.

Planned major maintenance related to certain fossil hydro turbine/generation equipment and nuclear refueling outages is accrued in periods other than when incurred, as approved pursuant to specific SCPSC orders. SCE&G collected $8.5 million annually through July 15, 2010, through electric rates, to offset turbine maintenance expenditures. After July 15, 2010, SCE&G began collecting $18.4 million annually for this purpose. Nuclear refueling charges are accrued during each 18-month refueling outage cycle as a component of cost of service.

Deferred losses or gains on interest rate derivatives represent the effective portions of changes in fair value and payments made or received upon termination of certain interest rate swaps, treasury rate locks and forward starting swap agreements designated as cash flow hedges. These amounts are expected to be amortized to interest expense over the lives of the underlying debt, up to approximately 30 years.

Various other regulatory assets are expected to be recovered in rates over periods of up to approximately 30 years.

Other asset removal costs represent estimated net collections through depreciation rates of amounts to be incurred for the removal of assets in the future.

Storm damage reserve represents an SCPSC-approved collection through SCE&G electric rates, capped at $100 million, which can be applied to offset incremental storm damage costs in excess of $2.5 million in a calendar year, certain transmission and distribution insurance premiums and certain tree trimming and vegetation management expenditures in excess of amounts included in base rates. During the 12 months ended December 31, 2010 and 2009, SCE&G applied costs of $9.5 million and $10.0 million, respectively, to the reserve. Pursuant to SCPSC’s July 2010 retail electric rate order approving an electric rate increase, SCE&G suspended collection of the storm damage reserve indefinitely pending future SCPSC action.

The monetization of bankruptcy claim represents proceeds from the sale of a bankruptcy claim which will be amortized into operating revenue through 2024.

The SCPSC or the NCUC (collectively, state public service commission) or FERC have reviewed and approved through specific orders most of the items shown as regulatory assets. Other regulatory assets include certain costs

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

which have not been approved for recovery by a state public service commission or by FERC. In recording these costs as regulatory assets, management believes the costs will be allowable under existing rate-making concepts that are embodied in rate orders received by the Company. The costs are currently not being recovered, but are expected to be recovered through rates in future periods. In the future, as a result of deregulation or other changes in the regulatory environment or changes in accounting requirements, the Company could be required to write off its regulatory assets and liabilities. Such an event could have a material adverse effect on the Company’s results of operations, liquidity or financial position in the period the write-off would be recorded.

3. COMMON EQUITY

The Company’s articles of incorporation do not limit the dividends that may be paid on its common stock. However, SCANA’s junior subordinated indenture (relating to the Hybrids), SCE&G’s bond indenture (relating to the Bonds) and PSNC Energy’s note purchase and debenture purchase agreements each contain provisions that, under certain circumstances, which the Company considers to be remote, could limit the payment of cash dividends on their respective common stock.

With respect to hydroelectric projects, the Federal Power Act requires the appropriation of a portion of certain earnings therefrom. At December 31, 2010, approximately $58 million of retained earnings were restricted by this requirement as to payment of cash dividends on SCE&G’s common stock.

Cash dividends on SCANA’s common stock were declared during 2010, 2009 and 2008 at an annual rate per share of $1.90, $1.88 and $1.84, respectively.

The accumulated balances related to each component of other comprehensive income (loss) were as follows:

Millions of Dollars	2010	2009
Net unrealized losses on cash flow hedging activities, net of taxes of $22 and $10	$(36)	$(17)
Net unrealized deferred costs of employee benefit plans, net of taxes of $6 and $24	(11)	(38)

Total	$(47)	$(55)

The Company recognized losses of $12.3 million, $66.9 million and $14.3 million, net of tax, as a result of qualifying cash flow hedges whose hedged transactions occurred during the years ended December 31, 2010, 2009 and 2008, respectively.

Authorized shares of common stock were 150 million as of December 31, 2010 and 2009.

On January 7, 2009, SCANA sold 2.875 million shares of common stock at $35.50 per share. Net proceeds of $100.5 million were used to finance capital expenditures, including the construction of new nuclear units, and for general corporate purposes. SCANA issued common stock valued at $91.1 million (when issued) during each of the years ended December 31, 2010 and 2009, which was satisfied using original issue shares, through various compensation and dividend reinvestment plans, including the Stock Purchase Savings Plan.

SCANA issued common stock valued at $59.2 million (at time of issue) in a public offering on May 17, 2010 and entered into forward sale agreements for the sale of approximately 6.6 million shares to be settled no later than February 29, 2012. There have been no shares yet issued under the forward sales agreements. SCANA intends to use any net proceeds it receives upon settlement of the forward sale agreements to finance capital expenditures, including the construction of the New Units, and for general corporate purposes, including repayment of indebtedness incurred for such purposes. Upon physical settlement of the forward sale agreements, SCANA will deliver shares of its common stock in exchange for cash proceeds at the forward sale price (which is the public offering price less the underwriting discount and is subject to adjustment as provided in the forward sale agreements); however, subject to certain exceptions, SCANA may elect cash or net share settlement for all or a portion of its obligations under the forward sale agreements. Assuming physical settlement of the forward sale agreements based upon an adjusted

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

forward price of approximately $32.30 per share as of December 31, 2011, SCANA would receive net proceeds of approximately $213.9 million upon settlement.

4. LONG-TERM AND SHORT-TERM DEBT

Long-term debt by type with related weighted average interest rates and maturities at December 31 is as follows:

		2010		2009
Dollars in millions	Maturity	Balance	Rate	Balance	Rate
Medium-Term Notes (unsecured) (a)	2011 - 2020	$950	6.51%	$950	6.51%
Senior Notes (unsecured) (b)	2034	106	6.47%	110	6.47%
First Mortgage Bonds (secured)	2011 - 2039	2,560	6.03%	2,560	6.03%
Junior Subordinated Notes (unsecured) (c)	2065	150	7.70%	150	7.70%
GENCO Notes (secured)	2011 - 2024	262	5.91%	272	5.93%
Industrial and Pollution Control Bonds (d)	2012 - 2038	228	4.63%	228	4.63%
Senior Debentures (e)	2012 - 2026	206	6.94%	110	7.35%
Borrowings Under Credit Agreements		—	—	100	.50%
Fair Value of Interest Rate Swaps (f)		5		8
Other	2011 - 2027	36		38

Total debt		4,503		4,526
Current maturities of long-term debt		(337)		(28)
Unamortized discount		(14)		(15)

Total long-term debt, net		$4,152		$4,483

(a)	Includes fixed rate debt hedged by variable interest rate swaps of $550 million in 2010 and 2009.

(b)	Variable rate notes hedged by a fixed interest rate swap.

(c)	May be extended through 2080.

(d)	Includes $71.4 million of variable rate debt hedged by fixed rate swaps.

(e)	Includes fixed rate debt hedged by a variable interest rate swap of $6.4 million in 2010 and $9.6 million in 2009.

(f)	Includes unamortized payments received to terminate previous swaps designated as fair value hedges. See Note 6.

The annual amounts of long-term debt maturities for the years 2011 through 2015 are summarized as follows:

Year	Millions of dollars
2011	337
2012	279
2013	170
2014	51
2015	12

In February 2011, PSNC Energy issued $150 million of 4.59% unsecured senior notes due February 14, 2021. Proceeds from these notes were used to retire $150 million medium term notes due February 15, 2011. In January 2011, SCE&G issued $250 million of 5.45% first mortgage bonds maturing on February 1, 2041. Proceeds from the sale were used to retire $150 million First Mortgage Bonds due February 1, 2011 and for general corporate purposes. The borrowings refinanced by these 2011 issuances are classified within Long-term Debt, Net in the consolidated balance sheet.

Substantially all of SCE&G’s and GENCO’s electric utility plant is pledged as collateral in connection with long-term debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Lines of Credit and Short-Term Borrowings

At December 31, 2010 and 2009, SCANA, SCE&G (including Fuel Company) and PSNC Energy had available the following committed LOC and had outstanding the following LOC advances, commercial paper, and LOC-supported letter of credit obligations:

	SCANA		SCE&G		PSNC Energy
Millions of dollars	2010	2009	2010	2009	2010	2009
Lines of Credit:
Committed long-term (a)
Total	$300	$200	$1,100	$650	$100	$250
LOC advances	$—	$—	$—	$100	$—	$—
Weighted average interest rate	—	—	—	.50%	—	—
Outstanding commercial paper (270 or fewer days)	$39	$—	$381	$254	$—	$81
Weighted average interest rate	.35%	—	.42%	.33%	—	.32%
Letters of credit supported by LOC	$3	$3	$.3	$.3	$—	$—
Available	$258	$197	$719	$296	$100	$169

(a)	The Company’s committed long-term facilities serve to back-up the issuance of commercial paper or to provide liquidity support. Subsequent to execution of the five year credit agreements described above, commercial paper could be issued in amounts up to $300 million by SCANA, $700 million by SCE&G, $400 million by Fuel Company and $100 million by PSNC Energy.

On October 25, 2010, SCANA, SCE&G (including Fuel Company) and PSNC Energy entered into Five-Year Credit Agreements in the amounts of $300 million, $1.1 billion, of which $400 million relates to Fuel Company and $100 million, respectively, which are scheduled to expire October 23, 2015. These credit agreements are used for general corporate purposes, including liquidity support for each company’s commercial paper program and working capital needs and, in the case of Fuel Company, to finance or refinance the purchase of nuclear fuel, fossil fuel, and emission and other environmental allowances. These committed long-term facilities are revolving lines of credit under credit agreements with a syndicate of banks. Wells Fargo Bank, National Association, Bank of America, N. A. and Morgan Stanley Bank, N.A. each provide 10% of the aggregate $1.5 billion credit facilities, Branch Banking and Trust Company, Credit Suisse AG, Cayman Islands Branch, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd., TD Bank N.A. and UBS Loan Finance LLC each provide 8%, and Deutsche Bank AG New York Branch, Union Bank, N.A. and U.S. Bank National Association each provide 5.3%. Three other banks provide the remaining 6%. These bank credit facilities support the issuance of commercial paper by SCANA, SCE&G (including Fuel Company) and PSNC Energy. When the commercial paper markets are dislocated (due to either price or availability constraints), the credit facilities are available to support the borrowing needs of SCANA, SCE&G (including Fuel Company) and PSNC Energy.

In December 2008, JEDA issued $35.0 million of Industrial Revenue Bonds, the proceeds of which were loaned to SCE&G. The payment of the principal and interest on the bonds is secured by a letter of credit issued by Branch Banking and Trust Company, and a first mortgage bond issued in favor of the bond trustee. The bonds mature on December 1, 2038. The letter of credit expires on December 10, 2011. Similarly, JEDA issued $36.4 million of Industrial Revenue Bonds in November 2008, the proceeds of which were loaned to GENCO and guaranteed by SCANA. The bonds mature on December 1, 2038. The payment of the principal and interest on these bonds is secured by a letter of credit issued by Branch Banking and Trust Company. The letter of credit expires on November 9, 2011.

The Company pays fees to banks as compensation for maintaining committed lines of credit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. INCOME TAXES

Total income tax expense attributable to income for 2010, 2009 and 2008 is as follows:

Millions of dollars	2010	2009	2008
Current taxes:
Federal	$(47)	$63	$56
State	1	(6)	6

Total current taxes	(46)	57	62

Deferred taxes, net:
Federal	223	94	114
State	13	8	14

Total deferred taxes	236	102	128

Investment tax credits:
Deferred-state	—	20	5
Amortization of amounts deferred-state	(28)	(9)	(3)
Amortization of amounts deferred-federal	(3)	(3)	(3)

Total investment tax credits	(31)	8	(1)

Total income tax expense	$159	$167	$189

The difference between actual income tax expense and the amount calculated from the application of the statutory 35% federal income tax rate to pre-tax income is reconciled as follows:

Millions of dollars	2010	2009	2008
Income	$377	$348	$346
Income tax expense	159	167	189
Preferred stock dividends	—	9	7

Total pre-tax income	$536	$524	$542

Income taxes on above at statutory federal income tax rate	$188	$183	$190
Increases (decreases) attributed to:
State income taxes (less federal income tax effect)	9	14	17
Amortization of state investment tax credits (less federal income tax effect)	(18)	(6)	(2)
Allowance for equity funds used during construction	(8)	(10)	(5)
Deductible dividends — Stock Purchase Savings Plan	(9)	(8)	(7)
Amortization of federal investment tax credits	(3)	(3)	(3)
Domestic production activities deduction	—	(4)	(1)
Other differences, net	—	1	—

Total income tax expense	$159	$167	$189

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The tax effects of significant temporary differences comprising the Company’s net deferred tax liability of $1.4 billion at December 31, 2010 and $1.1 billion at December 31, 2009 are as follows:

Millions of dollars	2010	2009
Deferred tax assets:
Nondeductible reserves	$103	$99
Nuclear decommissioning	45	42
Financial instruments	22	11
Unamortized investment tax credits	41	54
Deferred compensation	25	24
Unbilled revenue	19	16
Monetization of bankruptcy claim	14	15
Other	11	3

Total deferred tax assets	280	264

Deferred tax liabilities:
Property, plant and equipment	1,418	1,169
Pension plan income	23	2
Deferred employee benefit plan costs	106	113
Deferred fuel costs	42	42
Other	61	61

Total deferred tax liabilities	1,650	1,387

Net deferred tax liability	$1,370	$1,123

The Company files a consolidated federal income tax return, and the Company and its subsidiaries file various applicable state and local income tax returns. The IRS has completed examinations of the Company’s federal returns through 2004, and the Company’s federal returns through 2006 are closed for additional assessment. With few exceptions, the Company is no longer subject to state and local income tax examinations by tax authorities for years before 2007.

In the first quarter of 2010, in connection with a fuel cost recovery settlement (see Note 2), SCE&G accelerated the recognition of certain previously deferred state income tax credits. In the second quarter of 2010, the Company revised (reduced) its estimate of the benefit to be realized from the domestic production activities deduction as a result of a change in method of accounting for certain repairs for tax purposes. In the third quarter of 2010, in connection with the adoption of new retail electric base rates, and pursuant to an SCPSC order, SCE&G accelerated the recognition of additional previously deferred state income tax credits (see Note 2) and also adopted the flow through method of accounting for current and future state tax credits.

Changes to Unrecognized Tax Benefits

2010
Unrecognized tax benefits, January 1	—
Gross increases — tax positions in prior period	—
Gross decreases — tax positions in prior period	—
Gross increases — current period tax positions	$36
Settlements	—
Lapse of statute of limitations	—

Unrecognized tax benefits, December 31	$36

In connection with the change in method of accounting for certain repair costs referred to above, the Company identified approximately $36 million of unrecognized tax benefit. Because this method change is primarily a temporary difference, this additional benefit, if recognized, would not have a significant effect on the effective tax rate. By December 31, 2011, it is reasonably possible that this unrecognized tax benefit could increase by as much as $12 million or decrease by as much as $36 million. The events that could cause these changes are direct settlements with taxing authorities, legal or administrative guidance by relevant taxing authorities, or the lapse of an applicable statute of limitation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company recognizes interest accrued related to unrecognized tax benefits within interest expense and recognizes tax penalties within other expenses. The Company has not accrued any significant amount of interest expense related to unrecognized tax benefits or tax penalties in 2010, 2009 or 2008.

6. DERIVATIVE FINANCIAL INSTRUMENTS

The Company recognizes all derivative instruments as either assets or liabilities in the statement of financial position and measures those instruments at fair value. The Company recognizes changes in the fair value of derivative instruments either in earnings as a component of other comprehensive income (loss) or, for regulated subsidiaries, within regulatory assets or regulatory liabilities, depending upon the intended use of the derivative and the resulting designation. The fair value of derivative instruments is determined by reference to quoted market prices of listed contracts, published quotations or, for interest rate swaps, discounted cash flow models with independently sourced data.

Policies and procedures and risk limits are established to control the level of market, credit, liquidity and operational and administrative risks assumed by the Company. SCANA’s Board of Directors has delegated to a Risk Management Committee the authority to set risk limits, establish policies and procedures for risk management and measurement, and oversee and review the risk management process and infrastructure for SCANA and each of its subsidiaries. The Risk Management Committee, which is comprised of certain officers, including the Company’s Risk Management Officer and senior officers, apprises the Board of Directors with regard to the management of risk and brings to the Board’s attention any areas of concern. Written policies define the physical and financial transactions that are approved, as well as the authorization requirements and limits for transactions.

Commodity Derivatives

The Company uses derivative instruments to hedge forward purchases and sales of natural gas, which create market risks of different types. Instruments designated as cash flow hedges are used to hedge risks associated with fixed price obligations in a volatile market and risks associated with price differentials at different delivery locations. Instruments designated as fair value hedges are used to mitigate exposure to fluctuating market prices created by fixed prices of stored natural gas. The basic types of financial instruments utilized are exchange-traded instruments, such as NYMEX futures contracts or options, and over-the-counter instruments such as options and swaps, which are typically offered by energy and financial institutions.

The Company’s regulated gas operations (SCE&G and PSNC Energy) hedge natural gas purchasing activities using over-the-counter options and swaps and NYMEX futures and options. SCE&G’s tariffs include a PGA that provides for the recovery of actual gas costs incurred. The SCPSC has ruled that the results of SCE&G’s hedging activities are to be included in the PGA. As such, the cost of derivatives and gains and losses on such derivatives utilized to hedge gas purchasing activities are recoverable through the weighted average cost of gas calculation. The offset to the change in fair value of these derivatives is recorded as a regulatory asset or liability. PSNC Energy’s tariffs also include a provision for the recovery of actual gas costs incurred. PSNC Energy records premiums, transaction fees, margin requirements and any realized gains or losses from its hedging program in deferred accounts as a regulatory asset or liability for the over- or under-recovery of gas costs. These derivative financial instruments are not designated as hedges for accounting purposes.

The unrealized gains and losses on qualifying cash flow hedges of nonregulated operations are recorded in other comprehensive income. When the hedged transactions affect earnings, the previously recorded gains and losses are reclassified from other comprehensive income to cost of gas. The effects of gains or losses resulting from these hedging activities are either offset by the recording of the related hedged transactions or are included in gas sales pricing decisions made by the business unit.

As an accommodation to certain customers, SEMI, as part of its energy management services, offers fixed price supply contracts which are accounted for as derivatives. These sales contracts are offset by the purchase of supply futures and swaps which are also accounted for as derivatives.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Interest Rate Swaps

The Company uses interest rate swaps to manage interest rate risk on certain debt issuances. These swaps are classified as either fair value hedges or cash flow hedges.

The Company uses swaps to synthetically convert fixed rate debt to variable rate debt. These swaps are designated as fair value hedges. Prior to 2006, some of these swaps were terminated prior to maturity of the underlying debt instruments. The gains on these terminated swaps are being amortized over the life of the debt they hedged.

The Company also uses swaps to synthetically convert variable rate debt to fixed rate debt. In addition, in anticipation of the issuance of debt, the Company may use treasury rate lock or forward starting swap agreements which are designated as cash flow hedges. The effective portions of changes in fair value and payments made or received upon termination of such agreements for regulated subsidiaries are recorded in regulatory assets or regulatory liabilities, and for the holding company or nonregulated subsidiaries, are recorded in other comprehensive income. Ineffective portions of changes in fair value are recognized in income.

The effective portion of settlement payments made or received upon termination are amortized to interest expense over the term of the underlying debt and are classified as a financing activity in the consolidated statements of cash flows.

Quantitative Disclosures Related to Derivatives

The Company was party to natural gas derivative contracts outstanding in the following quantities:

	Commodity and Other Energy Management Contracts (in DT)
Hedge designation	Gas Distribution	Retail Gas Marketing	Energy Marketing	Total
As of December 31, 2010
Cash flow	—	5,715,000	17,190,351	22,905,351
Not designated (a)	10,677,000	—	20,588,581	31,265,581

Total (a)	10,677,000	5,715,000	37,778,932	54,170,932

As of December 31, 2009
Cash flow	—	5,390,350	13,915,971	19,306,321
Not designated (b)	6,291,000	160,000	19,007,840	25,458,840

Total (b)	6,291,000	5,550,350	32,923,811	44,765,161

(a)	Includes an aggregate 6,485,536 DT related to basis swap contracts in Energy Marketing.

(b)	Includes an aggregate 9,961,000 DT related to basis swap contracts in Retail Gas Marketing and Energy Marketing.

The Company was party to interest rate swaps designated as fair value hedges with aggregate notional amounts of $556.4 million and $559.6 million at December 31, 2010 and 2009, respectively, and was party to interest rate swaps designated as cash flow hedges with aggregate notional amounts of $1,077.0 million and $181.4 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The fair value of energy-related derivatives and interest rate derivatives was reflected in the balance sheet as follows:

	Fair Values of Derivative Instruments
	Asset Derivatives		Liability Derivatives
Millions of dollars	Balance Sheet Location(c)	Fair Value	Balance Sheet Location(c)	Fair Value
As of December 31, 2010
Derivatives designated as hedging instruments
Interest rate contracts	Other current assets	$1	Other current liabilities	$57
	Other deferred debits	7	Other deferred credits	25
Commodity contracts	Other current liabilities	1	Other current liabilities	5
			Other deferred credits	2

Total		$9		$89

As of December 31, 2009
Derivatives designated as hedging instruments
Interest rate contracts	Other deferred debits	$5	Other deferred credits	$14
Commodity contracts	Other current liabilities	1	Other current liabilities	7
			Other deferred credits	2

Total		6		23

As of December 31, 2010
Derivatives not designated as hedging instruments
Commodity contracts	Prepayments and other	$3
Energy management contracts	Prepayments and other	7	Prepayments and other	$1
	Other deferred debits	2	Other current liabilities	6
			Other deferred credits	2

Total		$12		$9

As of December 31, 2009
Derivatives not designated as hedging instruments
Commodity contracts	Prepayments and other	$1
Energy management contracts	Prepayments and other	2	Other current liabilities	$3
	Other current liabilities	2	Other deferred credits	1
	Other deferred debits	1

Total		$6		$4

(c)	Asset derivatives represent unrealized gains to the Company, and liability derivatives represent unrealized losses. In the Company’s consolidated balance sheet, unrealized gain and loss positions on commodity contracts with the same counterparty are reported as either a net asset or liability.

The effect of derivative instruments on the statement of income for the year ended December 31, 2010 is as follows:

Derivatives in Fair Value Hedging Relationships

With regard to the Company’s interest rate swaps designated as fair value hedges, the gains on those swaps and the losses on the hedged fixed rate debt are recognized in current earnings and included in interest expense. These gains and losses, combined with the amortization of deferred gains on previously terminated swaps as discussed above, resulted in reductions to interest expense of $11.5 million and $6.6 million for the years ended December 31, 2010 and 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Derivatives in Cash Flow Hedging Relationships

Derivatives in Cash Flow Hedging Relationships Millions of dollars	Gain or (Loss) Deferred in Regulatory Accounts (Effective Portion)	Gain or (Loss) Reclassified from Deferred Accounts into Income (Effective Portion)
		Location	Amount
Year Ended December 31, 2010
Interest rate contracts	$(36)	Interest expense	$(2)
Year Ended December 31, 2009
Interest rate contracts	$42	Interest expense	$(3)

Derivatives in Cash Flow Hedging Relationships Millions of dollars	Gain or (Loss) Recognized in OCI, net of tax (Effective Portion)	Gain or (Loss) Reclassified from Accumulated OCI into Income, net of tax (Effective Portion)
		Location	Amount
Year Ended December 31, 2010
Interest rate contracts	$(24)	Interest expense	$(4)
Commodity contracts	(12)	Gas purchased for resale	(13)

Total	$(36)		$(17)

Year Ended December 31, 2009
Interest rate contracts	$9	Interest expense	$(3)
Commodity contracts	(39)	Gas purchased for resale	(67)

Total	$(30)		$(70)

As of December 31, 2010, the Company expects that during the next 12 months reclassifications from accumulated other comprehensive loss to earnings arising from cash flow hedges will include approximately $2.0 million, net of tax as an increase to gas cost and approximately $3.1 million, net of tax as an increase to interest expense, assuming natural gas and financial markets remain at their current levels. As of December 31, 2010, all of the Company’s commodity cash flow hedges settle by their terms before the end of 2015.

Derivatives Not Designated as Hedging Instruments Millions of dollars	Gain or (Loss) Recognized in Income
	Location	Amount
Year Ended December 31, 2010
Commodity contracts	Gas purchased for resale	$(3)
Year Ended December 31, 2009
Commodity contracts	Gas purchased for resale	$(16)

Hedge Ineffectiveness

Other gains (losses) recognized in income representing ineffectiveness on interest rate hedges designated as cash flow hedges were insignificant in 2010 and $1.2 million, net of tax, in 2009. These amounts are recorded within interest expense on the statement of income.

Credit Risk Considerations

Certain of the Company’s derivative instruments contain contingent provisions that require the Company to provide collateral upon the occurrence of specific events, primarily credit downgrades. As of December 31, 2010 and 2009, the Company has posted $20.0 million and $17.9 million, respectively, of collateral related to derivatives with contingent provisions that are in a net liability position. If all of the contingent features underlying these instruments were fully triggered as of December 31, 2010 and 2009, the Company would be required to post an additional $74.0 million and $6.3 million, respectively, of collateral to its counterparties. The aggregate fair value of all derivative instruments with contingent provisions that are in a net liability position as of December 31, 2010 and 2009, are $94.0 million and $24.2 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. FAIR VALUE MEASUREMENTS, INCLUDING DERIVATIVES

The Company values available for sale securities using quoted prices from a national stock exchange, such as the NASDAQ, where the securities are actively traded. For commodity derivative assets and liabilities, the Company uses unadjusted NYMEX prices to determine fair value, and considers such measures of fair value to be Level 1 for exchange traded instruments and Level 2 for over-the-counter instruments. The Company’s interest rate swap agreements are valued using discounted cash flow models with independently sourced data. Fair value measurements, and the level within the fair value hierarchy in which the measurements fall, were as follows:

	Fair Value Measurements Using
Millions of dollars	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
As of December 31, 2010
Assets — Available for sale securities	$3	$—
Interest rate contracts	—	8
Commodity contracts	2	2
Energy management contracts	—	9
Liabilities — Interest rate contracts	—	82
Commodity contracts	1	6
Energy management contracts	—	11
As of December 31, 2009
Assets — Available for sale securities	$2	$—
Interest rate contracts	—	5
Commodity contracts	1	1
Energy management contracts	—	5
Liabilities — Interest rate contracts	—	14
Commodity contracts	—	9
Energy management contracts	—	7

There were no fair value measurements based on significant unobservable inputs (Level 3) for either period presented. In addition, there were no transfers of fair value amounts into or out of Levels 1 and 2 during any period presented.

Financial instruments for which the carrying amount may not equal estimated fair value at December 31, 2010 and December 31, 2009 were as follows:

	December 31, 2010		December 31, 2009
Millions of dollars	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Long-term debt	$4,488.3	$4,840.5	$4,510.9	$4,726.0

Fair values of long-term debt are based on quoted market prices of the instruments or similar instruments. For debt instruments for which no quoted market prices are available, fair values are based on net present value calculations. Carrying values reflect the fair values of interest rate swaps based on discounted cash flow models with independently sourced data. Early settlement of long-term debt may not be possible or may not be considered prudent.

Potential taxes and other expenses that would be incurred in an actual sale or settlement have not been considered.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. EMPLOYEE BENEFIT PLANS

Pension and Other Postretirement Benefit Plans

The Company sponsors a noncontributory defined benefit pension plan covering substantially all regular, full-time employees. The Company’s policy has been to fund the plan to the extent permitted by applicable federal income tax regulations, as determined by an independent actuary.

Effective July 1, 2000 the Company’s pension plan, which provided a final average pay formula, was amended to provide a cash balance formula for employees hired before January 1, 2000 who elected that option and for all employees hired on or after January 1, 2000. For employees who elected to remain under the final average pay formula, benefits are based on years of credited service and the employee’s average annual base earnings received during the last three years of employment. For employees under the cash balance formula, benefits accumulate as a result of compensation credits and interest credits.

In addition to pension benefits, the Company provides certain unfunded postretirement health care and life insurance benefits to certain active and retired employees. Retirees share in a portion of their medical care cost. The Company provides life insurance benefits to retirees at no charge. The costs of postretirement benefits other than pensions are accrued during the years the employees render the services necessary to be eligible for these benefits.

Changes in Benefit Obligations

The measurement date used to determine pension and other postretirement benefit obligations is December 31. Data related to the changes in the projected benefit obligation for retirement benefits and the accumulated benefit obligation for other postretirement benefits are presented below.

	Pension Benefits		Other Postretirement Benefits
Millions of dollars	2010	2009	2010	2009
Benefit obligation, January 1	$789.4	$709.5	$210.4	$192.5
Service cost	17.9	15.5	4.2	3.6
Interest cost	44.0	44.8	11.9	12.3
Plan participants’ contributions	—	—	3.1	2.9
Actuarial (gain) loss	(1.1)	54.5	(1.6)	14.1
Benefits paid	(38.4)	(34.9)	(14.5)	(15.0)

Benefit obligation, December 31	$811.8	$789.4	$213.5	$210.4

The accumulated benefit obligation for retirement benefits was $766.0 million at the end of 2010 and $747.2 million at the end of 2009. The accumulated retirement benefit obligation differs from the projected retirement benefit obligation above in that it reflects no assumptions about future compensation levels.

Significant assumptions used to determine the above benefit obligations are as follows:

	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
Annual discount rate used to determine benefit obligation	5.56%	5.75%	5.72%	5.90%
Assumed annual rate of future salary increases for projected benefit obligation	4.00%	4.00%	4.00%	4.00%

An 8.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2011. The rate was assumed to decrease gradually to 5.0% for 2017 and to remain at that level thereafter.

A one percent increase in the assumed health care cost trend rate would increase the postretirement benefit obligation at December 31, 2010 by $1.8 million and December 31, 2009 by $1.9 million. A one percent decrease in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the assumed health care cost trend rate would decrease the postretirement benefit obligation at December 31, 2010 by $1.6 million and December 31, 2009 by $1.7 million.

Funded Status

Millions of Dollars December 31,	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
Fair value of plan assets	$817.2	$758.9	—	—
Benefit obligations	811.8	789.4	$213.5	$210.4

Funded status (liability)	$5.4	$(30.5)	$(213.5)	$(210.4)

Amounts recognized on the consolidated balance sheets consist of:

Millions of Dollars December 31,	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
Noncurrent asset	$5.4	—	—	—
Current liability	—	—	$(11.4)	$(12.0)
Noncurrent liability	—	$(30.5)	(202.1)	(198.4)

Amounts recognized in accumulated other comprehensive income (a component of common equity) as of December 31, 2010 and 2009 were as follows:

Millions of Dollars December 31,	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
Net actuarial loss	$7.1	$35.5	$1.3	$1.4
Prior service cost	1.4	0.7	0.2	0.2
Transition obligation	—	—	0.3	0.4

Total	$8.5	$36.2	$1.8	$2.0

In connection with the joint ownership of Summer Station, as of December 31, 2010 and 2009, the Company recorded within deferred debits $13.0 million and $11.2 million, respectively, attributable to Santee Cooper’s portion of shared pension costs. As of December 31, 2010 and 2009, the Company also recorded within deferred debits $10.7 million and $10.2 million, respectively, from Santee Cooper, representing its portion of the unfunded net postretirement benefit obligation.

Changes in Fair Value of Plan Assets

	Pension Benefits
Millions of dollars	2010	2009
Fair value of plan assets, January 1	$758.9	$629.4
Actual return on plan assets	96.7	164.4
Benefits paid	(38.4)	(34.9)

Fair value of plan assets, December 31	$817.2	$758.9

Investment Policies and Strategies

The assets of the pension plan are invested in accordance with the objectives of (1) fully funding the actuarial accrued liability for the pension plan, (2) maximizing return within reasonable and prudent levels of risk in order to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

minimize contributions, and (3) maintaining sufficient liquidity to meet benefit payment obligations on a timely basis. The pension plan operates with several risk and control procedures, including ongoing reviews of liabilities, investment objectives, investment managers and performance expectations. Transactions involving certain types of investments are prohibited. Equity securities held by the pension plan during the periods presented did not include SCANA common stock.

The Company’s pension plan asset allocation at December 31, 2010 and 2009 and the target allocation for 2011 are as follows:

	Percentage of Plan Assets
	Target Allocation	At December 31,
Asset Category	2011	2010	2009
Equity Securities	65%	68%	66%
Debt Securities	35%	32%	34%

For 2011, the expected long-term rate of return on assets will be 8.25%. In developing the expected long-term rate of return assumptions, management evaluates the pension plan’s historical cumulative actual returns over several periods, and assumes an asset allocation of 65% with equity managers and 35% with fixed income managers. Management regularly reviews such allocations and periodically rebalances the portfolio when considered appropriate.

Fair Value Measurements

Assets held by the pension plan are measured at fair value as described below. Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. At December 31, 2010 and 2009, fair value measurements, and the level within the fair value hierarchy in which the measurements fall, were as follows:

		Fair Value Measurements at Reporting Date Using
Millions of dollars		Quoted Market Prices in Active Market for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
December 31, 2010
Common stock	$363	$363
Mutual funds	206	25	$181
Short-term investment vehicles	18		18
US Treasury securities	51		51
Corporate debt securities	51		51
Loans secured by mortgages	9		9
Municipals	3		3
Common collective trusts	45		45
Limited partnerships	26	1	25
Multi-strategy hedge funds	45			$45

	$817	$389	$383	$45

December 31, 2009
Common stock	$329	$329
Mutual funds	70	22	$48
Short-term investment vehicles	37		37
US Treasury securities	68		68
Corporate debt securities	64		64
Loans secured by mortgages	9		9
Municipals	2		2
Common collective trusts	166		166
Multi-strategy hedge funds	14			$14

	$759	$351	$394	$14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Pension Plan values common stock and certain mutual funds, where applicable, using unadjusted quoted prices from a national stock exchange, such as NYSE and NASDAQ, where the securities are actively traded. Other mutual funds, common collective trusts and limited partnerships are valued using the observable prices of the underlying fund assets based on trade data for identical or similar securities or from a national stock exchange for similar assets or broker quotes. Short-term investment vehicles are funds that invest in short-term fixed income instruments and are valued using observable prices of the underlying fund assets based on trade data for identical or similar securities. US Treasury securities are valued using quoted market prices or based on models using observable inputs from market sources such as external prices or spreads or benchmarked thereto. Corporate debt securities and municipals are valued based on recently executed transactions, using quoted market prices, or based on models using observable inputs from market sources such as external prices or spreads or benchmarked thereto. Loans secured by mortgages are valued using observable prices based on trade data for identical or comparable instruments. Hedge funds are invested in a hedge fund of funds partnership that invests directly in multiple hedge fund strategies that are not traded on exchanges and do not trade on a daily basis. The valuation of this multi-strategy hedge fund is estimated based on the net asset value of the underlying hedge fund strategies using consistent valuation guidelines that account for variations that may impact their fair value. The estimated fair value is the price at which redemptions and subscriptions occur.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Millions of dollars	2010	2009
Beginning Balance	$14	$—
Unrealized gains or losses included in changes in net assets	2	—
Purchases, issuances, and settlements	29	14
Transfers in or out of Level 3	—	—

Ending Balance	$45	$14

Expected Cash Flows

The total benefits expected to be paid from the pension plan or from the Company’s assets for the other postretirement benefits plan, respectively, are as follows:

Expected Benefit Payments

		Other Postretirement Benefits*
Millions of dollars	Pension Benefits	Excluding Medicare Subsidy	Including Medicare Subsidy
2011	$68.6	$12.0	$11.7
2012	68.1	12.4	12.1
2013	62.3	12.9	12.6
2014	61.5	13.5	13.2
2015	62.0	14.1	13.8
2016 - 2020	318.3	77.4	76.1

*	Net of participant contributions

Pension Plan Contributions

The pension trust is adequately funded under current regulations. No contributions have been required since 1997, and the Company does not anticipate making significant contributions to the pension plan until after 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net Periodic Benefit Cost (Income)

The Company records net periodic benefit cost (income) utilizing beginning of the year assumptions. Disclosures required for these plans are set forth in the following tables.

Components of Net Periodic Benefit Cost (Income)

Millions of dollars	Pension Benefits			Other Postretirement Benefits
	2010	2009	2008	2010	2009	2008
Service cost	$17.9	$15.5	$15.1	$4.2	$3.7	$4.0
Interest cost	44.0	44.9	43.2	11.9	12.3	12.0
Expected return on assets	(61.4)	(50.8)	(81.1)	n/a	n/a	n/a
Prior service cost amortization	7.0	7.0	7.0	1.0	1.0	1.0
Amortization of actuarial losses	16.0	23.4	—	—	—	—
Transition amount amortization	—	—	—	0.7	0.7	0.7

Net periodic benefit cost (income)	$23.5	$40.0	$(15.8)	$17.8	$17.7	$17.7

In February 2009, SCE&G was granted accounting orders by the SCPSC which allowed it to mitigate a significant portion of increased pension cost by deferring as a regulatory asset the amount of pension cost above that which was included in then current cost of service rates for its retail electric and gas distribution regulated operations. In July 2010, upon the new retail electric base rates becoming effective, SCE&G began deferring, as a regulatory asset, all pension cost related to its regulated retail electric operations that otherwise would have been charged to expense. In November 2010, upon the updated gas rates becoming effective under the RSA, SCE&G began deferring, as a regulatory asset, all pension cost related to its regulated natural gas operations that otherwise would have been charged to expense.

Other changes in plan assets and benefit obligations recognized in other comprehensive income were as follows:

	Pension Benefits			Other Postretirement Benefits
Millions of dollars	2010	2009	2008	2010	2009	2008
Current year actuarial (gain)/loss	$(26.4)	$(10.4)	$42.1	$(0.1)	$0.7	$(0.7)
Amortization of actuarial losses	(2.0)	(3.7)	—	—	—	—
Current year prior service cost	—	—	—	—	—	—
Amortization of prior service cost	(0.1)	(0.1)	(0.1)	—	(0.1)	(0.1)
Prior service cost OCI adjustment	0.8	—	—	—	—	—
Amortization of transition obligation	—	—	—	(0.1)	(0.1)	(0.1)

Total recognized in other comprehensive income	$(27.7)	$(14.2)	$42.0	$(0.2)	$0.5	$(0.9)

Significant Assumptions Used in Determining Net Periodic Benefit Cost (Income)

	Pension Benefits			Other Postretirement Benefits
	2010	2009	2008	2010	2009	2008
Discount rate	5.75%	6.45%	6.25%	5.90%	6.45%	6.30%
Expected return on plan assets	8.50%	8.50%	9.00%	n/a	n/a	n/a
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Health care cost trend rate	n/a	n/a	n/a	8.50%	8.00%	9.00%
Ultimate health care cost trend rate	n/a	n/a	n/a	5.00%	5.00%	5.00%
Year achieved	n/a	n/a	n/a	2017	2015	2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The estimated amounts to be amortized from accumulated other comprehensive income into net periodic benefit cost in 2011 are as follows:

Millions of Dollars	Pension Benefits	Other Postretirement Benefits
Actuarial (gain)/loss	$0.4	—
Prior service (credit)/cost	0.2	$0.1
Transition obligation	—	0.1

Total	$0.6	$0.2

Other postretirement benefit costs are subject to annual per capita limits pursuant to plan design. As a result, the effect of a one-percent increase or decrease in the assumed health care cost trend rate on total service and interest cost is approximately $100,000.

Stock Purchase Savings Plan

The Company also sponsors a defined contribution plan in which eligible employees may participate. Eligible employees may defer up to 25% of eligible earnings subject to certain limits and may diversify their investments. Employee deferrals are fully vested and nonforfeitable at all times. The Company provides 100% matching contributions up to 6% of an employee’s eligible earnings. Total matching contributions made to the plan for 2010, 2009 and 2008 were $20.8 million, $21.0 million and $20.5 million, respectively. These matching contributions were made in the form of SCANA common stock.

9. SHARE-BASED COMPENSATION

The Plan provides for grants of nonqualified and incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units and restricted stock units to certain key employees and non-employee directors. The Plan currently authorizes the issuance of up to five million shares of SCANA’s common stock, no more than one million of which may be granted in the form of restricted stock.

Compensation costs related to share-based payment transactions are required to be recognized in the financial statements. With limited exceptions, including those liability awards discussed below, compensation cost is measured based on the grant-date fair value of the instruments issued and is recognized over the period that an employee provides service in exchange for the award.

Liability Awards

The 2008-2010 performance cycle provides for performance measurement and award determination on an annual basis, with payment of awards being deferred until after the end of the three-year performance cycle. In the 2008-2010 performance cycle, 20% of the performance award was granted in the form of restricted (nonvested) shares, which are equity awards more fully described below, and were subject to forfeiture in the event of retirement or termination of employment prior to the end of the cycle, subject to exceptions for death, disability or change in control. The remaining 80% of the award was made in performance shares. Each performance share has a value that is equal to, and changes with, the value of a share of SCANA common stock, and dividend equivalents are accrued on the performance shares. Payout of performance share awards was determined by SCANA’s performance against pre-determined measures of TSR as compared to a peer group of utilities (weighted 50%) and growth in “GAAP-adjusted net earnings per share from operations” (weighted 50%). Accordingly, payouts under the 2008-2010 performance cycle were earned for each year that performance goals were met during the three-year cycle, though payments were deferred until the end of the cycle and were contingent upon the participant still being employed by the Company at the end of the cycle, subject to certain exceptions in the event of retirement, death or disability. Awards were designated as target shares of SCANA common stock and were paid in cash at SCANA’s discretion in February 2011.

In the 2009-2011 and 2010-2012 performance cycles, 20% of the performance awards were granted in the form of restricted share units, which are liability awards payable in cash, and are subject to forfeiture in the event of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

retirement or termination of employment prior to the end of the cycle, subject to exceptions for death, disability or change in control. The remaining 80% of the awards were made in performance shares with payment criteria identical to those awarded for the 2008-2010 performance cycle.

Compensation cost of all these liability awards is recognized over their respective three-year performance periods based on the estimated fair value of the award, which is periodically updated based on expected ultimate cash payout, and is reduced by estimated forfeitures. Cash-settled liabilities related to similar prior programs were paid totaling $12.1 million in 2010, $9.1 million in 2009, and $2.6 million in 2008.

Fair value adjustments for performance awards resulted in compensation expense recognized in the statements of income totaling $14.2 million in 2010, $7.2 million in 2009 and $17.2 million in 2008. Fair value adjustments resulted in capitalized compensation costs of $2.4 million in 2010, $0.9 million in 2009 and $1.9 million in 2008.

Equity Awards

A summary of activity related to nonvested shares granted in 2008, as discussed above follows:

Nonvested Shares	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2008	—	$—
Granted	75,824	37.33
Forfeited	(1,236)	37.35

Nonvested at December 31, 2008	74,588	37.33
Forfeited	(2,399)	37.33

Nonvested at December 31, 2009	72,189	37.33
Vested	(72,189)	37.33

Nonvested at December 31, 2010	—

Nonvested shares were granted at a price corresponding to the opening price of SCANA common stock on the date of the grant. The Company expensed compensation costs for nonvested shares of $0.7 million in 2010 and 2009 and $0.8 million in 2008 and recognized related tax benefits of $0.3 million in each of 2010, 2009 and 2008. The Company capitalized compensation costs of $0.1 million in each of 2010, 2009 and 2008. As of December 31, 2010 all compensation cost related to nonvested share-based compensation arrangements under the Plan had been recognized.

A summary of activity related to nonqualified stock options follows:

Stock Options	Number of Options	Weighted Average Exercise Price
Outstanding — January 1, 2008	127,184	$27.45
Exercised	(20,720)	27.49

Outstanding — December 31, 2008	106,464	27.44
Exercised	(2,875)	27.50

Outstanding — December 31, 2009	103,589	27.44
Exercised	(53,246)	27.40

Outstanding — December 31, 2010	50,343	27.49

No stock options have been granted since August 2002, and all options were fully vested in August 2005. No options were forfeited during any period presented. The options expire ten years after the grant date. At December 31, 2010, all outstanding options were currently exercisable at prices ranging from $27.10-$27.52, and had a weighted-average remaining contractual life of 1.0 year.

The exercise of stock options during 2010 and 2009 was satisfied using original issue shares, and during 2008 was satisfied using a combination of original issue shares and open market purchases of the Company’s common

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

stock. For the years ended December 31, 2010, 2009 and 2008, cash realized upon the exercise of options and related tax benefits were not significant.

10. COMMITMENTS AND CONTINGENCIES

Nuclear Insurance

The Price-Anderson Indemnification Act deals with public liability for a nuclear incident and establishes the liability limit for third-party claims associated with any nuclear incident at $12.6 billion. Each reactor licensee is currently liable for up to $117.5 million per reactor owned for each nuclear incident occurring at any reactor in the United States, provided that not more than $17.5 million of the liability per reactor would be assessed per year. SCE&G’s maximum assessment, based on its two-thirds ownership of Summer Station Unit 1, would be $78.3 million per incident, but not more than $11.7 million per year.

SCE&G currently maintains policies (for itself and on behalf of Santee Cooper, a one-third owner of Summer Station Unit 1) with Nuclear Electric Insurance Limited. The policies, covering the nuclear facility for property damage, excess property damage and outage costs, permit retrospective assessments under certain conditions to cover insurer’s losses. Based on the current annual premium, SCE&G’s portion of the prospective premium assessment would not exceed $14.2 million.

To the extent that insurable claims for property damage, decontamination, repair and replacement and other costs and expenses arising from a nuclear incident at Summer Station Unit 1 exceed the policy limits of insurance, or to the extent such insurance becomes unavailable in the future, and to the extent that SCE&G rates would not recover the cost of any purchased replacement power, SCE&G will retain the risk of loss as a self-insurer. SCE&G has no reason to anticipate a serious nuclear incident. However, if such an incident were to occur, it likely would have a material adverse impact on the Company’s results of operations, cash flows and financial position.

Environmental

SCE&G

In December 2009, the EPA issued a final finding that atmospheric concentrations of GHG endanger public health and welfare within the meaning of Section 202(a) of the CAA. The rule, which became effective in January 2010, enables the EPA to regulate GHG emissions under the CAA. The EPA has committed to issue new rules regulating such emissions by November 2011. On May 13, 2010, the EPA finalized the GHG Tailoring Rule, which sets thresholds for GHG emissions that define when permits under the New Source Review, the Prevention of Significant Deterioration, and the Title V Operation Permits programs are required for new and existing facilities (such as SCE&G’s and GENCO’s generating facilities). The Company expects that any costs incurred to comply with GHG emission requirements will be recoverable through rates.

In 2005, the EPA issued the CAIR, which requires the District of Columbia and 28 states, including South Carolina, to reduce nitrogen oxide and sulfur dioxide emissions in order to attain mandated state levels. CAIR set emission limits to be met in two phases beginning in 2009 and 2015, respectively, for nitrogen oxide and beginning in 2010 and 2015, respectively, for sulfur dioxide. Numerous states, environmental organizations, industry groups and individual companies challenged the rule, seeking a change in the method CAIR used to allocate sulfur dioxide emission allowances. On December 23, 2008, the United States Court of Appeals for the District of Columbia Circuit remanded the rule but did not vacate it. Prior to the Court of Appeals’ decision, SCE&G and GENCO had determined that additional air quality controls would be needed to meet the CAIR requirements. SCE&G has completed the installation of SCR technology at Cope Station for nitrogen oxide reduction, and GENCO has completed installation of a wet limestone scrubber at Williams Station for sulfur dioxide reduction. SCE&G also installed a wet limestone scrubber at Wateree Station. The EPA has proposed a revised rule which is currently being evaluated by the Company. Any costs incurred to comply with this rule or other rules issued by the EPA in the future are expected to be recoverable through rates.

In June 2010, the EPA issued a final rule for a one-hour ambient air quality standard for sulfur dioxide emissions. Initial evaluation of this new standard indicated that SCE&G’s McMeekin Station in Lexington County may be required

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

to reduce its sulfur dioxide emissions to a level determined by EPA and/or DHEC. The costs incurred to comply with this new standard are expected to be recovered through rates.

In 2005, the EPA issued the CAMR which established a mercury emissions cap and trade program for coal-fired power plants. Numerous parties challenged the rule. On February 8, 2008, the United States Circuit Court for the District of Columbia vacated the rule for electric utility steam generating units. The Company expects the EPA will issue a new rule on mercury emissions in 2011 but cannot predict what requirements it will impose.

SCE&G has been named, along with 53 others, by the EPA as a PRP at the AER Superfund site located in Augusta, Georgia. The PRPs funded a Remedial Investigation and Risk Assessment which was completed and approved by the EPA and funded a Feasibility Study that was completed in 2010. A clean-up cost has been estimated and the PRPs have agreed to an allocation of those costs based primarily on volume and type of material each PRP sent to the site. SCE&G’s allocation will not have a material adverse impact on its results of operations, cash flows or financial condition. Any cost allocated to SCE&G arising from the remediation of this site is expected to be recoverable through rates.

SCE&G maintains an environmental assessment program to identify and evaluate its current and former operations sites that could require environmental clean-up. As site assessments are initiated, estimates are made of the amount of expenditures, if any, deemed necessary to investigate and remediate each site. These estimates are refined as additional information becomes available; therefore, actual expenditures could differ significantly from the original estimates. Amounts estimated and accrued to date for site assessments and clean-up relate solely to regulated operations. SCE&G defers site assessment and cleanup costs and expects to recover them through rates.

SCE&G is responsible for four decommissioned MGP sites in South Carolina which contain residues of by-product chemicals. These sites are in various stages of investigation, remediation and monitoring under work plans approved by DHEC. SCE&G anticipates that major remediation activities at these sites will continue until 2012 and will cost an additional $8.9 million. In addition, the National Park Service of the Department of the Interior has made an initial demand to SCE&G for payment of $9.1 million for certain costs and damages relating to the MGP site in Charleston, South Carolina. SCE&G expects to recover any cost arising from the remediation of these four sites through rates. At December 31, 2010, deferred amounts, net of amounts previously recovered through rates and insurance settlements, totaled $26.4 million and are included in regulatory assets.

PSNC Energy

PSNC Energy is responsible for environmental clean-up at five sites in North Carolina on which MGP residuals are present or suspected. PSNC Energy’s actual remediation costs for these sites will depend on a number of factors, such as actual site conditions, third-party claims and recoveries from other PRPs. PSNC Energy has recorded a liability and associated regulatory asset of $4.2 million, which reflects its estimated remaining liability at December 31, 2010. PSNC Energy expects to recover through rates any costs allocable to PSNC Energy arising from the remediation of these sites.

Claims and Litigation

In May 2004, a purported class action lawsuit currently styled as Douglas E. Gressette and Mark Rudd, individually and on behalf of other persons similarly situated v. South Carolina Electric & Gas Company and SCANA Communications, Inc. was filed in South Carolina’s Circuit Court of Common Pleas for the Ninth Judicial Circuit. The plaintiffs alleged that SCE&G made improper use of certain electric transmission easements and rights-of-way by allowing fiber optic communication lines and/or wireless communication equipment to transmit communications other than SCE&G’s electricity-related internal communications and asserted causes of action for unjust enrichment, trespass, injunction and declaratory judgment but did not assert a specific dollar amount for the claims. In June 2007, the Circuit Court issued a ruling that limits the plaintiffs’ purported class to easement grantors situated in Charleston County, South Carolina. In February 2008, the Circuit Court issued an order to conditionally certify the class, which remained limited to easements in Charleston County. In July 2008, the plaintiffs’ motion to add SCI to the lawsuit as

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

an additional defendant was granted. While SCE&G and SCI believe their actions were consistent with governing law and the applicable documents granting easements and rights-of-way, this case, with Circuit Court approval in August 2010, has been tentatively settled as to all easements and rights-of-ways currently containing fiber optic communication lines in South Carolina. The parties are proceeding to identify class members and resolve other settlement related issues. While this settlement is subject to a fairness hearing before it is finally approved, SCE&G and SCI currently know of no reason why such approval will not be given. This tentative settlement will not have a material adverse impact on the Company’s results of operations, cash flows or financial condition.

The Company is also engaged in various other claims and litigation incidental to its business operations which management anticipates will be resolved without a material adverse impact on the Company’s results of operations, cash flows or financial condition.

Operating Lease Commitments

The Company is obligated under various operating leases with respect to office space, furniture and equipment. Leases expire at various dates through 2057. Rent expense totaled approximately $13.9 million in 2010, $23.7 million in 2009 and $13.5 million in 2008. Future minimum rental payments under such leases are as follows:

Millions of dollars
2011	$12
2012	10
2013	8
2014	4
2015	1
Thereafter	28

Total	$63

Purchase Commitments

The Company is obligated for purchase commitments that expire at various dates through 2034. Amounts expended under forward contracts for natural gas purchases, gas transportation capacity agreements, coal supply contracts, nuclear fuel contracts, construction projects and other commitments totaled $1.9 billion in 2010, $1.7 billion in 2009 and $2.8 billion in 2008. Future payments under such purchase commitments are as follows:

Millions of dollars
2011	$1,246
2012	1,019
2013	879
2014	819
2015	746
Thereafter	2,076

Total	$6,785

Forward contracts for natural gas purchases include customary “make-whole” or default provisions, but are not considered to be “take-or-pay” contracts.

On January 27, 2011, SCE&G, for itself and as agent for Santee Cooper, and Westinghouse entered into a fuel alliance agreement and contracts for fuel fabrication and related services. Under these contracts, Westinghouse will supply enriched nuclear fuel assemblies for Summer Station Unit 1 and the New Units. Westinghouse will be SCE&G’s exclusive provider of such fuel assemblies on a cost-plus basis. The fuel assemblies to be delivered under the contracts are expected to supply the nuclear fuel requirements of Summer Station Unit 1 and the New Units through 2033. SCE&G is dependent upon Westinghouse for providing fuel assemblies for the new AP1000 passive reactors in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the New Units in the current and anticipated future absence of other commercially viable sources. Westinghouse currently provides maintenance and engineering support to Summer Station Unit 1 under a services alliance arrangement, and SCE&G has also contracted for Westinghouse to provide similar support services to the New Units upon their completion and commencement of commercial operation in 2016 and 2019, respectively.

Guarantees

The Company issues guarantees on behalf of its consolidated subsidiaries to facilitate commercial transactions with third parties. These guarantees are in the form of performance guarantees, primarily for the purchase and transportation of natural gas, standby letters of credit issued by financial institutions and credit support for certain tax-exempt bond issues. The Company is not required to recognize a liability for guarantees issued on behalf of its subsidiaries unless it becomes probable that performance under the guarantees will be required. The Company believes the likelihood that it would be required to perform or otherwise incur any losses associated with these guarantees is remote; therefore, no liability for these guarantees has been recognized. To the extent that a liability subject to a guarantee has been incurred, the liability is included in the consolidated financial statements. At December 31, 2010, the maximum future payments (undiscounted) that the Company could be required to make under guarantees totaled $1.4 billion.

Asset Retirement Obligations

The Company recognizes a liability for the fair value of an ARO when incurred if the fair value of the liability can be reasonably estimated. Uncertainty about the timing or method of settlement of a conditional ARO is factored into the measurement of the liability when sufficient information exists, but such uncertainty is not a basis upon which to avoid liability recognition.

The legal obligations associated with the retirement of long-lived tangible assets that results from their acquisition, construction, development and normal operation relate primarily to the Company’s regulated utility operations. As of December 31, 2010, the Company has recorded an ARO of approximately $117 million for nuclear plant decommissioning (see Note 1) and an ARO of approximately $380 million for other conditional obligations related to generation, transmission and distribution properties, including gas pipelines. All of the amounts recorded are based upon estimates which are subject to varying degrees of imprecision, particularly since such payments will be made many years in the future.

A reconciliation of the beginning and ending aggregate carrying amount of asset retirement obligations is as follows:

Millions of dollars	2010	2009
Beginning balance	$477	$458
Liabilities incurred	1	1
Liabilities settled	(1)	(1)
Accretion expense	25	24
Revisions in estimated cash flows	(5)	(5)

Ending Balance	$497	$477

11. AFFILIATED TRANSACTIONS

The Company received cash distributions from equity-method investees of $4.8 million in 2010, $3.3 million in 2009 and $6.2 million in 2008. The Company made investments in equity-method investees of $5.1 million in 2010, $1.6 million in 2009 and $2.2 million in 2008.

SCE&G held equity-method investments in two partnerships that were involved in converting coal to synthetic fuel. The partnerships ceased operations as a result of the expiration of the synthetic fuel tax credit program at the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

end of 2007, and they were dissolved in 2008. The Company made cash investments in these affiliated companies of $2.2 million in 2008.

SCE&G owns 40% of Canadys Refined Coal, LLC and 10% of Cope Refined Coal, LLC, both involved in the manufacturing and selling of refined coal to reduce emissions. SCE&G’s receivables and payables from these affiliates were insignificant at December 31, 2010. SCE&G accounts for these investments using the equity method. SCE&G’s total purchases were $97.3 million in 2010 and insignificant in 2009. SCE&G’s total sales were $96.9 million in 2010 and insignificant in 2009.

12. SEGMENT OF BUSINESS INFORMATION

The Company’s reportable segments are described below. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company records intersegment sales and transfers of electricity and gas based on rates established by the appropriate regulatory authority. Nonregulated sales and transfers are recorded at current market prices.

Electric Operations is primarily engaged in the generation, transmission and distribution of electricity, and is regulated by the SCPSC and FERC.

Gas Distribution, comprised of the local distribution operations of SCE&G and PSNC Energy, is engaged in the purchase and sale, primarily at retail, of natural gas. SCE&G and PSNC Energy are regulated by the SCPSC and the NCUC, respectively.

Retail Gas Marketing markets natural gas in Georgia and is regulated as a marketer by the GPSC. Energy Marketing markets natural gas to industrial and large commercial customers and municipalities, primarily in the Southeast.

All Other is comprised of other direct and indirect wholly-owned subsidiaries of the Company. One of these subsidiaries operates a FERC-regulated interstate pipeline company and the other subsidiaries conduct nonregulated operations in energy-related and telecommunications industries. None of these subsidiaries met the quantitative thresholds for determining reportable segments during any period reported.

The Company’s regulated reportable segments share a similar regulatory environment and, in some cases, overlapping service areas. However, Electric Operations’ product differs from the other segments, as does its generation process and method of distribution. The marketing segments differ from each other in their respective markets and customer type.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Disclosure of Reportable Segments (Millions of dollars)

	Electric Operations	Gas Distribution	Retail Gas Marketing	Energy Marketing	All Other	Adjustments/ Eliminations	Consolidated Total
2010
External Revenue	$2,367	$979	$553	$692	$37	$(27)	$4,601
Intersegment Revenue	7	1	—	182	410	(600)	—
Operating Income	554	140	n/a	n/a	19	55	768
Interest Expense	22	24	1	—	3	216	266
Depreciation and Amortization	263	63	4	—	29	(24)	335
Income Tax Expense	(1)	28	19	2	10	101	159
Income Available to Common Shareholders	n/a	n/a	31	4	(6)	347	376
Segment Assets	7,882	2,161	196	116	1,322	1,291	12,968
Expenditures for Assets	752	107	—	—	41	(24)	876
Deferred Tax Assets	5	11	9	5	18	(27)	21

2009
External Revenue	$2,141	$948	$522	$616	$37	$(27)	$4,237
Intersegment Revenue	8	1	—	161	416	(586)	—
Operating Income	504	132	n/a	n/a	19	44	699
Interest Expense	15	21	—	—	4	193	233
Depreciation and Amortization	244	61	4	—	28	(21)	316
Income Tax Expense	—	28	15	2	9	113	167
Income Available to Common Shareholders	n/a	n/a	24	3	(12)	333	348
Segment Assets	7,312	2,040	183	99	1,205	1,255	12,094
Expenditures for Assets	817	76	—	1	130	(110)	914
Deferred Tax Assets	—	10	8	6	19	(43)	—

2008
External Revenue	$2,236	$1,237	$632	$1,205	$45	$(36)	$5,319
Intersegment Revenue	12	1	—	279	408	(700)	—
Operating Income	523	120	n/a	n/a	16	51	710
Interest Expense	15	23	1	—	5	183	227
Depreciation and Amortization	254	57	2	—	23	(17)	319
Income Tax Expense	3	25	20	1	8	132	189
Income Available to Common Shareholders	n/a	n/a	33	2	(6)	317	346
Segment Assets	6,602	2,074	201	139	1,291	1,195	11,502
Expenditures for Assets	859	146	—	3	83	(187)	904
Deferred Tax Assets	4	7	7	23	20	(38)	23

Management uses operating income to measure segment profitability for SCE&G and other regulated operations and evaluates utility plant, net, for segments attributable to SCE&G. As a result, SCE&G does not allocate interest charges, income tax expense or assets other than utility plant to its segments. For nonregulated operations, management uses income available to common shareholders as the measure of segment profitability and evaluates total assets for financial position. Interest income is not reported by segment and is not material. The Company’s deferred tax assets are netted with deferred tax liabilities for reporting purposes.

The consolidated financial statements report operating revenues which are comprised of the energy-related and regulated segments. Revenues from non-reportable and nonregulated segments are included in Other Income. Therefore the adjustments to total operating revenues remove revenues from non-reportable segments. Adjustments to Income Available to Common Shareholders consist of SCE&G’s unallocated income available to common shareholders of SCANA Corporation.

Segment Assets include utility plant, net for SCE&G’s Electric Operations and Gas Distribution, and all assets for PSNC Energy and the remaining segments. As a result, adjustments to assets include non-utility plant and non-fixed assets for SCE&G.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Adjustments to Interest Expense, Income Tax Expense, Expenditures for Assets and Deferred Tax Assets include primarily the totals from SCANA or SCE&G that are not allocated to the segments. Interest Expense is also adjusted to eliminate charges between affiliates. Adjustments to Depreciation and Amortization consist of non-reportable segment expenses, which are not included in the depreciation and amortization reported on a consolidated basis. Expenditures for Assets are adjusted for AFC and revisions to estimated cash flows related to asset retirement obligations. Deferred Tax Assets are adjusted to net them against deferred tax liabilities on a consolidated basis.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual
2010 Millions of dollars, except per share amounts
Total operating revenues	$1,428	$939	$1,088	$1,146	$4,601
Operating income	230	137	196	205	768
Income available to common shareholders	127	54	101	94	376
Basic earnings per share	1.02	.43	.80	.74	2.99
Diluted earnings per share	1.02	.43	.79	.74	2.98

2009 Millions of dollars, except per share amounts
Total operating revenues	$1,343	$878	$921	$1,095	$4,237
Operating income	223	125	175	176	699
Income available to common shareholders	114	55	103	76	348
Basic earnings per share	.94	.45	.84	.62	2.85
Diluted earnings per share	.94	.45	.84	.62	2.85

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of SCANA is responsible for establishing and maintaining adequate internal control over financial reporting. SCANA’s internal control system was designed by or under the supervision of SCANA’s management, including the CEO and CFO, to provide reasonable assurance to SCANA’s management and board of directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, the effectiveness of the internal control over financial reporting may deteriorate in future periods due to either changes in conditions or declining levels of compliance with policies or procedures.

SCANA’s management assessed the effectiveness of SCANA’s internal control over financial reporting as of December 31, 2010. In making this assessment, SCANA used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on this assessment, SCANA’s management believes that, as of December 31, 2010, internal control over financial reporting is effective based on those criteria.

SCANA’s independent registered public accounting firm has issued an attestation report on SCANA’s internal control over financial reporting. This report follows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

SCANA Corporation

Cayce, South Carolina

We have audited the internal control over financial reporting of SCANA Corporation and subsidiaries (the “Company”) as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2010 of the Company and our report dated March 1, 2011 expressed an unqualified opinion on those financial statements.

Charlotte, North Carolina

March 1, 2011

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

COMMON STOCK INFORMATION

Price Range (NYSE Composite Listing):

	2010				2009
	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
High	$41.97	$40.82	$39.99	$38.17	$38.64	$36.39	$32.70	$36.89
Low	$40.03	$35.23	$34.73	$34.23	$33.59	$31.68	$28.21	$26.01

SCANA common stock trades on the NYSE, using the ticker symbol SCG. Newspaper stock listings use the name SCANA. At February 20, 2011 there were 127,875,625 shares of SCANA common stock outstanding which were held by approximately 30,106 shareholders of record.

On February 18, 2011, the closing price of SCANA common stock on the NYSE was $40.43.

DIVIDENDS PER SHARE

SCANA declared quarterly dividends on its common stock of $.475 per share in 2010 and $.47 per share in 2009.

For a discussion of provisions that could limit the payment of cash dividends, see Financing Limits and Related Matters in Management’s Discussion and Analysis of Financial Condition and Results of Operations under Liquidity and Capital Resources and Note 3 to the consolidated financial statements.

PERFORMANCE GRAPH

The line graphs that follow compare the cumulative TSR on our common stock over five and three year periods, assuming reinvestment of dividends, with the S&P Utilities Index, the S&P 500 Index and a group of peer utility industry issuers. We include the peer group index in the performance graphs because we measure our TSR against this peer group index to determine whether certain performance share goals under the Long–Term Equity Compensation Plan have been met. The returns for each issuer in the peer group are weighted according to the respective issuer’s stock market capitalization at the beginning of each period.

The companies in the 2010 peer group index are listed in “Compensation Discussion and Analysis—Long–Term Equity Compensation Plan—Performance Criteria for the 2008–2010 Performance Share Awards and Earned Awards for the 2008-2010 Performance Period” on page 32.

We periodically review and update our peer groups, which are provided to us by our compensation consultant, and the peer groups may differ from one period to the next because certain companies may no longer meet the compensation consultant’s requirements for inclusion (for example a change in revenues may cause a company to no longer qualify for inclusion). In addition, we may also request that our compensation consultant include or exclude a particular company if we have information that such a change would be appropriate.

The information set forth in this Performance Graph Section shall not be deemed to be filed with the SEC or incorporated by reference into any of our filings under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless specifically incorporated by reference therein.

Comparison of 5-year Cumulative Total Shareholder Return

December 31, 2005 through December 31, 2010

Comparison of 3-year Cumulative Total Shareholder Return

December 31, 2007 through December 31, 2010

EXECUTIVE OFFICERS OF SCANA CORPORATION

The executive officers are elected at the annual meeting of the Board of Directors, held immediately after the annual meeting of shareholders, and hold office until the next such annual meeting, unless (1) a resignation is submitted, (2) the Board of Directors shall otherwise determine or (3) as provided in the By-laws of SCANA. Positions held are for SCANA and all subsidiaries unless otherwise indicated.

Name	Age	Positions Held During Past Five Years	Dates
William B. Timmerman	64	Chairman of the Board and Chief Executive Officer President	*-present *-2011

Jimmy E. Addison	50	Senior Vice President and Chief Financial Officer Vice President — Finance	2006-present *-2006

Jeffrey B. Archie	53	Senior Vice President and Chief Nuclear Officer Senior Vice President — Nuclear Operations Vice President of Nuclear Plant Operations	2010-present 2009-2010 *-2009

George J. Bullwinkel	62	President and Chief Operating Officer — SEMI, SCI and ServiceCare	*-present

Sarena D. Burch	53

Senior Vice President — Fuel Procurement and Asset Management — SCE&G and PSNC Energy

Senior Vice President — Fuel Procurement and Asset Management — South Carolina Pipeline Corporation, predecessor to CGT

			*-present *-2006

Stephen A. Byrne	51

Executive Vice President — Generation and Transmission and Chief

Operating Officer—SCE&G

Executive Vice President — Generation, Nuclear and Fossil Hydro — SCE&G

Senior Vice President — Generation, Nuclear and Fossil Hydro — SCE&G

			2011-present 2009-2011 *-2009

Paul V. Fant	57	President and Chief Operating Officer — CGT Senior Vice President — SCANA Senior Vice President — Transmission Services — SCE&G	*-present 2008-present *-2007

Ronald T. Lindsay	60

Senior Vice President, General Counsel and Assistant Secretary

Executive Vice President, General Counsel and Secretary of Bowater Incorporated, Greenville, South Carolina

Senior Vice President, General Counsel and Secretary of

Bowater Incorporated

			2009-present 2006-2008 *-2006

Kevin B. Marsh	55	President and Chief Operating Officer President — SCE&G Chief Operating Officer — SCE&G Senior Vice President and Chief Financial Officer	2011-present 2006-present 2006-2011 *-2006

Charles B. McFadden	66	Senior Vice President — Governmental Affairs and Economic Development — SCANA Services	*-present

*	Indicates position held at least since March 1, 2006.

On January 7, 2011 William B. Timmerman announced his retirement as Chairman of the Board and Chief Executive Officer effective November 30, 2011. The Board of Directors has elected Kevin B. Marsh to assume these positions effective upon Mr. Timmerman’s retirement.

Director biographical information can be found at pages 7-9 of the Proxy Statement.

CERTIFICATIONS

Following the 2010 Annual Meeting, SCANA submitted to the NYSE the certification of the Chief Executive Officer required by Section 303A.12(a) of the NYSE Listed Company Manual. On March 1, 2011, SCANA filed with the SEC its Form 10-K which included, as Exhibits 31.01 and 31.02, the required Principal Executive Officer and Principal Financial Officer Sarbanes Oxley Section 302 Certifications.

SCANA Corporation

220 Operation Way

Cayce, SC 29033

www.scana.com

Printed on Recycled Paper

ADMISSION TICKET

SCANA CORPORATION Annual Meeting of Shareholders April 21, 2011 8:00 A.M. Refreshments 9:00 A.M. Meeting Begins Leaside 100 East Exchange Place Columbia, SC 29209

(DETACH)	(DETACH)

Voting Instructions for All Proposals

To vote for all nominees, mark the “For All Nominees” box. To withhold voting for all nominees, mark the “Withhold Authority For All Nominees” box. To withhold voting for a particular nominee, mark the “For All Nominees Except” box and enter the number(s) corresponding with the exception(s) in the space provided. Your shares will be voted for the remaining nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AS DIRECTORS AND “FOR” PROPOSALS 2, 3, 4, 5 and a vote of THREE years on Proposal 6.

1. (A) Election of Class III Nominees – Term Expires 2014
01 –Bill L. Amick	03 – D. Maybank Hagood
02 – Sharon A. Decker	04 – William B. Timmerman
(B) Election of Class II Nominee – Term Expires 2013
05 –Kevin B. Marsh

2.	Approval of Amendment to Director Compensation and Deferral Plan

3.	Approval of Amendment to Articles of Incorporation to increase authorized shares from 150,000,000 to 200,000,000

4.	Approval of Appointment of Independent Registered Public Accounting Firm

5.	Advisory (non-binding) vote on executive compensation

6.	Advisory (non-binding) vote on frequency of executive compensation vote

02071600

(DETACH)	(DETACH)

Acct:

To vote, mark an ‘X’ in the appropriate box.

SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AS SET FORTH BELOW.

1.	For ALL Nominees ☐
Withhold Authority for All Nominees ☐
For ALL NOMINEES EXCEPT the following: ☐
Write number(s) of nominee(s)

2.	For ☐ Against ☐ Abstain ☐

3.	For ☐ Against ☐ Abstain ☐

4. For  ☐                   Against  ☐             Abstain  ☐

5.	For ☐ Against ☐ Abstain ☐

6.	1 yr ☐ 2 yrs ☐ 3 yrs ☐ Abstain ☐

IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES AS DIRECTORS, “FOR” PROPOSALS 2, 3, 4, AND 5, AND FOR A VOTE OF THREE YEARS ON PROPOSAL 6.

Dated	, 2011

Sign Here	X

X

Sign exactly as your name(s) appears on this card.

PLEASE NOTE: AUDIO OR VISUAL RECORDING, AND RELATED EQUIPMENT, IS STRICTLY PROHIBITED WITHOUT THE PRIOR

                        WRITTEN APPROVAL OF THE COMPANY.

DIRECTIONS TO LEASIDE

-From I-77 North take Exit 9A and turn right at traffic light onto Garners Ferry Road.

-From I-77 South take Exit 9A and turn right at traffic light onto Garners Ferry Road.

-East Exchange Place is the first right turn off Garners Ferry Road immediately past Jim Hudson Automotive Co.

-Follow East Exchange Place to Leaside at the end of the street. The parking lot is located in front of the building.

INSTRUCTIONS FOR VOTING YOUR PROXY

SCANA offers shareholders three methods of voting this proxy:

—	By Telephone (using a touch-tone telephone)

—	By Internet

—	By Mail (using the attached proxy card and postage-paid envelope)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING

Available until 5:00 p.m. Eastern Daylight Time on April 20, 2011

—	This method of voting is available for residents of the U.S. and Canada

—	Using a touch-tone telephone, call TOLL FREE 1-866-586-3114, 24 hours a day, 7 days a week

—	In order to vote by telephone, have the voting form in hand, call the number above and follow the instructions

—	Your vote will be confirmed and cast as you directed

INTERNET VOTING

Available until 5:00 p.m. Eastern Daylight Time on April 20, 2011

—	Visit the Internet voting website at

http://www.proxypush.com/scg

—	In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions

—	Your vote will be confirmed and cast as you directed

—	You will incur only your usual internet charges

VOTING BY MAIL

—	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

—	If you are voting by telephone or through the internet, please do not return your proxy card

SCANA CORPORATION

Annual Meeting of Shareholders

April 21, 2011

FORM OF PROXY

SCANA CORPORATION

Proxy Solicited on Behalf of

Board of Directors

The undersigned hereby appoints W.B. Timmerman and J.E. Addison, or either of them, as proxies with full power of substitution, to vote all shares of SCANA Corporation common stock in the undersigned’s name on the books of the Company, at the Annual Meeting of Shareholders on April 21, 2011, and at any adjournment thereof, as instructed on the reverse hereof and in their discretion upon all other matters which may properly be presented for consideration at said meeting.

Please vote your proxy today, using one of the three convenient voting methods.

ADMISSION TICKET

SCANA CORPORATION Annual Meeting of Shareholders April 21, 2011 8:00 A.M. Refreshments 9:00 A.M. Meeting Begins Leaside 100 East Exchange Place Columbia, SC 29209

(DETACH)	(DETACH)

Voting Instructions for All Proposals

To vote for all nominees, mark the “For All Nominees” box. To withhold voting for all nominees, mark the “Withhold Authority For All Nominees” box. To withhold voting for a particular nominee, mark the “For All Nominees Except” box and enter the number(s) corresponding with the exception(s) in the space provided. Your shares will be voted for the remaining nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AS DIRECTORS AND “FOR” PROPOSALS 2, 3, 4, 5 and a vote of THREE years on Proposal 6.

1. (A) Election of Class III Nominees – Term Expires 2014
01 – Bill L. Amick	03 – D. Maybank Hagood
02 – Sharon A. Decker	04 – William B. Timmerman
(B) Election of Class II Nominee – Term Expires 2013
05 – Kevin B. Marsh

2.	Approval of Amendment to Director Compensation and Deferral Plan

3.	Approval of Amendment to Articles of Incorporation to increase authorized shares from 150,000,000 to 200,000,000

4.	Approval of Appointment of Independent Registered Public Accounting Firm

5.	Advisory (non-binding) vote on executive compensation

6.	Advisory (non-binding) vote on frequency of executive compensation vote

02071600

(DETACH)	(DETACH)

Acct:

To vote, mark an ‘X’ in the appropriate box.

SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AS SET FORTH BELOW.

1. For ALL Nominees ☐ Withhold Authority for All Nominees ☐
For ALL NOMINEES EXCEPT the following: ☐
Write number(s) of nominee(s)

2.	For ☐	Against ☐	Abstain ☐

3.	For ☐	Against ☐	Abstain ☐

4.	For ☐	Against ☐	Abstain ☐

5.	For ☐	Against ☐	Abstain ☐

6.	1 yr ☐ 2 yrs ☐	3 yrs ☐	Abstain ☐

IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES AS DIRECTORS, “FOR” PROPOSALS 2, 3, 4, AND 5, AND FOR A VOTE OF THREE YEARS ON PROPOSAL 6.

Dated                                                  , 2011

Sign Here X

Sign exactly as your name appears on this card.

PLEASE NOTE: AUDIO OR VISUAL RECORDING, AND RELATED EQUIPMENT, IS STRICTLY PROHIBITED WITHOUT THE PRIOR

                        WRITTEN APPROVAL OF THE COMPANY.

DIRECTIONS TO LEASIDE

-From I-77 North take Exit 9A and turn right at traffic light onto Garners Ferry Road.

-From I-77 South take Exit 9A and turn right at traffic light onto Garners Ferry Road.

-East Exchange Place is the first right turn off Garners Ferry Road immediately past Jim Hudson Automotive Co.

-Follow East Exchange Place to Leaside at the end of the street. The parking lot is located in front of the building.

INSTRUCTIONS FOR VOTING YOUR PROXY

SCANA offers shareholders three methods of voting this proxy:

—	By Telephone (using a touch-tone telephone)

—	By Internet

—	By Mail (using the attached proxy card and postage-paid envelope)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING

Available until 5:00 p.m. Eastern Daylight Time on April 19, 2011

—	This method of voting is available for residents of the U.S. and Canada

—	Using a touch-tone telephone, call TOLL FREE 1-866-586-3114, 24 hours a day, 7 days a week

—	In order to vote by telephone, have the voting form in hand, call the number above and follow the instructions

—	Your vote will be confirmed and cast as you directed

INTERNET VOTING

Available until 5:00 p.m. Eastern Daylight Time on April 19, 2011

—	Visit the Internet voting website at

http://www.proxypush.com/scg

—	In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions

—	Your vote will be confirmed and cast as you directed

—	You will incur only your usual internet charges

VOTING BY MAIL

—	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

—	If you are voting by telephone or through the internet, please do not return your proxy card

SCANA CORPORATION

Annual Meeting of Shareholders

April 21, 2011

FORM OF PROXY

SCANA CORPORATION

Proxy Solicited on Behalf of

Board of Directors

The undersigned hereby appoints W.B. Timmerman and J.E. Addison, or either of them, as proxies with full power of substitution, to vote all shares of SCANA Corporation common stock in the undersigned’s name on the books of the Company, at the Annual Meeting of Shareholders on April 21, 2011, and at any adjournment thereof, as instructed on the reverse hereof and in their discretion upon all other matters which may properly be presented for consideration at said meeting.

Please vote your proxy today, using one of the three convenient voting methods.